Exhibit 2.1

Certain identified information has been omitted from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Such omissions are denoted by brackets with an asterisk.

STOCK PURCHASE AGREEMENT

by and between

FAT BRANDS INC.,

LS GFG HOLDINGS INC.,

and

LS GLOBAL FRANCHISE L.P.

DATED AS OF JUNE 26, 2021

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5.9	Real Property	26
5.10	Ownership and Sufficiency of Assets	28
5.11	Condition	28
5.12	Intellectual Property	28
5.13	Accounts Receivable; Accounts Payable	33
5.14	Customer Programs; Suppliers	34
5.15	Insurance	34
5.16	Legal Proceedings; Governmental Orders	35
5.17	Compliance With Laws; Permits	35
5.18	Environmental Matters	36
5.19	Employee Benefit Matters	39
5.20	Employment Matters	41
5.21	Taxes	43
5.22	Certain Payments	46
5.23	Data Privacy and Security	47
5.24	Transactions with Related Persons	48
5.25	Brokers	48
5.26	Franchise Matters	49
5.27	Food Safety Matters	52
5.28	Inventory	53
5.29	Corporate Names; Discontinued Operations; Business Locations	53
5.30	Dataroom; Documents; Certificates	53
5.31	Disclaimer of Certain Representations and Warranties	54

ARTICLE 6 Representations and warranties of buyer		54

6.1	Organization	54
6.2	Authority; Binding	54
6.3	No Conflicts; Consents	54
6.4	Legal Proceedings	55
6.5	Brokers	55
6.6	Buyer Shares	55
6.7	Securities Laws	55
6.8	No Other Representations and Warranties	56
6.9	Independent Investigation and Non-Reliance	56

ARTICLE 7 Pre-Closing Covenants		57

7.1	Conduct of Business Prior to the Closing	57
7.2	Access to Information	58
7.3	No Solicitation of Other Bids	59
7.4	Approvals and Consents	59
7.5	Cooperation with Financing	61
7.6	Closing Conditions	62
7.7	Non-Retained Employees	62
7.8	Benefit Plans	62
7.9	Insurance	62

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7.10	[*]	62
7.11	Registration Statement	62
7.12	Lock-Up Period	65
7.13	Required Business Financial Statements	66

ARTICLE 8 Post-Closing Covenants		66

8.1	Confidentiality	66
8.2	Non-solicitation	67
8.3	Litigation Support	68
8.4	Franchisees, Customers, and other Business Relationships	68
8.5	Indemnification	68
8.6	Securities Matters	69
8.7	Release of PPP Escrow Amount	69
8.8	Specified Sale Agreements	70

ARTICLE 9 Tax matters		70

9.1	Cooperation and Exchange of Information	70
9.2	Transfer Taxes	71
9.3	Tax Returns	71
9.4	Termination of Tax Sharing Agreements	71
9.5	Straddle Periods	71

ARTICLE 10 Conditions to closing		71

10.1	Conditions to Obligations of all Parties	71
10.2	Conditions to Obligations of Buyer	72
10.3	Conditions to Obligations of the Group Companies and Seller	73

ARTICLE 11 Indemnification		74

11.1	Survival	74
11.2	Indemnification by Seller	74
11.3	Indemnification by Buyer	75
11.4	Certain Limitations	75
11.5	Indemnification Procedures	76
11.6	Separate Bases for Claim	78
11.7	Materiality	78
11.8	Effect of Investigation and Waiver	79
11.9	Tax Treatment of Indemnification Payments	79
11.10	Payments	79
11.11	No Contribution	79
11.12	Exclusive Remedies	79

ARTICLE 12 Termination		79

12.1	Termination	79

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12.2	Reverse Termination Fee	81
12.3	Effect of Termination	81

ARTICLE 13 Miscellaneous		82

13.1	Press Releases and Communications	82
13.2	Expenses	82
13.3	Notices	82
13.4	Construction	83
13.5	Severability	85
13.6	Entire Agreement	85
13.7	Confidentiality Agreement	85
13.8	Successors and Assigns	85
13.9	No Third Party Beneficiaries	86
13.10	No Recourse Against Non-Parties	86
13.11	Amendment and Modification; Waiver	86
13.12	Governing Law	87
13.13	Arbitration	87
13.14	Jurisdiction; Venue	89
13.15	Attorneys’ Fees	89
13.16	Enforcement of Agreement	89
13.17	Further Assurances	89
13.18	Counterparts; Effectiveness	90
13.19	Provision Respecting Legal Representations	90

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STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of June 26, 2021, is entered into by and among FAT Brands Inc., a Delaware corporation (“Buyer”), LS GFG Holdings Inc., a Delaware corporation (the “Company”), and LS Global Franchise L.P., a Delaware limited partnership and the sole stockholder of the Company (“Seller”).

RECITALS

WHEREAS, the authorized capital stock of the Company consists of 5,000 shares of common stock, par value $0.0001 per share (the “Common Stock”);

WHEREAS, Seller owns 1,000 shares of the Common Stock, which constitutes all of the issued and outstanding shares of the capital stock of the Company (the “Shares”);

WHEREAS, on the terms and subject to the conditions set forth herein, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Shares (the “Purchased Shares”);

WHEREAS, concurrently with the execution and delivery of this Agreement, each of the Owners, as direct or indirect owner of Seller, are entering into an owners agreement in the form of Exhibit A hereto;

NOW, THEREFORE, in consideration of the mutual covenants, agreements and obligations hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows (Annex A hereto contains definitions of certain initially capitalized terms used in this Agreement):

AGREEMENT

ARTICLE 1
Purchase and sale

1.1 Purchase and Sale of Purchased Shares. On the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, transfer and deliver the Purchased Shares to Buyer, and Buyer shall purchase the Purchased Shares from Seller, free and clear of all Encumbrances, other than Permitted Equity Encumbrances.

1.2 Purchase Price. The aggregate consideration for the Purchased Shares shall be Four Hundred Forty-Two Million and Five Hundred Thousand Dollars ($442,500,000) (the “Base Purchase Price”, and as the same may be adjusted as hereafter provided, the “Purchase Price”), shall be payable as follows (subject to adjustment as hereinafter provided):

(a) Cash in an amount equal to the Base Purchase Price minus the Aggregate Buyer Share Payment Amount (the “Cash Consideration”);

(b) That number of newly-issued shares of 8-1/4% Series B Cumulative Preferred Stock of Buyer (such number, the “Buyer Preferred Shares”) equal to (i) Sixty-Seven Million and Five Hundred Thousand Dollars ($67,500,000) divided by (ii) the VWAP for the ten (10) Trading Day period ending on the day prior to the day that the Transactions are publicly announced; provided that the number of Buyer Preferred Shares issuable pursuant to this Section 1.2(b) shall be rounded down to the nearest whole number of Buyer Preferred Shares, and, in lieu of any fractional Buyer Preferred Shares to which Seller would otherwise be entitled, Seller shall instead receive such amount as a portion of the Cash Consideration to which Seller is entitled; it being acknowledged and agreed by the parties that based on the foregoing the number of Buyer Preferred Shares is 3,089,245; and

(c) That number of newly-issued shares of common stock, par value $0.0001 per share, of Buyer (such number, the “Buyer Common Shares” and, together with the Buyer Preferred Shares, the “Buyer Shares”) equal to (i) Twenty Five Million Dollars ($25,000,000) divided by (ii) the VWAP for the ten (10) Trading Day period ending on the day prior to the day that the Transactions are publicly announced; provided that the number of Buyer Common Shares issuable pursuant to this Section 1.2(c) shall be rounded down to the nearest whole number of Buyer Common Shares, and, in lieu of any fractional Buyer Common Shares to which Seller would otherwise be entitled, Seller shall instead receive such amount as a portion of the Cash Consideration to which Seller is entitled; it being acknowledged and agreed by the parties that based on the foregoing the number of Buyer Common Shares is 1,964,865; and provided further that the number and class of Buyer Common Shares shall be subject to adjustment as provided in Section 7.10(b) or (c), as applicable.

(d) A proportion of each Purchased Share equal to the quotient of (i) the aggregate value of the Buyer Preferred Shares and the Buyer Common Shares divided by (ii) the total value of consideration payable by Buyer under this Agreement shall be disposed of for consideration consisting of the Buyer Preferred Shares and the Buyer Common Shares, and the remaining proportion of each Purchased Share shall be disposed of for the balance of the consideration payable under this Agreement.

1.3 Escrow. At or prior to Closing, Buyer, Seller and the Escrow Agent shall enter into an Escrow Agreement in the form of Exhibit B attached hereto (the “Escrow Agreement”). The Escrow Agreement will provide for the deposit of $500,000 (the “Adjustment Escrow Amount”) by Buyer at the Closing in an account (the “Adjustment Escrow Fund”) with Bank of America, N.A. (the “Escrow Agent”) as security for Seller’s obligations with respect to any post-closing purchase price adjustment made pursuant to ARTICLE 3.

1.4 PPP Escrow. At or prior to Closing, Seller shall cause HDOS Franchise Brands, LLC (the “PPP Borrower”) and BMO Harris Bank National Association (the “PPP Escrow Agent”) to enter into and deliver a PPP Escrow Agreement in form and substance reasonably satisfactory to Buyer (the “PPP Escrow Agreement”). The PPP Escrow Agreement will provide for the deposit of the principal plus accrued interest (plus any prepayment and similar fees) under the PPP Loan through the date of the Closing (together, the “PPP Escrow Amount”) by Buyer at the Closing in an account with the PPP Escrow Agent. Notwithstanding anything in this Agreement to the contrary, if, prior to the Closing, Seller delivers to Buyer evidence reasonably satisfactory to Buyer that the full amount of the PPP Loan has been forgiven prior to the Closing (the “Pre-Closing Forgiveness Condition”), then the PPP Escrow Agreement shall not be required.

ARTICLE 2
Closing

2.1 Closing. The consummation of the purchase and sale of the Purchased Shares pursuant to Article 1 (the “Closing”) shall be held virtually (via the exchange of executed documents and other deliverables by PDF or other means of electronic delivery) rather than in-person, on the date that is the later of (x) three (3) Business Days following the satisfaction or waiver of all of the conditions set forth in Article 10 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or (y) twenty-one (21) days after the date hereof, or by such other means or at such other place, time and date as Buyer and Seller may agree. All documents delivered and actions taken at the Closing shall be deemed to have been delivered or taken simultaneously, and no such delivery or action shall be considered effective or complete unless or until all other such deliveries or actions are completed or waived in writing by the party against whom such waiver is sought to be enforced. The date on which the Closing is actually held is referred to herein as the “Closing Date.” Subject to the provisions of Article 12, the failure to consummate the Closing on the date and time determined pursuant to this Section 2.1 shall not result in the termination of this Agreement and shall not relieve any party of any obligation under this Agreement. The Closing shall be deemed to be effective at 12:01 a.m. Pacific Time on the Closing Date (the “Effective Time”) for all purposes, except as may otherwise be expressly provided herein.

2.2 Seller Closing Deliverables. At or prior to the Closing, Seller shall deliver to Buyer:

(a) the certificate(s) evidencing the Purchased Shares owned by Seller, free and clear of all Encumbrances, other than the Permitted Equity Encumbrances, and stock powers, in form and substance reasonably satisfactory to Buyer, duly executed by Seller to transfer the Purchased Shares to Buyer;

(b) a duly completed and executed IRS Form W-9, in form and substance reasonably satisfactory to Buyer, from Seller;

(c) the Escrow Agreement, duly executed by Seller;

(d) the PPP Escrow Agreement, duly executed by the PPP Borrower and the PPP Escrow Agent, provided that the foregoing shall not be required if the Pre-Closing Forgiveness Condition has been satisfied;

(e) (i) written approval from the PPP Lender for the Transactions and any ancillary agreements contemplated hereby (which approval is in form and substance satisfactory to Buyer), and (ii) evidence of the filing of the PPP Loan Forgiveness Application (including all required supporting documentation) with the PPP Lender, which PPP Loan Forgiveness Application shall include a request to treat all information as confidential, in each case, provided that the foregoing shall not be required if the Pre-Closing Forgiveness Condition has been satisfied;

(f) each Guaranty contemplated by the Owners Agreement in the form attached as Exhibit A to the Owners Agreement, duly executed under seal by each of the Owners, together with such Owner’s original signature pages thereto, and such other agreements as may be required to be delivered pursuant to the Owners Agreement;

(g) the Put/Call Agreement in the form attached as Exhibit C (the “Put/Call Agreement”), duly executed by Seller;

(h) an agreement, in the form prepared by Buyer, pursuant to which Seller agrees to (and to cause each Permitted Transferee and any other Person to whom Buyer Preferred Shares have been transferred in a private sale) consent to and vote the Buyer Preferred Shares in favor of an amendment to Buyer’s certificate of incorporation to increase the number of authorized shares of preferred stock from 5,000,000 shares to 15,000,000 shares; and

(i) such other documents, certificates and instruments as Buyer reasonably requests and are reasonably necessary to consummate the Transactions.

2.3 Company Closing Deliverables. At or prior to the Closing (or by such other date, if any, as indicated in the applicable subsection below), the Company shall deliver to Buyer the following:

(a) resignations of the directors and officers of the Company, except as Buyer may otherwise specify;

(b) a certificate, dated the Closing Date and signed by a duly authorized officer of Company, that each of the conditions set forth in Section 10.2 has been satisfied;

(c) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying (i) that attached thereto are true and complete of copies of the Governing Documents of the Company, duly executed by the parties thereto; (ii) that attached thereto are true and complete copies of all resolutions adopted by the board of directors or managers (or equivalent governing body) of the Company authorizing the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the Transactions; (iii) that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transactions, and (iv) the names and signatures of the officers of the Company authorized to sign this Agreement and the Transaction Documents;

(d) the certificate of formation and good standing certificate of the Company, duly certified as of a recent date by the Secretary of State of the State of Delaware;

(e) a certificate, dated the Closing Date and signed by a duly authorized officer of Company, stating that the Related Party Transactions and Relationships (other than those (if any) set forth in Schedule 2.3(e)) have been terminated and no Group Company has any residual Liability with respect thereto;

(f) at least five (5) Business Days prior to the Closing, a schedule of all the Indebtedness as of the Closing, Payoff Letters from the holders of such Indebtedness, and a properly executed IRS Form W-9 from each holder of such Indebtedness;

(g) at least five (5) Business Days prior to the Closing, (i) a final invoice from each Person to whom Group Company Transaction Expenses are owed, along with instructions from such Person for paying such amounts, and a properly executed IRS Form W-9 from each such Person, and (ii) an agreement by such Person that the Contract pursuant to which the Group Company Transaction Expenses are owed as set forth in the final invoice shall be deemed terminated upon payment of such Group Company Transaction Expenses at Closing and that such Person thereupon releases each Group Company from any and all claims under such Contract; all in a form and substance reasonably satisfactory to Buyer;

(h) a certificate, dated the Closing Date and signed by a duly authorized officer of Company, stating that (A) assuming the payoff of all Indebtedness in accordance with the Payoff Letters delivered pursuant to Section 2.3(f), no Group Company will have any Indebtedness and the assets of each Group Company will be free and clear of all Encumbrances at the Closing other than Permitted Encumbrances and (B) assuming the payment of the Group Company Transaction Expenses in accordance with the invoices delivered pursuant to Section 2.3(g), there will be no Group Company Transaction Expenses;

(i) such certificates and documents as may be necessary or appropriate to change the authorized signatories on all bank accounts and safe deposit boxes maintained by or in the name of any Group Company;

(j) the original minute and stock books of each Group Company;

(k) a digital copy and one or more CDs or USBs, in PC-readable format, that contain working Adobe or other (i.e., Microsoft Office) portable document format files (which shall be permanent and accessible, without the need for any password, with readily and commercially available software) containing, in electronic format, the true and correct contents of the Dataroom as of the date hereof and as of the Closing Date; and

(l) such other documents, certificates and instruments as Buyer reasonably requests and are reasonably necessary to consummate the Transactions.

2.4 Buyer Closing Deliverables. At or prior to the Closing, Buyer shall:

(a) deliver the Escrow Agreement to Seller, duly executed by Buyer and the Escrow Agent;

(b) deposit the Adjustment Escrow Amount with the Escrow Agent;

(c) deposit the PPP Escrow Amount with the PPP Escrow Agent, provided that the foregoing shall not be required if the Pre-Closing Forgiveness Condition has been satisfied;

(d) pay on behalf of the Company the Closing Indebtedness set forth on Schedule 2.4(d) to the applicable Persons, in the amounts and by wire transfer to the accounts set forth in the Payoff Letters delivered pursuant to Section 2.3(f);

(e) pay on behalf of the Company the Group Company Transaction Expenses to the applicable Persons, in the amounts and by wire transfer to the accounts set forth in the invoices delivered pursuant to Section 2.3(g); provided, however, that in the case of Group Company Transaction Expenses owed to employees of any Group Company (other than the Profits Interests Amounts), Buyer shall contribute such amounts to the Company and cause the Company to pay such amounts (less applicable withholding) to the applicable employees as soon as practicable following the Closing;

(f) pay to Seller an amount equal to (w) the Cash Consideration, (x) minus the Adjustment Escrow Amount, (y) minus the PPP Escrow Amount (unless the Pre-Closing Forgiveness Condition has been satisfied) and (z) plus the Estimated Adjustment Amount (if positive) or minus the Estimated Adjustment Amount (if negative);

(g) deliver to Seller the Put/Call Agreement, duly executed by Buyer; and

(h) issue and deliver to Seller the Buyer Shares.

2.5 Manner of Payment. All cash amounts payable by Buyer to Seller pursuant to any provision hereof shall be payable in accordance with the wire instructions provided by Seller to Buyer no less than three (3) Business Days prior to the date that payment is due. All cash amounts payable by Seller to Buyer pursuant to any provision hereof shall be payable in accordance with such wire instructions as is provided by Buyer to Seller no less than three (3) Business Days prior to the date that payment is due.

2.6 Withholding. Buyer shall be entitled to deduct and withhold from the consideration or other amounts otherwise payable pursuant to this Agreement to any Person such amounts as Buyer may be required to deduct and withhold with respect to such payment under applicable Law; provided that, except with respect to any failure to deliver an IRS Form W-9 as provided in Section 2.2(b) or with respect to any compensatory payments payable in connection with the transactions contemplated by this Agreement, at least three (3) Business Days prior to the making of such deduction and withholding, Buyer shall provide Seller written notice of the amounts subject to withholding and Buyer shall reasonably cooperate with Seller to reduce or eliminate any such deduction and withholding. To the extent that amounts are so withheld by Buyer, and timely and properly remitted to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the appropriate recipient in respect of which such deduction and withholding was made by Buyer.

ARTICLE 3
Payment Adjustments

3.1 Definitions. As used herein:

(a) “Accounting Principles” means GAAP and, to the extent not inconsistent with GAAP, using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end. With respect to (a) any calculation of Working Capital, “consistently applied” means that no change in accounting principles shall be made from those used in the preparation of the Year-End Balance Sheet and Schedule 3.1, including with respect to the nature of accounts, level of reserves or level of accruals, and (b) all other cases, “consistently applied” means that no change in accounting principles shall be made from those used by the Company in its past practices during all relevant periods. For purposes of the preceding sentence, “changes in accounting principles” includes all changes in accounting principles, policies, practices, procedures, classifications, conventions, categories, definitions, principles, judgments, assumptions, techniques or estimation methods with respect to financial statements, their classification, judgments or presentation or otherwise.

(b) “Closing Group Company Transaction Expenses” means Group Company Transaction Expenses that remain unpaid as of immediately prior to the Closing (but inclusive of all amounts that will or may become due at or following the Closing wholly or partially by reason of the Transactions).

(c) “Closing Indebtedness” means all Indebtedness as of immediately prior to the Closing (but inclusive of all prepayment premiums, penalties and similar contractual charges that will arise as a result of the discharge of such Indebtedness at Closing), determined on a consolidated basis.

(d) “Closing Working Capital” means the Working Capital as of the Effective Time (but disregarding any changes as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence of the Transactions.).

(e) “Group Company Transaction Expenses” means the aggregate amount of (i) all fees and expenses incurred by any Group Company or Seller (or direct or indirect owner thereof) in connection with the negotiation, preparation, execution and performance of this Agreement and the Transaction Documents, and the Transactions, including all legal, financial advisory, accounting, consulting and other fees and expenses and any broker’s or finder’s fees, (ii) all amounts (plus any Taxes required to be paid by any Group Company with respect thereto (including without limitation any withholding Taxes) and plus any increase in workers’ compensation premiums as a result of such payments) payable by any Group Company, whether immediately or in the future, under any “change of control,” retention, termination, compensation, severance (other than as set forth in the following clause (iii)) or other arrangements by reason of (either alone or in conjunction with any other event, such as termination or continuation of employment) the consummation of the Transactions or any Transaction Document (including such amounts payable to any employee of any Group Company at the election of such employee pursuant to any such arrangements), (iii) with respect to the termination of the Non-Retained Employees in accordance with Section 7.7, severance benefits not to exceed $1,000,000 in the aggregate (the “Severance Amount”) related to such Non-Retained Employees (provided, that Buyer will only be liable for severance benefits owed to the Non-Retained Employees in excess of the Severance Amount to the extent that such severance payments are required to be made pursuant to severance agreements set forth on Schedule 3.1(e)), (iv) 50% of the fees due for services provided by the Escrow Agent under the Escrow Agreement, (v) 50% of the fees payable in connection with any required filing under the HSR Act, (vi) all costs, fees, expenses and premiums payable in connection with any Tail Policy, (vii) 50% of the fees due for services provided by D&P in connection with the Transactions, (viii) 100% of the applicable fees and costs payable pursuant to the PPP Escrow Agreement (if applicable) and (ix) any other fees, costs, expenses or payments resulting from the change of control of any Group Company or otherwise payable in connection with receipt of any consent or approval in connection with the Transactions. For the avoidance of doubt, in no event will an item be considered both a Group Company Transaction Expense and either Indebtedness or Working Capital.

(f) “Income Tax Liability Accrual” means an amount equal to the aggregate liability for unpaid cash income Tax liabilities of the Group Companies that are first due to be paid after the Closing Date for Pre-Closing Tax Periods in jurisdictions where the Group Companies filed a Tax Return for the last Tax period for which a Tax Return was due (taking into account any applicable extensions) or commenced activities after the end of such Tax period. In the determination of the Income Tax Liability Accrual, (a) Transaction Deductions (to the extent “more likely than not” deductible in the Pre-Closing Tax Period) and estimated Tax payments shall be taken into account in the Pre-Closing Tax Periods to the fullest extent permitted by Law, (b) net operating losses generated in a Pre-Closing Tax Period shall be utilized in the Pre-Closing Tax Periods to the maximum extent permitted by Law, (c) all unpaid income Tax liabilities with respect to a Straddle Period shall be calculated based on a closing-of-the-books basis as if the taxable year ended with the Closing Date (consistent with Section 9.5) and the past practice of the Group Companies, and (d) it shall be assumed that no election under Section 338 or Section 336 of the Code (or any similar provisions under state, local or non-U.S. Law) was made with respect to the acquisition of the Group Companies. If Buyer undertakes any of the following actions, such actions will be disregarded for purposes of calculating the Income Tax Liability Accrual: (i) take any actions outside the ordinary course of business on the Closing Date following the Closing or convert or otherwise change the Tax classification of any Group Company under applicable state, local or non-U.S. Law; (ii) make, change or revoke any Tax election with respect to any Group Company solely for, or that has retroactive effect to, a Pre-Closing Tax Period; (iii) file, amend or otherwise modify any Tax Return with respect to any Group Company solely for a Pre-Closing Tax Period (other than any Tax Return filed pursuant to Section 9.3); or (iv) initiate voluntary contact (including through any voluntary disclosure program) with any Governmental Authority in respect of Taxes or Tax Returns of any Group Company solely for any Pre-Closing Tax Period.

(g) “Indebtedness” means any of the following Liabilities of any Group Company: (i) all indebtedness, payment obligations or Liabilities for borrowed money (including all obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured, drawn or reimbursed), including the current portion of such indebtedness and including indebtedness pursuant to related-party transactions; (ii) all payment obligations evidenced by notes, bonds, debentures or similar instruments; (iii) all obligations in respect of letters of credit, performance bonds or similar facilities, whether or not drawn or reimbursed, and bankers’ acceptances issued; (iv) all unfunded liabilities relating to severance payments, deferred compensation, and phantom stock; (v) all interest bearing debt owed to any third parties (excluding credit card payables related to charges with a transaction date of less than 30 days prior to the Closing Date for Ordinary Course of Business activities of the applicable Group Company to the extent included in the calculation of Closing Working Capital); (vi) all payment obligations (contingent or otherwise) for the deferred purchase price of goods, services, assets, securities or property (including the maximum potential amount payable with respect to earnouts, purchase price adjustments, royalties or other payments related to acquisitions), other than trade payables incurred in the Ordinary Course of Business paid in a manner consistent with industry practice and reflected as a current liability in the calculation of Closing Working Capital; (vii) all interest rate swap, forward contract, foreign currency hedge or other hedging or similar arrangements; (viii) the income Tax Liability amount and the amount of all unpaid payroll Taxes deferred pursuant to the CARES Act, the Payroll Tax Executive Order, or any other Law intended to provide relief to taxpayers in response to the COVID-19 pandemic; (ix) all bank overdrafts; (x) all “withdrawal liability” of a Group Company to a “multiemployer plan” as such terms are defined under ERISA, if any, (xi) all payment obligations in the nature of guarantees, assumptions, endorsements or other contracts for any indebtedness described in clauses (i) through (x) above of any other Person (whether directly or indirectly) (other than uncalled guarantees by a Group Company of the lease obligations of a franchisee, but only if and to the extent that such uncalled guarantees do not and are not required under GAAP to be booked as liabilities on a consolidated balance sheet of the Group Companies); (xii) all indebtedness referred to in clauses (i) through (xi) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property owned by any Group Company, even though such Group Company has not assumed or become liable for the payment of such Indebtedness, and (xiii) in each case with respect to clauses (i) – (xii) above, together with all accrued interest and accrued fees thereon and all premiums, prepayment penalties, breakage costs and other third party fees and charges with respect to such items. Notwithstanding the foregoing, Indebtedness shall exclude the PPP Loan. For the avoidance of doubt, in no event will an item be considered both Indebtedness and either Group Company Transaction Expense or Working Capital.

(h) “Marketing Funds” means the advertising funds administered by Seller or the Group Companies in connection with their brands pursuant to the Franchise Documents.

(i) “Restricted Cash” means of a Person means any cash and cash equivalent which is not freely usable by such Person because it is subject to restrictions, limitations or taxes on use or distribution by Law, contract or otherwise, including (i) restrictions on dividends and repatriations or any other form of restriction (including if subject to incremental costs, expenses, penalties, or other amounts to be incurred in respect of any such distribution), (ii) amounts held in escrow, in reserve pursuant to any letter of credit or otherwise as collateral, (iii) amounts that are deposited with a third party (other than a bank or similar financial institution), (iv) the Marketing Funds, and (v) amounts subject to a lockbox, dominion, control or similar agreement or any other contractual restriction on the ability to freely transfer or use such cash or cash equivalents for any lawful purpose. In addition, any cash and cash equivalents not held in the United States shall be deemed Restricted Cash.

(j) “Target Working Capital” means negative Two Million One Hundred Ninety Six Thousand Five Hundred Twenty Two Dollars (-$2,196,522).

(k) “Working Capital” means, without duplication, the sum of (i) all current assets (other than Restricted Cash, prepaid Group Company Transaction Expenses, receivables from Related Persons and current or deferred Tax assets) of the Group Companies as more fully described on Schedule 3.1 minus (ii) all current liabilities (other than the current portions of Indebtedness, the current portions of any capital lease obligations and all Group Company Transaction Expenses) of the Group Companies as more fully described on the Schedule 3.1, in each case determined on a consolidated basis in accordance with the Accounting Principles. Any inconsistency between the foregoing description and the Schedule 3.1 shall be resolved in favor of this definition of Working Capital. For the avoidance of doubt, in no event will an item be considered both Working Capital and either Group Company Transaction Expense or Indebtedness.

3.2 Closing Estimates; Estimated Adjustment Amount.

(a) At least three (3) Business Days prior to the Closing Date, Seller and the Company shall prepare and deliver to Buyer a written statement (the form and substance of which shall be subject to Buyer’s approval, which approval shall not to be unreasonably withheld) that includes a good-faith estimated consolidated balance sheet of the Company as of the Effective Time prepared in accordance with the Accounting Principles, a good-faith estimate of the following and a statement of the Estimated Adjustment Amount:

(i) the Closing Group Company Transaction Expenses (the “Estimated Closing Group Company Transaction Expenses”);

(ii) the Closing Indebtedness (the “Estimated Closing Indebtedness”); and

(iii) the Closing Working Capital (the “Estimated Closing Working Capital”).

(b) The “Estimated Adjustment Amount” shall be equal to zero:

(i) minus the Estimated Closing Indebtedness;

(ii) minus the Estimated Closing Group Company Transaction Expenses;

(iii) plus the amount, if any, by which the Estimated Closing Working Capital exceeds the Target Working Capital; and

(iv) minus the amount, if any, by which the Target Working Capital exceeds the Estimated Closing Working Capital.

3.3 Post-Closing Adjustment.

(a) Within ninety (90) days after the Closing Date, Buyer shall prepare, or cause to be prepared, and deliver to Seller a written statement (the “Adjustment Statement”) that shall include a consolidated balance sheet of the Company as of the Effective Time prepared in accordance with the Accounting Principles and a calculation of the following and a statement of the Adjustment Amount:

(i) the Closing Indebtedness;

(ii) the Closing Group Company Transaction Expenses; and

(iii) the Closing Working Capital.

(b) During the thirty (30) day period following Buyer’s delivery of the Adjustment Statement to Seller (the “Adjustment Amount Review Period”), Buyer shall provide Seller and its Representatives reasonable access to the relevant books and records of the Company for the purpose of facilitating Seller’s review of the Adjustment Statement. The Adjustment Statement shall become final and binding on the day following the last day of the Adjustment Amount Review Period, unless prior to the end of the Adjustment Amount Review Period, Seller delivers to Buyer a written notice of disagreement setting forth in reasonable detail (i) the items or amounts with which Seller disagrees and the basis for such disagreement (which disagreement shall be limited to mathematical errors, the asserted failure of such calculation of the Adjustment Statement to be made in accordance with the terms of this Section 3.3 or the determination of whether the relevant requirements have been satisfied) and (ii) Seller’s proposed adjustments to the Adjustment Statement (the “Adjustment Amount Notice of Disagreement”). Seller shall be deemed to have agreed with all items and amounts in the Adjustment Statement not specifically referenced in the Adjustment Amount Notice of Disagreement provided prior to the end of the Adjustment Amount Review Period.

(c) During the thirty (30) day period following delivery of the Adjustment Amount Notice of Disagreement by Seller to Buyer (the “Adjustment Amount Resolution Period”), such parties in good faith shall seek to resolve in writing any differences that they may have with respect to the computation of the amounts as specified therein. Any disputed items resolved in writing between Seller and Buyer within the Adjustment Amount Resolution Period shall be final and binding on the parties for all purposes hereunder.

(d) If Seller and Buyer have not resolved all such differences by the end of the Adjustment Amount Resolution Period, Seller and Buyer shall submit, in writing, such differences to the Los Angeles, California office of the Accounting Expert. The “Accounting Expert” shall be Deloitte LLP, or, in the event that it is not available, refuses to serve or is not a Neutral Accounting Firm, a Neutral Accounting Firm selected by mutual agreement of Buyer and Seller; provided, however, that (i) if, within fifteen (15) days after the end of the Adjustment Amount Resolution Period, such parties are unable to agree on a Neutral Accounting Firm to act as the Accounting Expert, then each party shall select a Neutral Accounting Firm and such firms together shall select the Neutral Accounting Firm to act as the Accounting Expert, and (ii) if any party does not select a Neutral Accounting Firm within ten (10) days of written demand therefor by the other party, then the Neutral Accounting Firm selected by the other party shall act as the Accounting Expert. A “Neutral Accounting Firm” means an independent accounting firm of nationally recognized standing that is not at the time it is to be engaged hereunder rendering services to any party, or any Affiliate of either, and has not done so within the two year period prior thereto.

(e) The parties shall arrange for the Accounting Expert to agree in its engagement letter to act in accordance with this Section 3.3(e). The parties shall make readily available to the Accounting Expert all relevant books and records within such party’s control reasonably requested by the Accounting Expert. Each party shall present a brief to the Accounting Expert (which brief shall also be concurrently provided to the other party) within twenty (20) days of the appointment of the Accounting Expert detailing such party’s views as to the correct nature and amount of each item remaining in dispute from the Adjustment Amount Notice of Disagreement (and for the avoidance of doubt, no party may introduce a dispute to the Accounting Expert that was not originally set forth on the Adjustment Amount Notice of Disagreement). Within ten (10) days of receipt of the brief, the receiving party may present a responsive brief to the Accounting Expert (which responsive brief shall also be concurrently provided to the other party). The Accounting Expert shall have the opportunity to present written questions to either party, a copy of which shall be provided to the other party. There shall be no ex parte communications between any party (or its Representatives), on the one hand, and the Accounting Expert, on the other hand, relating to any disputed matter and unless requested by the Accounting Expert in writing, no party may present any additional information or arguments to the Accounting Expert, either orally or in writing. The Accounting Expert shall consider only those items and amounts in Seller’s and Buyer’s respective calculations that are identified as being items and amounts to which Seller and Buyer have been unable to agree and specifically reference amounts set forth on the Adjustment Amount Notice of Disagreement and the Adjustment Statement, and shall act as an expert only (and thus not as an arbitrator). For the avoidance of doubt, the Accounting Expert shall not consider any settlement offers exchanged between the parties. In resolving any disputed item, the Accounting Expert shall select either the position of Buyer or Seller as a resolution for each item or amount disputed and may not impose an alternative resolution with respect to any item or amount disputed. The Accounting Expert shall make a determination (to be reflected in a written report delivered to the parties) within sixty (60) days of its appointment as to each such disputed item, which determination shall be final and binding on the parties for all purposes hereunder absent manifest mathematical error or manifest disregard for the provisions of this Section 3.3 (and, in the event of such manifest error or disregard, the written determination shall be referred back to the Accounting Expert to correct the same). Notwithstanding the foregoing, the Accounting Expert shall have no authority to resolve any dispute regarding the interpretation of any provision of this Agreement (other than any provision or defined term relating to the Adjustment Statement), or whether any party has breached any covenant contained herein, it being understood and agreed that any such dispute shall be resolved solely as provided in Section 13.13. The fees and expenses of the Accounting Expert and of any enforcement of the determination thereof, shall initially be shared equally by Seller and Buyer; provided, however, that all such fees and expenses shall ultimately be borne by Seller, on the one hand, and Buyer, on the other hand, in inverse proportion as they may prevail on the matters resolved by the Accounting Expert, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Accounting Expert at the time the determination of such firm is rendered on the merits of the matters submitted and included in its written report.

(f) The Purchase Price shall be adjusted upwards by the Adjustment Amount if positive and downwards by the Adjustment Amount negative. The “Adjustment Amount” shall equal zero:

(i) minus the amount, if any, by which the Closing Indebtedness exceeds the Estimated Closing Indebtedness;

(ii) minus the amount, if any, by which the Closing Group Company Transaction Expenses exceed the Estimated Closing Group Company Transaction Expenses;

(iii) plus the amount, if any, by which the Closing Working Capital exceeds the Estimated Closing Working Capital; and

(iv) minus the amount, if any, by which the Estimated Closing Working Capital exceeds the Closing Working Capital.

(g) If the Adjustment Amount is positive or zero (i) Seller and Buyer shall promptly deliver written notice to the Escrow Agent directing the Escrow Agent to promptly transfer all funds in the Adjustment Escrow Fund to Seller, and (ii) Buyer shall promptly pay the Adjustment Amount, if positive, to Seller.

(h) If the Adjustment Amount is negative (in which case the Adjustment Amount shall be deemed to be equal to the absolute value of such amount), Seller and Buyer shall promptly deliver written notice to the Escrow Agent directing the Escrow Agent to promptly transfer to Buyer funds in the Adjustment Escrow Fund to the extent of the Adjustment Amount and if the Adjustment Escrow Fund is insufficient to cover the entire amount payable to Buyer pursuant hereto, then the Escrow Agent shall distribute the entire Adjustment Escrow Fund to Buyer as provided in the Escrow Agreement, and Seller, on or prior to the same date as the Escrow Agent distributes the Adjustment Escrow Fund to Buyer pursuant to the Escrow Agreement, shall pay an amount to Buyer equal to the amount of such deficiency. In the event the amount of funds in the Adjustment Escrow Fund exceeds the Adjustment Amount, then the Escrow Agent, after paying the Adjustment Amount to Buyer as provided herein, shall transfer the remaining amount of funds in the Adjustment Escrow Fund to Seller.

(i) To the extent that (1) the Estimated Closing Indebtedness exceeds the Closing Indebtedness or (2) the Estimated Closing Group Company Transaction Expenses exceed the Closing Group Company Transaction Expenses, Buyer will cooperate with Seller in good faith to recoup such amounts from any applicable recipient of payments of Indebtedness or Group Company Transaction Expenses in excess of what such Person was owed (each, an “Overpayment”), including assigning the applicable Group Company’s rights to pursue such Persons for reimbursement of the amount of such Overpayment and causing the applicable Group Company to remit to Seller in a timely manner any Overpayments refunded to and received by such Group Company.

(j) For avoidance of doubt, nothing in this Section 3.3 shall limit Buyer’s right to seek indemnification under Article 11 in respect of (A) Closing Group Company Transaction Expenses and Closing Indebtedness except to the extent provided in such Section nor (B) Buyer’s right to seek indemnification for fraud or any breach of any representation, warranty, covenant, agreement or obligation contained in this Agreement.

ARTICLE 4
Representations and warranties of Seller

Seller hereby represents and warrants to Buyer that the statements contained in this Article 4 are true and correct as to Seller on the date hereof and shall be true and correct on the Closing Date as if made thereon (or, to the extent a representation or warranty is made as of a specified date, as of such date):

4.1 Organization and Capacity. Seller (i) is a limited partnership duly organized, validly existing and in good standing under the laws of the state of Delaware, and (ii) has all necessary partnership power and corporate authority to carry on its business as it has been and is currently conducted, and to own, operate or use the properties and assets that it now owns, operates or uses.

4.2 Authority and Enforceability. Seller has all requisite power and authority or capacity (as applicable), and has taken all action necessary, to execute and deliver this Agreement and each Transaction Document and to perform its obligations hereunder and thereunder. This Agreement has been, and each Transaction Document will be prior to the Closing, duly authorized, executed and delivered by Seller, and this Agreement constitutes, and each Transaction Document when so executed and delivered will constitute, the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, except as such enforceability may be limited by the Remedies Exception.

4.3 Ownership of Shares.

(a) Seller is the record and beneficial owner of, and has good and valid title to, all of the Shares, free and clear of all Encumbrances, other than the Permitted Equity Encumbrances. Seller is not a party to any option, warrant, right, contract, call, put or other agreement or commitment providing for the disposition or acquisition of any of the Shares (other than this Agreement). Seller does not have any other debt or ownership interest in any Group Company.

(b) Other than this Agreement, the Shares owned by Seller are not subject to any voting trust agreement or other Contract restricting or otherwise relating to the voting, dividend rights or other disposition.

(c) Neither the ownership by Seller of the Shares, nor the right of Seller to transfer Shares free and clear of Encumbrances, other than the Permitted Equity Encumbrances, are subject to any community property interests or laws of any jurisdiction which could require signature of any other party or parties in order to be effective.

(d) Each of Seller, the Company, GFG Holding, Inc., and GFG Intermediate Holding, Inc. (i) has no assets, operations, employees or Liabilities, other than the equity of a wholly-owned direct subsidiary and assets and liabilities of a demininis nature and (ii) does not engage, and has not ever engaged, in any business or activity other than holding the equity of its wholly-owned direct subsidiary and administrative activities incidental thereto.

4.4 No Conflict. The execution and delivery by Seller of this Agreement and each Transaction Document, and the performance by it of any actions contemplated hereunder or thereunder, does not and will not, directly or indirectly (with or without notice or lapse of time):

(a) Conflict with or violate any provision of the Governing Documents of Seller;

(b) Require notice, consent or approval under, conflict with, violate, result in a breach of, result in the acceleration of obligations, loss of a benefit or increase in Liabilities or fees under, create in any Person the right to terminate, cancel or modify, or cause a default under or give rise to any rights or penalties under (i) any provision of Law relating to Seller, (ii) any provision of any Governmental Order to which Seller or any of his properties are subject, (iii) any provision of any Contract to which Seller or its properties are bound, or (iv) any other restriction of any kind or character to which Seller or its properties are subject; or

(c) Except for compliance with the requirements of the HSR Act, require any registration, filing, application, notice, consent, approval, order, qualification or waiver with, to or from any Governmental Authority.

4.5 Acknowledgements. Seller is a sophisticated Person familiar with transactions similar to those contemplated by this Agreement and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of such transactions. Seller has evaluated the merits and risks of selling the Shares on the terms set forth in this Agreement, and is willing to forego through such sale the potential for future economic gain that might be realized from the Shares. Seller (a) has had an opportunity to consult with legal and financial advisors concerning this Agreement and its subject matter, (b) has entered into this Agreement of its own free will without coercion from any party to this Agreement, the Company or any third party, (c) has read and understood this Agreement, and (d) has had access to such information regarding the business and finances of the Company and such other matters with respect to the Company as Seller deems desirable. Seller represents that it has not relied on Buyer (or any Affiliate or Representative thereof) for any information regarding the Company or the value of the Shares. Seller acknowledges the price for the Shares may significantly appreciate or depreciate over time and by agreeing to sell the Shares pursuant to this Agreement, Seller is giving up the opportunity to sell the Shares at a possible higher price in the future. Seller understands that Buyer will rely on the accuracy and truth of the foregoing representations, and hereby consents to such reliance.

4.6 Legal Proceedings. There are no Actions pending or, to Seller’s knowledge, threatened against or by Seller or any Related Persons of Seller that challenge or seek to prevent, enjoin or otherwise delay the Transactions.

4.7 United States Person. Seller is a United States Person (as defined in Section 7701(a)(30) of the Code) or a disregarded entity of a United States Person within the meaning of Treasury Regulation Section 301.7701-3.

4.8 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions or any other transactions, whether past, present or future, based upon arrangements made by or on behalf of Seller.

4.9 Investment Representations.

(a) Seller is the sole party in interest and is purchasing the Buyer Shares as principal and is not acquiring the Buyer Shares as an agent or otherwise for any other Person. Seller is a limited partnership organized in the State of Delaware, and has its principal office within that jurisdiction.

(b) Seller has received from Buyer all the information it has deemed necessary to make an informed investment decision with respect to an investment in Buyer. Seller is familiar with the proposed business, properties, operations and prospects of Buyer and, at a reasonable time prior to the execution of this Agreement, has been afforded the opportunity to ask questions of and received satisfactory answers from Buyer’s officers and directors, or other persons acting on Buyer’s behalf, concerning the proposed business, properties, operations and prospects of Buyer and concerning the terms and conditions of the offering of the Buyer Shares and has asked any question it desires to ask and all such questions have been answered to the full satisfaction of Seller.

(c) Seller understands that all the representations and warranties contained in this Section 4.9 will be deemed to have been reaffirmed and confirmed as of the Closing, taking into account all information received by Seller.

(d) Seller understands that the purchase of the Buyer Shares involves various risks, including, but not limited to, those outlined in the SEC Reports, and that Seller may lose its entire investment in Buyer.

(e) All documents, records and books pertaining to a proposed investment in the Buyer Shares which Seller has requested have been made available to Seller.

(f) Seller is an “accredited investor,” as that term is defined in Regulation D under the Securities Act. Seller understands that the issuance of the Buyer Shares to Seller will be a private placement exempt from registration under Section 4(a)(2) and Regulation D under the Securities Act and that such exemption shall rely, in part, on the representations and warranties of Seller included herein.

(g) Seller has such knowledge and experience in financial and business matters that Seller is capable of evaluating the merits and risks of an investment in the Buyer Shares. Seller is able to bear the economic risk of this investment. Seller has had the opportunity to consult with Seller’s own attorney, accountant and/or purchaser representative regarding its investment in the Buyer Shares and their suitability for purchase by Seller, and Seller has retained, at its own expense, and relied upon, such attorney, accountant and/or purchaser representative, or other appropriate professional advice, regarding the investment, tax and legal merits, risks and consequences of this Agreement and of purchasing and owning the Buyer Shares.

(h) Seller has made an independent determination of the investment, accounting, legal and tax aspects of acquiring the Buyer Shares and has depended on the advice of its own counsel, advisors and accountants and acknowledges that Buyer has no responsibility with respect to such advice. On that basis, Seller believes that an investment in the Buyer Shares is suitable and appropriate for Seller.

(i) Seller has reviewed its own financial condition and commitments, and is satisfied that it has the financial ability to bear the economic risk of the an investment, through a purchase of the Buyer Shares, in Buyer and has adequate net worth and means of providing for its current needs and contingencies, has the ability to sustain a complete loss of its investment in Buyer and has no need for liquidity in its investment in Buyer.

(j) EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE 6, SELLER ACKNOWLEDGES AND AGREES THAT BUYER HAS NOT MADE AND DOES NOT MAKE, AND BUYER HEREBY DISCLAIMS, ANY AND ALL OTHER EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES, WHETHER WRITTEN OR ORAL, WITH RESPECT TO BUYER, THE BUYER SHARES, THE ASSETS OR LIABILITIES OR RESULTS OF OPERATIONS OF BUYER OR ANY PART OF THE FOREGOING, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE 5
Representations and warranties regarding the company

Seller and the Company hereby represent and warrant to Buyer that the statements contained in this Article 5 are true and correct on the date hereof and shall be true and correct on the Closing Date as if made thereon (or, to the extent a representation or warranty is made as of a specified date, as of such date):

5.1 Organization and Qualification.

(a) The Company (i) is a corporation duly formed, validly existing and in good standing under the laws of the state of Delaware and (ii) has all necessary power and authority to carry on its business as it has been and is currently conducted, and to own, operate or use the properties and assets that it now owns, operates or uses.

(b) Section 5.1(b) of the Disclosure Schedule sets forth the name and state of formation, organization, or incorporation of each Subsidiary of the Company. Each of such other Group Companies (i) is an entity duly formed, organized, or incorporated, and is validly existing and in good standing under the laws of such state of its formation, organization, or incorporation, and (ii) has all necessary power and authority to carry on its business as it has been and is currently conducted, and to own, operate or use the properties and assets that it now owns, operates or uses.

(c) Section 5.1(c) of the Disclosure Schedule sets forth each jurisdiction in which each Group Company is licensed or qualified to do business. Each Group Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties or assets owned, operated or used by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material impact on such Group Company.

5.2 Authority; Approval. The Company has full corporate power and authority to enter into and perform its obligations under this Agreement and the Transaction Documents and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the Transaction Documents and the consummation by the Company of the Transactions have been duly authorized by all requisite action on the part of the Company and no other proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Transactions. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by each other party) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms. When each Transaction Document has been duly executed and delivered by the Company (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of the Company enforceable against it in accordance with its terms, except as such enforceability may be limited by the Remedies Exception.

5.3 No Conflicts; Consents. The execution and delivery by the Company of this Agreement and each Transaction Document, and the performance by it of any actions contemplated hereunder or thereunder, does not and will not, directly or indirectly (with or without notice or lapse of time):

(a) Conflict with or violate any provision of the Governing Documents of any Group Company;

(b) Require notice, consent or approval under, conflict with, violate, result in a breach of, result in the acceleration of obligations, loss of a benefit or increase in Liabilities or fees under, create in any Person the right to terminate, cancel or modify, or cause a default under or give rise to any rights or penalties under (i) any provision of Law relating to any Group Company, (ii) any provision of any Governmental Order to which any Group Company or any of either of its properties are subject, or (iii) any provision of any material Contract to which any Group Company is a party or by which any Group Company is bound; or

(c) Except for compliance with the requirements of the HSR Act, require a registration, filing, application, notice, consent, approval, order, qualification or waiver with, to or from any Governmental Authority.

5.4 Capitalization.

(a) Section 5.4(a) of the Disclosure Schedule sets forth the authorized and outstanding Equity Interests of each Group Company.

(b) Section 5.4(b) of the Disclosure Schedule set forth (i) the name of each Person that is the registered and beneficial owner of any Equity Interests of each Group Company and the number and class of such Equity Interests owned by such Person.

(c) All issued and outstanding Equity Interests of each Group Company were issued in compliance with applicable Law and are (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, the Governing Documents of such Person or any agreement to which such Person a party; (iii) free of any Encumbrances (other than those set forth in the applicable Governing Documents) and (iv) owned by Seller, the Company or another Group Company.

(d) No outstanding Equity Interest of any Group Company is subject to vesting or forfeiture rights or repurchase by a Group Company.

(e) Seller has waived all rights of first refusal, co-sale rights, drag-along rights, consent rights and other similar rights that Seller may have, as well as any restrictions on the transfer of the Shares, in each case under the Company’s Governing Documents or otherwise with respect to the Transactions.

(f) Other than the Shares, (i) no Equity Interests of any Group Company are authorized or outstanding, and (ii) there is no commitment by any Group Company to issue Equity Interests or to distribute to holders of any of its Equity Interests any evidence of indebtedness or asset, to repurchase or redeem any Equity Interests of the Group Company or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any Equity Interests.

(g) There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to any Group Company or any of its Equity Interests. None of the Group Companies is a participant in any joint venture, partnership, or similar arrangement. There are no contractual obligations of any Group Company to provide funds to, or make any investment in (whether in the form of a loan, capital contribution or otherwise), any other Person.

(h) There are no restrictions on the ability of any Group Company to make distributions or pay dividends, of cash or otherwise, to its equity holders and no Group Company has any obligations to make distributions or pay dividends.

(i) The Company has provided to Buyer copies of the Governing Documents of each Group Company.

(j) The Company, indirectly, carries on its business solely through its Subsidiaries, all of which are wholly-owned (directly or indirectly) by the Company.

(k) The minute books of each Group Company, which have been delivered to Buyer, accurately reflect in all material respects all actions taken at all meetings and consents in lieu of meetings of the owners thereof, and all actions taken at all meetings and consents in lieu of meetings of its board of directors and all committees, and no material meetings of any such owners, board of directors, or committees have been held for which minutes have not been prepared and are not contained in such minute books.

(l) Upon the Closing, Buyer will own one hundred percent (100%) of the issued and outstanding Shares of the Company on a Fully-Diluted Basis, free and clear of all Encumbrances, other than the Permitted Equity Encumbrances.

5.5 Financial Statements.

(a) Attached hereto as Section 5.5(a) of the Disclosure Schedule are true, correct and complete copies of the audited financial statements of GFG Holding, Inc. consisting of the consolidated balance sheets of GFG Holding, Inc. and its Subsidiaries dated as of December 31, 2018, December 31, 2019 and December 31, 2020 and the related consolidated statements of income and retained earnings, member equity and cash flow for the years then ended and the report thereon of the Independent Auditor (the “Year-End Financial Statements”), and unaudited financial statements consisting of the consolidated balance sheet of GFG Holding, Inc. and its Subsidiaries as of April 30, 2021 (the “Interim Balance Sheet Date”) and the related consolidated statements of income and retained earnings, equity and cash flow for the four (4)-month period then ended (the “Interim Financial Statements” and together with the Year-End Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be material) and the absence of notes (that, if presented, would not differ materially from those presented in the Year-End Financial Statements). The Financial Statements fairly and accurately present in all material respects the consolidated financial condition of GFG Holding, Inc. and its Subsidiaries as of the respective dates they were prepared and the consolidated results of the operations of the Company for the periods indicated. The consolidated balance sheet of GFG Holding, Inc. and its Subsidiaries as of December 31, 2020 is referred to herein as the “Year-End Balance Sheet” and the consolidated balance sheet of GFG Holding, Inc. and its Subsidiaries as of the Interim Balance Sheet Date is referred to herein as the “Interim Balance Sheet”.

(b) The books of account and financial records of Seller and each Group Company are true and correct in all material respects and have been prepared and are maintained in accordance with GAAP applied on a consistent basis throughout the period involved. None of Seller or any Group Company has made any changes in its accounting practice since December 31, 2017. Seller and each Group Company maintains a standard system of accounting established and administered in accordance with GAAP.

(c) None of Seller or any Group Company maintains any “off balance sheet arrangement” within the meaning of Item 303 of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

(d) Seller and each Group Company maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting and record-keeping controls that provide reasonable assurance that (i) it maintains no off-the-book accounts and its assets and properties are used only in accordance with management’s directives, (ii) transactions are executed in accordance with management’s authorizations, (iii) transactions are recorded as necessary to permit preparation of financial statements and to maintain asset accountability, (iv) access to assets is permitted only in accordance with management’s authorization, (v) the recorded accounting for assets is compared with the existing assets at regular intervals and appropriate action is taken with respect to any differences, (vi) accounts, notes and other receivables are recorded accurately and do not include any amounts for which there is no written contractual commitment to pay, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis, and (vii) it maintains records in accordance with statutory records retention requirements.

5.6 No Undisclosed Liabilities; Indebtedness.

(a) No Group Company has any material Liabilities required to be reflected as current liabilities on a balance sheet prepared in accordance with GAAP, except (i) those which are adequately reflected or reserved against in the applicable Year-End Balance Sheet, (ii) those which have been incurred in the Ordinary Course of Business since December 31, 2020 and which are not, individually or in the aggregate, material in amount and which do not relate to or arise from any breach of contract or violation of applicable Law by any Group Company, or (iii) Liabilities set forth in the Disclosure Schedules.

(b) Section 5.6(b) of the Disclosure Schedule sets forth all of the Indebtedness of each Group Company as of the date hereof. All Indebtedness of each Group Company may be prepaid at any time and without any notice without premium or penalty. All of the Closing Indebtedness may be paid in full at the Closing without the consent of the holders thereof, and upon such payment all rights therein or with respect thereto (including any right to convert such Indebtedness into Equity Interests) will be extinguished.

(c) Section 5.6(c) of the Disclosure Schedule describes any loans, grants or benefits received by any Group Company or for which any Group Company has applied or intends to apply under or in connection with the CARES Act, the Families First Corona Virus Response Act, the Coronavirus Preparedness and Response Supplemental Appropriations Act, the Payroll Tax Executive Order or any other Law enacted or promulgated in response to or in connection with COVID-19 (any and all such loan, grants or other benefits being referred to as “Stimulus Benefits”), including a loan under the Paycheck Protection Program, employer payroll tax deferral, employee retention tax credits, an Economic Injury Disaster Loan, or a loan from the Main Street Loan Program being administered by the Federal Reserve Bank. The Company has provided Buyer with copies of all applications and documentation submitted by a Group Company in connection with an application for, or compliance with the terms for the receipt of, Stimulus Benefits. All representations, certifications and other statements made by such Group Company in connection with the application for, or compliance with the terms of, any Stimulus Benefit were true and correct at the time made. No such Group Company is or has been in violation of the terms of any Stimulus Benefit granted. No Group Company has been made the subject of or received any written, or to the Company’s Knowledge, oral notice of any audit or review by any Governmental Authority or payor in connection with any Stimulus Benefits. Each Group Company has utilized all Stimulus Benefits in accordance with all applicable Laws.

5.7 Absence of Certain Changes, Events and Conditions. Since December 31, 2020, except as set forth on Section 5.7 of the Disclosure Schedule, there has not been with respect to any Group Company any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) amendment of its Governing Documents;

(c) split, combination or reclassification of any Equity Interests;

(d) issuance, sale or other disposition of any of its Equity Interests, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its Equity Interests;

(e) declaration or payment of any dividends or distributions on or in respect of any of its Equity Interests or redemption, purchase or acquisition of its Equity Interests;

(f) change in any method of its accounting or accounting practice, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g) change in its cash management practices and its policies, practices and procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible accounts, accrual of Accounts Receivable, Inventory controls, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer or franchisee deposits;

(h) entry into or modification or amendment of any Material Contract;

(i) termination of a Contract that, if in existence on the date hereof, would have been a Material Contract;

(j) incurrence, assumption or guarantee of any Indebtedness;

(k) transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Year-End Balance Sheet or cancellation of any debts or entitlements;

(l) transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Company Intellectual Property or Company IP Agreements;

(m) material damage, destruction or loss (whether or not covered by insurance) to its property;

(n) capital investment in, or any loan to, any other Person in excess of One Hundred Thousand Dollars ($100,000);

(o) acceleration of any material portion of Accounts Receivable, acceptance of any material portion of a discount on any Accounts Receivable or delay in paying any material portion of any payables;

(p) individual capital expenditures in excess of One Hundred Thousand Dollars ($100,000) and aggregate capital expenditures in excess of One Million Dollars ($1,000,000);

(q) imposition of any Encumbrance upon any of its properties, Equity Interests or assets, tangible or intangible, other than Permitted Encumbrances;

(r) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its employees, officers, directors, independent contractors or consultants, other than (A) annual wage or salary increases granted to employees or officers in the Ordinary Course of Business (provided that such increase did not exceed five percent (5%) of such employee’s or officer’s prior annual wages or salary) or (B) as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed one hundred thousand Dollars ($100,000), or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(s) hiring any officer or any employee with an annual salary of more than One Hundred Thousand Dollars ($100,000);

(t) adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant (except for employment agreements that provide for annual compensation of less than One Hundred Thousand Dollars ($100,000) and that can be terminated at will without prior notice or payment of severance or other penalty), (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(u) promotional, sales, discount or other activity outside of the Ordinary Course of Business that has had, or would reasonably be expected to have, the effect of accelerating sales prior to the Closing that would otherwise be expected to occur subsequent to the Closing;

(v) any loan to (or forgiveness of any loan to), or entry into any other transaction or agreement with, any of its equityholders, members, directors, officers or employees;

(w) entry into the settlement or compromise of any Action or any default or consent to entry of any judgment or admission of any liability with respect thereto;

(x) entry into a new line of business or abandonment or discontinuance of existing lines of business;

(y) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(z) purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of Twenty-Five Thousand Dollars ($25,000), individually (in the case of a lease, per annum) or One Hundred Thousand Dollars ($100,000) in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term);

(aa) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(bb) adoption of or change in any material Tax accounting method, agreement or settlement in respect of Taxes, settlement of any Tax claim or assessment, surrender of any right to claim a refund of material Taxes, extension or waiver of the limitation period applicable to any Tax claim or assessment, entering into of any voluntary disclosure or similar process or proceeding with respect to Taxes;

(cc) action to make, change or rescind any material Tax election, amend any material Tax Return or take any position on any Tax Return; or

(dd) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

5.8 Material Contracts.

(a) Section 5.8(a) of the Disclosure Schedule lists each of the following Contracts to which a Group Company is a party or is otherwise bound (together with all Contracts listed or required to be listed in response to any representation and warranty contained in Sections 5.9, 5.12 or 5.26, “Material Contracts”), identified in such Section of the Disclosure Schedule by reference to the applicable subsection below:

(i) all Contracts involving aggregate payments to or from any Group Company in excess of One Hundred Thousand Dollars ($100,000) in the last 12 months;

(ii) all Contracts with suppliers pursuant to which any Group Company has paid more than One Hundred Thousand Dollars ($100,000) in the last 12 months;

(iii) all Contracts with customers pursuant to which any Group Company has received more than One Hundred Thousand Dollars ($100,000) in the last 12 months;

(iv) all Contracts relating to franchise agreements with franchisees (provided that clause (iv) of Section 5.8(a) of the Disclosure Schedule shall list only those Contracts relating to franchise agreements pursuant to which any Group Company has received more than One Hundred Thousand Dollars ($100,000) in the last 12 months, it being understood that, notwithstanding this proviso, all Contracts relating to all franchise agreements shall be deemed to be a Material Contract hereunder);

(v) all Contracts that require any Group Company to purchase its total requirements of any product or service from a third party;

(vi) all Contracts providing for any Group Company to be the exclusive provider of any product or service to any Person, or that otherwise involve the granting by any Person to any Group Company or any Group Company to any Person of exclusive rights of any kind;

(vii) all Contracts that provide for the assumption of any Tax, environmental or other Liability of any Person;

(viii) all Contracts that relate to the acquisition or disposition of any business, or a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(ix) all Contracts with distributors and sales representatives;

(x) all broker, dealer, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(xi) all Contracts with employees and independent contractors and consultants that provide for annual compensation of One Hundred Thousand Dollars ($100,000) or more or cannot be terminated at will without prior notice and without payment of severance of other penalty;

(xii) all Contracts relating to Indebtedness;

(xiii) all franchise, construction, fidelity, performance and other bonds, guaranties in lieu of bonds and letters of credit posted by or on its behalf;

(xiv) all Contracts with (A) any Governmental Authority, (B) any prime contractor to any Governmental Authority and (C) to the Company’s Knowledge, any subcontractor with respect to any Contract described in clause (A) or (B);

(xv) all Contracts that limit or purport to limit the ability of any Group Company to compete in any line of business or with any Person or in any geographic area or during any period of time, that restriction the ability of any Group Company to do business with any Person or hire or solicit any Person, or that restricts the right of any Group Company to sell to or purchase from any Person, or that grants the other party or any third person “most favored nation” status or any type of special discount rights;

(xvi) all Contracts pursuant to which any Group Company is the lessee or sublessee or lessor or sublessor of, or holds, uses, or makes available for use to any Person, (A) any real property or (B) any tangible personal property and, in the case of clause (B), that involves an aggregate future or potential liability or receivable, as the case may be, in excess of One Hundred Thousand Dollars ($100,000);

(xvii) all Contracts for the sale or purchase of any real property, or for the sale or purchase of any tangible personal property (except for purchases of Inventory or supplies in the Ordinary Course of Business) in an amount in excess of One Hundred Thousand Dollars ($100,000);

(xviii) all Contracts providing for indemnification to or from any Person and that was not entered into the Ordinary Course of Business;

(xix) all Contracts for any joint venture, partnership or similar arrangement by any Group Company;

(xx) all collective bargaining agreements or Contracts with any Union;

(xxi) all Contracts that provide any other Person with “most favored nation” or similar pricing or contain any special warranty, rebate arrangement, “take or pay” arrangement, mark-down or discount arrangement, agreement to take back or exchange goods, consignment arrangement or similar understanding with a customer or supplier of any Group Company;

(xxii) all Contracts granting any rights of first refusal, rights of first negotiation or similar rights to any Person;

(xxiii) all Contracts that contain any covenant limiting its right to solicit or employ any Person;

(xxiv) all Contracts concerning the occupancy, management or operation of any Leased Real Property (including brokerage contracts);

(xxv) any other Contract that is material to a Group Company and not previously disclosed pursuant to this Section 5.8; and

(xxvi) any bids, proposals or quotations, which if accepted would constitute a Material Contract.

(b) Each Material Contract is valid and binding on the respective Group Company in accordance with its terms and is in full force and effect. None of the respective Group Company or, to the Company’s Knowledge, as applicable, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any written, or to the Company’s Knowledge, oral notice of any intention to terminate, any Material Contract. No party to a Material Contract has exercised any termination rights with respect thereto or has given written, or to the Company’s Knowledge, oral notice of any significant dispute with respect thereto or that it intends to cancel, terminate (or reduce the level of services under) or not renew such Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been provided to Buyer. Each Group Company, and to the Company’s Knowledge, each other party to any Material Contract has performed all obligations under each Material Contract required to be performed and, to the Company’s Knowledge no facts exist which would render such performance unlikely and no party to a Material Contract has claimed a force majeure with respect thereto.

(c) No party to a Material Contract is renegotiating such Material Contract.

5.9 Real Property.

(a) Section 5.9(a) of the Disclosure Schedule lists separately for each Group Company each parcel of real property owned by such Group Company (together with all buildings, fixtures, structures and improvements situated thereon, the “Owned Real Property”), including with respect to each property, the address location. No Group Company owns, directly or indirectly, and has never owned, any real property except for the real property listed on Section 5.9(a) of the Disclosure Schedule. The Company has delivered to Buyer copies of the deeds (as recorded) by which each applicable Group Company acquired such parcel of Owned Real Property. With respect to each parcel of Owned Real Property:

(i) GAC Manufacturing, LLC has fee simple title, free and clear of all Encumbrances, except (A) Permitted Encumbrances and (B) those Encumbrances set forth on Section 5.9(a)(i) of the Disclosure Schedule;

(ii) Except as set forth on Section 5.9(a)(ii) of the Disclosure Schedule, neither Seller nor any Group Company has leased, licensed or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and

(iii) There are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein granted by Seller, the Company or any Group Company; and

(iv) Except for the respective Group Company that owns each parcel of Owned Real Property, to the Company’s Knowledge, there are no other Persons in possession of, or claiming any possession to, adverse or not, or other interest in, any portion of the Owned Real Property.

(b) Section 5.9(b) of the Disclosure Schedule lists separately for each Group Company (i) the street address of each parcel of real property leased or subleased by such Group Company, together with all buildings, structures and facilities located thereon (each, a “Leased Real Property” and, collectively, the “Leased Real Property”); (ii) the landlord (or sublessor, as applicable) under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each Leased Real Property; and (iii) the current use of such Leased Real Property. The Leased Real Property constitutes all of the real property leased, subleased, occupied or otherwise used by the Group Company as of the date hereof. The Company has provided to Buyer true and correct copies of any leases, subleases, or other occupancy agreements, and any amendments, guaranties, modifications, or addendums thereto, including all notices exercising renewal, expansion or termination rights thereunder affecting the Leased Real Property, to the extent in the Company’s actual possession or within its reasonable control. The Company makes no representation as to the accuracy or completeness of such copies.

(c) The Company has received no written notice, which remains uncured, that the use and operation of the Owned Real Property or Leased Real Property in the conduct of any Group Company’s business violates, in any material respect, any applicable Law, covenant, condition, restriction, easement, license, permit or agreement to which the Company is a party or to which the Owned Real Property or Leased Real Property are subject.

(d) To the Company’s Knowledge, the use and operation of the Owned Real Property and Leased Real Property in the conduct of any Group Company’s business do not violate, in any material respect, any applicable Law, covenant, condition, restriction, easement, license, permit or agreement to which the Company is a party or to which the Owned Real Property or Leased Real Property are subject

(e) The Company has received no written notice of Actions pending nor, to the Company’s Knowledge are there any Actions threatened, against or affecting the Owned Real Property or Leased Real Property or any portion thereof or interest therein in the nature of condemnation or eminent domain proceedings.

(f) The Company has provided to Buyer all surveys and title policies with respect to the Owned Real Property and the Leased Real Property to the extent any of the foregoing are in the actual possession of any Group Company or within the Company’s reasonable control.

(g) No Group Company is a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any Leased Real Property or Owned Real Property.

(h) The Leased Real Property and the Owned Real Property constitute all of the real property utilized by the Group Companies, and are reasonably sufficient for the conduct of each Group Company’s business.

(i) The Group Companies have granted no other Persons (including any Affiliates thereof) any current or future right to occupy any of the Leased Real Property during the term of each of the Leased Real Property leases.

(j) No Group Company has an obligation to restore the premises subject to the Leased Real Property to their condition at the start of the applicable lease or otherwise, whether on the date hereof or at the termination or expiration of the lease, except as expressly set forth in the lease for such Leased Real Property

(k) As of the date hereof, no construction (excluding routine maintenance and repair work) is currently being performed or is anticipated to be performed at any Owned Real Property or Leased Real Property

(l) No Group Company reasonably expects to be required as a result of any alterations to any real property or facilities to expend greater than Twenty-Five Thousand Dollars ($25,000) in causing such Group Company to comply with the surrender conditions set forth in the applicable lease for any Leased Real Property.

(m) The Company acknowledges that there is no broker, consultant, finder or Person performing similar duties or functions who might be entitled to any fee or commission with respect to the Owned Real Property or Leased Real Property.

5.10 Ownership and Sufficiency of Assets. Each Group Company has good and marketable title to, or a valid and binding leasehold or license interest in, all of the rights, properties and assets used by it, free and clear of all Encumbrances other than Permitted Encumbrances. No Affiliate or owner of a Group Company (other than another Group Company) owns or has any rights to any rights, property or assets used by any Group Company. Each Group Company’s rights, properties and assets are sufficient for the continued conduct by it of its business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the material rights, properties and assets necessary to conduct its business as currently conducted.

5.11 Condition. The items of tangible personal property of each Group Company are structurally sound, are in good operating condition and repair (subject to normal wear and tear consistent with the age of such tangible personal properties), and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs.

5.12 Intellectual Property.

(a) As used herein:

(i) “Company Intellectual Property” means all Intellectual Property that is owned by the Group Companies.

(ii) “Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, production agreements, co-production agreements, output agreements, option agreements, vendor agreements, work for hire agreements, service agreements, certificates of results and proceeds, releases covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), relating to Intellectual Property to which a Group Company is a party, beneficiary or otherwise bound, excluding Contracts relating to unmodified or non-customized, generally commercially available Intellectual Property, on standard terms for an individual acquisition cost, including any maintenance and support costs, of $20,000 or less in the aggregate (“Mass Market IP Contract”). Without limiting the generality of the foregoing, and for the avoidance of doubt, the Company IP Agreements include all Contracts relating to any content or other works of authorship licensed by or to, or acquired by, a Group Company, including all Contracts with content providers, excluding Mass Market IP Contracts.

(iii) “Company IP Registrations” means all Company Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

(iv) “Intellectual Property” means all intellectual property and intellectual property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all rights in: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies, logins and passwords related thereto and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable or published, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); (f) Software; (g) semiconductor chips and mask works; (h) rights of publicity, rights of privacy, rights to name and likeness, and similar rights; and (i) any other similar intellectual property rights and proprietary interests and registrations and applications for the foregoing.

(v) “Software” means any and all (a) computer programs, including any and all software implementations of algorithms, heuristics, models and methodologies, whether in source code or object code, (b) testing, validation, verification and quality assurance materials relating to any of the foregoing, (c) databases, conversions, interpreters and compilations, whether machine readable or otherwise, relating to the foregoing, (d) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (e) all documentation, including user manuals, web materials and architectural and design specifications and training materials, relating to any of the foregoing, (f) software development processes, practices, methods and policies recorded in permanent form, relating to any of the foregoing, and (g) performance metrics, sightings, bug and feature lists, build, release and change control manifests recorded in permanent form, relating to any of the foregoing.

(b) Section 5.12(b) of the Disclosure Schedule lists all (i) Company IP Registrations (including, as applicable, the owner, the application or registration number, and the filing jurisdiction) and (ii) Company Intellectual Property, including any of the following that exist: proprietary Software (the “Owned Software”) or common law trademarks that are not registered but that are material to any Group Company’s business. All required filings and fees related to Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Company IP Registrations are otherwise in good standing. The Company has provided Buyer with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Company IP Registrations that are in the Company’s possession. Section 5.12(b) of the Disclosure Schedule sets forth all required actions, filings and fees related to Company IP Registrations that are due within 180 days from the Closing Date to maintain such Company IP Registrations in good standing.

(c) One or more Group Companies is the sole and exclusive legal and beneficial, and with respect to Company IP Registrations, record, owner of all right, title and interest in and to Company Intellectual Property, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of the businesses of the Group Companies, in each case, free and clear of Encumbrances other than Permitted Encumbrances and security interests recorded at the USPTO. Without limiting the generality of the foregoing, except as would not be material to the Group Companies, each Group Company has entered into binding, written agreements with every current employee and independent contractor of such Group Company, whereby such employees and independent contractors (i) have assigned to such Group Company any ownership interest and right they may have in any Intellectual Property created in the performance of their duties for such Group Company and/or agreed that such Intellectual Property was created as a “work for hire” for a Group Company and (ii) acknowledge a Group Company’s exclusive ownership of all Company Intellectual Property. The Company has provided Buyer with true and complete representative copies of such agreements.

(d) The Group Companies’ respective rights in Company Intellectual Property and Company Other Intellectual Property (as defined below) are valid, subsisting and, except in the case of pending applications for Company IP Registrations, enforceable. To the Company’s Knowledge, Company Intellectual Property, together with any additional Intellectual Property that is subject to a Company IP Agreement or Mass Market IP Contract (“Company Other Intellectual Property”), constitutes all the Intellectual Property used in or necessary for the conduct by each Group Company of its business as conducted prior to the Closing and as proposed to be conducted immediately following the Closing, and is sufficient in all material respects for such purposes. The content license agreements set forth on Schedule 1.1(b)(iv) are all content license agreements to which a Group Company is a party other than Mass Market IP Contracts.

(e) The consummation of the Transactions will not result in the material loss or impairment of or an obligation of a Group Company to make payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, a Group Company’s right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of its business prior to the Closing.

(f) Each Group Company’s conduct of its business as currently and formerly conducted by it, and the products, processes and services of such Group Company, including Company Intellectual Property and Company Other Intellectual Property, to the Company’s Knowledge, have not infringed, misappropriated, diluted or otherwise violated, and do not and will not infringe, dilute, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person, and the conduct by each Group Company of its business as currently and formerly conducted, including the exploitation of Company Intellectual Property, to the Company’s Knowledge, does not breach any material respect of any agreement with any Person. To the Company’s Knowledge, other than identified in Section 5.12(f) of the Disclosure Schedule, no Person has within the past three (3) years infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Company Intellectual Property and/or any Company Other Intellectual Property in any material respect.

(g) Other than as identified in Section 5.12(g) of the Disclosure Schedule, there are no Actions (including any oppositions, interferences or re-examinations) settled, pending or threatened (including in the form of offers to obtain a license) in the past three (3) years: (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by a Group Company; (ii) challenging the validity, enforceability, registrability or ownership of any of Company Intellectual Property or a Group Company’s rights with respect to any Company Intellectual Property or Company Other Intellectual Property; or (iii) by a Group Company or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of Company Intellectual Property or Company Other Intellectual Property. No Group Company has received notification that it is subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any of Company Intellectual Property (other than prosecution proceedings for Company IP Registrations with the applicable issuing or granting Governmental Authority). To the Company’s Knowledge, no Group Company has libeled or defamed any Person, or engaged in any unfair competition or trade practices under the applicable Law of any jurisdiction.

(h) Other than as identified in Section 5.12(h) of the Disclosure Schedule, no Group Company is party to any settlement, covenant not to sue, Contract or Governmental Order resulting from any Action that (i) permits third parties to use any Company Intellectual Property, (ii) restricts a Group Company’s rights with respect to any Company Intellectual Property or any Company Other Intellectual Property beyond the specific terms of Company IP Agreement pursuant to which a Group Company acquired rights to such Company Other Intellectual Property, (iii) restricts a Group Company’s business in order to accommodate any other Person’s rights in connection with any Company Intellectual Property or any Company Other Intellectual Property beyond the specific terms of Company IP Agreement pursuant to which a Group Company acquired rights to such Company Other Intellectual Property or (iv) requires any future payment by a Group Company to any Person in connection with any Company Intellectual Property or any Company Other Intellectual Property beyond the specific terms of Company IP Agreement pursuant to which a Group Company acquired rights to such Company Other Intellectual Property.

(i) The Group Companies have maintained all material confidential information and trade secrets that are part of the Company Intellectual Property in confidence in accordance with reasonable protection procedures based on the importance of such Company Intellectual Property. Each Group Company has taken reasonable precautions to protect the secrecy, confidentiality and value of any trade secrets that are part of Company Intellectual Property and Company IP Agreements respecting Company Intellectual Property and Company Other Intellectual Property. Any trade secrets that are a material part of Company Intellectual Property and Company IP Agreements respecting Company Intellectual Property and Company Other Intellectual Property are not part of the public knowledge or literature and have not been used, divulged or appropriated either for the benefit of any Person or to the detriment of a Group Company. The Company has delivered to Buyer documentation with respect to any trade secret included in Company Intellectual Property and Company IP Agreements respecting Company Intellectual Property and Company Other Intellectual Property, which documentation is accurate in all material respects and reasonably sufficient in detail and content to identify and explain each such trade secret.

(j) Each Group Company’s technology systems are reasonably sufficient for the existing needs of such Group Company, including as to capacity, scalability and ability to process current peak volumes in a timely manner; such technology systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary in all material respects for the operation of its business; such technology systems (to the extent dedicated to such Group Company), other than software that is duly and validly licensed to such Group Company pursuant to a valid and enforceable Contract, are owned and operated by, and or are under the control of, such Group Company. Each Group Company has implemented all critical security patches provided by third party licensors for such Group Company’s technology systems. Each Group Company has disaster recovery plans and procedures for its business.

(k) To the Company’s Knowledge, neither the Owned Software nor any other Software used by a Group Company pursuant to a Company IP Agreement contains any computer code or any other mechanisms that are intended to or that will (i) disrupt, disable, erase, or harm in any way such Software’s operation, or cause such Software to damage or corrupt any data, hardware, storage media, programs, equipment, or communications of a computer system, or (ii) permit any Person to access such Software or any of a Group Company’s technology systems without authorization. No Group Company has provided, nor is obligated to provide, the source code for any Owned Software to any third party, including any escrow agent.

(l) To the Company’s Knowledge, no Open Source Software is or has been included, incorporated or embedded in, linked to, combined or distributed with or used in the delivery or provision of any Owned Software in a manner that requires, has caused, or may cause a Group Company to (i) distribute or otherwise make available to the general public any source code for any Software that is Company Intellectual Property, (ii) license any Owned Software or any portion thereof for the purpose of making modifications or derivative works, (iii) distribute or make available any Software that is Company Intellectual Property without royalty or with reduced compensation, or (iv) grant a license under any patent or other Intellectual Property rights. To the Company’s Knowledge, no Group Company is in breach of or default under (nor is it alleged to be in breach of or default under) any license governing use of Open Source Software. As used herein, “Open Source Software” means all open source software, public source software, “copyleft” software, shareware, freeware and similar software, as such terms are understood in the software industry, in executable code or source code form.

(m) To the Company’s Knowledge, the Group Companies have complied in all material respects with all Internet domain name registration and other requirements of Internet domain administration authorities concerning all domain names that are Company Intellectual Property, and operated all websites associated with such domain names in accordance with all applicable Laws. To the Company’s Knowledge, the Group Companies are the owner of, or have sufficient rights to display or make available, all content, data, and other information displayed or made available, as applicable, on all websites, promotional material, advertisements, and press releases associated with any domain name included in Company Intellectual Property.

5.13 Accounts Receivable; Accounts Payable.

(a) The Accounts Receivable reflected on the Interim Balance Sheet and the Accounts Receivable arising after the date thereof (i) have arisen from bona fide transactions entered into by the respective Group Company involving the sale of goods or the rendering of services in the Ordinary Course of Business, (ii) constitute only valid, undisputed claims of the respective Group Company not subject to claims of set-off or other defenses or counterclaims and (iii) subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to Accounts Receivable arising after the Interim Balance Sheet Date, on the accounting records of the respective Group Company, and no Group Company has agreed to accept a discount on the payment of any such Accounts Receivable. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to Accounts Receivable arising after the Interim Balance Sheet Date, on the accounting records of each Group Company have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes. To the Company’s Knowledge, no account debtor has refused or threatened to refuse to pay its obligations for any reason, no account debtor is insolvent or bankrupt, and none of the Accounts Receivable are pledged to any third party.

(b) Section 5.13(b) of the Disclosure Schedule describes the sources of the Accounts Receivable in excess of Two Hundred Thousand Dollars ($200,000) reflected on the Interim Balance Sheet or arising after the date thereof.

(c) The accounts payable reflected on the Interim Balance Sheet and arising after the date thereof have arisen from bona fide transactions entered into by the respective Group Company in the Ordinary Course of Business. No Group Company has written-off or reversed any accounts payable or liability reserves in a manner inconsistent with prior practice. The accrued expenses reflected on the Interim Balance Sheet or accrued after the date thereof have arisen from bona fide transactions entered into by the respective Group Company in the Ordinary Course of Business.

5.14 Customer Programs; Suppliers.

(a) Section 5.14(a) of the Disclosure Schedule contains a general summary of the customer programs under which any Group Company has any Liability in excess of One Hundred Thousand Dollars ($100,000), together with the amount of such Liability as of the date of this Agreement.

(b) Section 5.14(b) of the Disclosure Schedule sets forth a list of the ten (10) largest suppliers (“Material Suppliers”) of each Group Company, as measured by the dollar volume of purchases from such suppliers, during each of the twelve (12) month periods ended December 31, 2019 and December 31, 2020 and during the five (5) month period ended on the Interim Balance Sheet Date, showing the amount of payments made by such Group Company to each such supplier during each such period.

(c) No Group Company has received written, or to the Company’s Knowledge, oral notice from any Material Supplier that such Material Supplier will be, and to the Company’s Knowledge, no Material Supplier intends to or is considering, terminating, cancelling, discontinuing, reducing, changing the terms (whether related to payment, price, quantity of business or otherwise) of, or otherwise adversely modifying, in each case in any material respect, its business with the respective Group Company, whether as a result of any of the transaction described in this Agreement or otherwise (and no Group Company has any reasonable basis to believe that any reasons exist (including as a result of the Transactions or any potential change in management or ownership of any Group Company) for any Material Supplier to take any such action). No Group Company is or has during the past twelve (12) months been, involved in any material claim, dispute or controversy with any Material Supplier.

5.15 Insurance. Section 5.15 of the Disclosure Schedule sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, errors and omissions, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by each Group Company (including those policies under which it is named as an additional insured) (collectively, the “Insurance Policies”). True, correct and complete copies of the Insurance Policies have been made available to Buyer. The Insurance Policies are in full force and effect and shall remain in full force and effect following the Closing. No Group Company has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of the Insurance Policies. All premiums due on the Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. To the Company’s Knowledge, except as specified in Section 5.15 of the Disclosure Schedule the Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of any Group Company. All the Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who, to the Company’s Knowledge, are financially solvent as of the date of this Agreement; and (c) have not been subject to any material lapse in coverage. There are no claims related to any Group Company pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights (other than a general reservation of rights). No Group Company is in default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any of the Insurance Policies. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Group Companies and are sufficient for compliance with all applicable Laws and Contracts to which each Group Company is a party or by which it is bound. Section 5.15 of the Disclosure Schedule describes (i) any self-insurance arrangement of each Group Company, including any reserves established thereunder as of the date of this Agreement; (ii) any Contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk to which a Group Company is a party; and (iii) all obligations of a Group Company to provide insurance coverage to third parties (for example, under Leased Real Property) or to maintain a certain level of insurance coverage and identifies the policy under which such coverage is provided and the contract requiring such coverage.

5.16 Legal Proceedings; Governmental Orders.

(a) Section 5.16(a) of the Disclosure Schedule identifies and provides a summary of the status and material claims involved in each Action that is currently or the past five (5) years was pending, or, to the Company’s Knowledge, threatened against or by any Group Company (or any of its Representatives with respect to their business activities on behalf of any Group Company) affecting any of its properties or assets. Except as set forth in such Section 5.16(a) of the Disclosure Schedule, each Group Company has insurance that will cover all Losses that may be incurred by the respective Group Company in connection with each such pending Action.

(b) There are no Actions pending or, to the Company’s Knowledge, threatened against or by any Group Company that challenges or seeks to prevent, enjoin or otherwise delay the Transactions. No event has occurred, or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(c) There are no, nor in the past five (5) years have there been, any outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting any Group Company (or any of its Representatives with respect to their business activities on behalf of any Group Company) or any of its properties or assets. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

5.17 Compliance With Laws; Permits.

(a) Each Group Company has been in compliance in all material respects with all Laws. No Group Company has been charged with and, to the Company’s Knowledge, is not now under investigation with respect to, a violation of any Law. No Group Company has received any written, or to the Company’s Knowledge, oral communication during the past five (5) years from a Governmental Authority that alleges that it is not in compliance with any Law.

(b) Each Group Company (i) holds, and is in material compliance with the terms of, all Permits that are necessary to enable such Group Company to conduct its business, all of which are listed on Section 5.17(b) of the Disclosure Schedule, (ii) has not received any notice of the institution of any Action to revoke any such Permits or alleging that such Group Company fails to hold such Permits, (iii) has not received any notice that any loss or expiration of any such Permit is pending, other than expiration in accordance with the terms thereof, and (iv) has no Knowledge of any threatened or reasonably foreseeable loss or expiration of any such Permit, other than expiration in accordance with the terms thereof. The Permits are valid and in full force and effect and none of the Permits will be terminated or impaired or become terminable as a result of the Transactions.

5.18 Environmental Matters.

(a) As used herein:

(i) “CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

(ii) “Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

(iii) “Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes the following (including their implementing regulations and any state analogs): CERCLA; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

(iv) “Environmental Notice” means any written directive, notice of violation, citation or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

(v) “Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required, issued, granted, given, or authorized by any Governmental Authority pursuant to Environmental Law.

(vi) “Hazardous Materials” means all pollutants, contaminants, wastes, hazardous or toxic substances or materials, including all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, toxic mold, asbestos and asbestos-containing materials, ignitable, reactive or corrosive substances, by-products, process intermediate products or wastes, petroleum or petroleum fractions and products, PFAS, volatile organic compounds, lead-containing paint, urea-formaldehyde insulation, polychlorinated biphenyls, radon, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, the use, handling or disposal of which by any Group Company could reasonably be expected to result in liability under any applicable Environmental Law or that is or is defined as hazardous, toxic or injurious by, or regulated as such under, any Law or is in any way governed by or subject to any applicable Environmental Laws.

(vii) “Release” means any release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

(b) Except as set forth in Section 5.18(b) of the Disclosure Schedule:

(i) Each Group Company is currently and, since January 1, 2016, has been in compliance in all material respects with all Environmental Laws and has not received any Environmental Notice or Environmental Claim or written request for information from a Governmental Authority pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations as of the Closing Date. As used herein in this Section 5.18, “Group Company” includes any Person that may be a predecessor entity to the Group Company (as otherwise defined) or its business by any legal means, including (A) pursuant to any applicable Law, whether by statutory merger, de facto merger, consolidation, combination, division, dissolution, reorganization or otherwise or (B) based on any theory or doctrine of successor liability, whether by statute or at common law.

(ii) Each Group Company has obtained and is (and since January 1, 2016 has been) in material compliance with all Environmental Permits required of any Group Company necessary for the ownership, lease, operation or use of the business or assets of each Group Company and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by each Group Company through the Closing Date in accordance with Environmental Law in all material respects, and to the Knowledge of the Company, there is no condition, event or circumstance that would reasonably be expected to materially prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of any Group Company as currently carried out. With respect to any such Environmental Permits, each Group Company has undertaken, or will use commercially reasonable efforts to undertake, all measures necessary to facilitate transferability of the same prior to the Closing Date, and to the Knowledge of the Company, no Group Company is aware of any condition, event or circumstance that would reasonably be expected to materially prevent or impede the transferability of the same, nor have they received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(iii) No real property currently or, to the Knowledge of the Company, formerly owned, operated or leased by each Group Company is listed on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, which listing could reasonably be expected to result in a material Liability of any Group Company.

(iv) There has been no material Release of Hazardous Materials with respect to the business or assets of any Group Company or any real property currently or formerly owned, operated or leased by any Group Company which has not been fully resolved in material compliance with Environmental Laws, and no Group Company has received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of each Group Company (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a material violation of Environmental Law or material term of any Environmental Permit by any Group Company.

(v) All active aboveground or underground storage tanks owned or operated by the Company are in material compliance with all Environmental Laws and Environmental Permits and, to the Knowledge of the Company, any historical above ground and underground storage tanks have been properly closed in compliance with Environmental Laws and Environmental Permits in all material respects.

(vi) To the Knowledge of the Company, no off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by each Group Company has been placed on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and no Group Company has received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by each Group Company.

(vii) No Group Company has retained or assumed, by contract or, to the Knowledge of the Company, by operation of Law, any material liabilities or obligations of third parties under Environmental Law.

(viii) The Company has provided or otherwise made available to Buyer and listed in Section 5.18(b)(viii) of the Disclosure Schedule: (i) any and all material environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar material documents with respect to the business or assets of each Group Company or any currently or formerly owned, operated or leased real property which are in the possession or control of each Group Company related to material compliance with Environmental Laws, and material Liabilities associated with Environmental Claims, Environmental Notices or a material Release of Hazardous Materials; and (ii) any and all material documents concerning material planned capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure material compliance with Environmental Laws (including material costs of remediation, pollution control equipment and operational changes).

(c) No Group Company is aware of or reasonably anticipates, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of each Group Company as currently carried out.

5.19 Employee Benefit Matters.

(a) Section 5.19(a) of the Disclosure Schedule contains a true and complete list of each pension, benefit, retirement, compensation, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, option, appreciation right, stock or stock-based, change in control, retention, medical or life insurance, welfare, short- or long-term disability, cafeteria plan, severance, vacation, paid time off, material fringe-benefit and other similar agreement, plan, policy, program or arrangement, in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder (“ERISA”), whether or not tax-qualified and whether or not subject to ERISA, which is maintained, sponsored, contributed to, or required to be contributed to by any Group Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of any Group Company or any spouse or dependent of such individual, or under which each Group Company has or may have any Liability, contingent or otherwise (as listed on Section 5.19(a) of the Disclosure Schedule, each, a “Benefit Plan”).

(b) With respect to each Benefit Plan, the Company has provided to Buyer accurate, current and complete copies of each of the following to the extent applicable: (i) the plan document together with all amendments thereto; (ii) a written summary of all material plan terms of any Benefit Plan that has not been reduced to writing; (iii) copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the Transactions or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) a copy of the most recent favorable determination, opinion or advisory letter from the Internal Revenue Service; (vi) copies of the three most recently filed Forms 5500, with schedules and financial statements attached thereto; (vii) the financial statements and/or actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years, and a current estimate of accrued and anticipated liabilities thereunder; (viii) copies of material notices, letters or other correspondence with respect to the registration, maintenance or qualification requirements applicable to a Benefit Plan from any Governmental Authority, including the Internal Revenue Service, Department of Labor or Pension Benefit Guaranty Corporation relating to the Benefit Plan; and (ix) the three (3) most recent, annual nondiscrimination tests.

(c) Each Benefit Plan has been established, administered and maintained in accordance with its terms and in material compliance with all applicable Laws (including ERISA and the Code). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable, nor has such revocation or unavailability been threatened. With respect to each Benefit Plan, no prohibited transaction (as defined in ERISA Section 406 or Code Section 4975) for which an applicable statutory or administrative exemption does not exist or any breach of fiduciary duty that may give rise to a civil penalty under ERISA Section 502(l) has occurred. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid, or, if not yet due, have been properly accrued for in accordance with the terms of such Benefit Plan and all applicable Laws, subject only to normal retrospective adjustments of premiums in the ordinary course for policy years or other applicable policy periods ending on or before the Closing Date.

(d) Neither any Group Company nor any other Person that, together with any Group Company, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”) has within the six years preceding the date hereof sponsored, maintained, or contributed to any (i) Benefit Plan that is or was subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code; (ii) “multiemployer plan” within the meaning of Section 3(37) of ERISA; (iii) “multiple employer plan” within the meaning of Section 413(c) of the Code; or (iv) “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(e) No provision of any Benefit Plan could reasonably be expected to result in any limitation on Buyer or any of its Affiliates from amending or terminating any Benefit Plan after the Closing. No Group Company has any commitment or obligation and has not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend or modify any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the Transactions or otherwise.

(f) Except as set forth on Schedule 5.19(f) of the Disclosure Schedule, no Benefit Plan provides health benefits (whether or not insured) with respect to employees or former employees (or any of their beneficiaries) of any Group Company or any of its ERISA Affiliates after retirement or other termination of service (other than coverage or benefits (i) required to be provided under Code Section 4980B or Part 6 of Subtitle B of Title I of ERISA or any similar state continuation coverage Laws and (ii) the full cost of which is borne by the employee or former employee (or any of their beneficiaries)).

(g) There is no pending or, to the Company’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(h) Each Benefit Plan that is subject to Section 409A of the Code has been documented in writing, maintained and operated in material compliance with such section and all applicable regulatory guidance (including notices, rulings and proposed and final regulations), and no amounts deferred under any such Benefit Plan is, or upon vesting or settlement will be, subject to the interest, penalties and additional Tax set forth under Section 409A of the Code. No Group Company has any indemnity or gross-up obligation to any Person for any Taxes or penalties imposed under Sections 4999 or 409A of the Code.

(i) Each individual who is classified by any Group Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(j) Except as set forth on Schedule 5.19(j), neither the execution of this Agreement nor any of the Transactions will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, or employee, of a Group Company to any compensation or benefits due under any Benefit Plan; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of each Group Company to merge, amend or terminate any Benefit Plan; or (iv) result in the payment of an “excess parachute payment” within the meaning of Code Section 280G.

(k) Each Benefit Plan that is a “group health plan” within the meaning of Section 5000(b)(1) of the Code is in compliance with the applicable terms of the Patient Protection and Affordable Care Act of 2010, as amended, including the market reform mandates and the employer-shared responsibility requirements, and no event has occurred nor circumstances exist that would cause the Group Company to be subject to any Taxes assessable under Sections 4980H(a) and 4980H(b) of the Code. The Group Company has complied with the annual health insurance coverage reporting requirements under Code Sections 6055 and 6056.

5.20 Employment Matters.

(a) Section 5.20(a) of the Disclosure Schedule contains a list of all persons who are employees, independent contractors or consultants of any Group Company as of the date hereof, including any employee who is on a leave of absence or furlough of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date or engagement date; (iv) exemption status and current annual salary or base hourly compensation rate; and (v) commission, bonus or other incentive-based compensation structure, as well as amounts paid over the previous twelve (12) months.

(b) Section 5.20(b) of the Disclosure Schedule sets forth the name of each employee, independent contractor and consultant of a Group Company that also provides services to any Affiliate thereof (other than another Group Company) and describes the nature of the services so provided to each such entity, the time spent on providing such services (on a weekly and monthly basis) and how compensation for such person is allocated between the entities.

(c) Section 5.20(c) of the Disclosure Schedule contains a complete and accurate list of all independent contractors, freelancers, consultants, temporary employees or leased employees of each Group Company (“Contingent Workers”), showing for each Contingent Worker such Contingent Worker’s role or nature of services provided, fee or compensation arrangements, date of engagement, location, average weekly work hours, expected end date, any written notice period required for termination of the independent contractor relationship, and other material contractual terms with the applicable Group Company.

(d) No Group Company is, nor has it been in the last three (3) years, a party to, bound by, or in negotiations concerning any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been during this time, any Union representing or purporting to represent any employee of any Group Company in connection with such employee’s employment with that Group Company, and, to the Company’s Knowledge, no Union or group of employees is seeking or has sought to organize employees of any Group Company for the purpose of collective bargaining. There is not, nor has there been in the past three (3) years, any threat of any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute within any Group Company or by any of its employees. No Group Company has a duty to bargain with any Union.

(e) Each Group Company is and, for the past three (3) years, has been in compliance in all material respects with all applicable Laws governing the employment of each Group Company’s employees, including all such Laws governing labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by each Group Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees classified as exempt from the minimum wage and overtime pay requirements of the Fair Labor Standards Act and state and local wage and hour laws are properly classified. There are no Actions against any Group Company pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, or independent contractor of any Group Company, or the termination thereof, including any claim of unfair labor practices, employment discrimination, harassment, retaliation, equal pay, unpaid wages or any other matter arising under applicable labor or employment Laws.

(f) Each Group Company has complied with the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses (the “WARN Act”) for at least the past three (3) years and no Group Company has any plans to undertake any action in the future that would trigger the WARN Act or any similar state, local, or foreign laws, whether individually or in the aggregate.

(g) To the Company’s Knowledge, no employee is a party to or bound by any Contract that (i) prohibits or purports to prohibit any employee from performing his or her duties to the Group Company, (ii) could reasonably be expected to materially and adversely affect the ability of Buyer or any Group Company to conduct its business, (iii) restricts or limits in any way the scope or type of work in which he or she may be engaged other than for the benefit of a Group Company, (iv) requires him or her to transfer, assign or disclose information concerning his or her work on behalf of any Group Company to anyone other than a Group Company or (v) would be breached as a result of the consummation of the Transactions. To the Company’s Knowledge, no employee has any plans to terminate his or her employment within the next twelve (12) months. No former employee of any Group Company is a party to or bound by, any Contract with any Group Company that could materially and adversely affect the ability of any Group Company to conduct its business.

(h) In the past three (3) years, each Group Company has promptly investigated all allegations of sexual harassment, discrimination, or retaliation of which it is aware. With respect to each such allegation determined by the applicable Group Company to have merit, the applicable Group Company has taken prompt corrective action that is reasonably calculated to prevent further improper action and does not reasonably expect any material liabilities with respect to any such allegations and is not aware of any such allegations against officers, directors, employees, contractors, or agents of such Group Company, that, if known to the public, would bring such Group Company into material disrepute.

5.21 Taxes.

(a) All material Tax Returns required to be filed on or before the Closing Date by any Group Company or have been filed. Such Tax Returns are true, complete and correct in all material respects. All material Taxes due and owing by any Group Company (whether or not shown on any Tax Return) have been paid. All material estimated Taxes required to be paid by each Group Company have been paid.

(b) Each Group Company has withheld and paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, franchisee, equityholder, member, or other party, and materially complied with all information reporting and backup withholding provisions of applicable Law.

(c) No claim has been made by any taxing authority in any jurisdiction where any Group Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d) No extensions or waivers of statutes of limitations that are currently in effect have been given or requested with respect to any Taxes of any Group Company.

(e) The amount of each Group Company’s Liability for unpaid Taxes for all periods ending on or after December 31, 2017 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of each Group Company’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of such Group Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f) All deficiencies asserted, or assessments made, against any Group Company as a result of any examinations by any taxing authority have been fully paid.

(g) No Group Company is a party to any Action by any taxing authority. To the Knowledge of the Company there are no pending or threatened Actions by any taxing authority.

(h) The Company has provided to Buyer copies of all income Tax Returns for the Group Companies for all Tax periods ending after December 31, 2017, and examination reports, and statements of deficiencies assessed against, or agreed to by, any Group Company since November 19, 2018.

(i) There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of any Group Company.

(j) No Group Company is a party to, or bound by, any Tax indemnity, Tax-sharing or Tax allocation agreement.

(k) No Group Company is a party to, or bound by, any closing agreement or offer in compromise with any taxing authority.

(l) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to any Group Company.

(m) No Group Company has been a member of an affiliated, combined, consolidated or unitary Tax group (other than any such group of which the Company is the common parent) for Tax purposes. No Group Company has Liability for Taxes of any Person (other than any Group Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor.

(n) No Group Company has been nor will it be required hereunder to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of accounting methods employed prior to the Closing, nor is any application pending with a Governmental Authority requesting permission for any changes in accounting methods that relate to the Companies. No Group Company will be required hereunder to include in income, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law), (ii) open transaction or installment disposition made on or prior to the Closing Date, (iii) intercompany transactions occurring at or prior to the Closing or any excess loss account in existence at Closing described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law), (iv) an election under Section 965 of the Code, or (v) prepaid amount received on or prior to the Closing Date.

(o) No Group Company is, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(p) No Group Company has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(q) No Group Company has consummated or participated in, nor is it currently participating in, any transaction which was or is a “Tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder. No Group Company has participated in, and is not currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulations Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign law.

(r) No Group Company has a permanent establishment outside its country of organization. No Group Company has entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. No Group Company has transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(s) The Company uses the accrual method of accounting for U.S. federal income Tax purposes.

(t) The Company has not deferred any payroll Taxes or availed itself of any of the Tax deferral, credits or benefits pursuant to the CARES Act or any similar applicable federal, state or local Law, including the Payroll Tax Executive Order, or otherwise taken advantage of any change in applicable Law in connection with the COVID-19 outbreak that has the result of temporarily reducing (or temporarily delaying the due date of) otherwise applicable payment obligations of the Company to any Governmental Authority.

(u) The Company is and at all times since the date of its incorporation has been classified as a corporation for U.S. federal and applicable state and local income Tax purposes. Section 5.21(v) of the Disclosure Schedule sets forth each other Group Company’s entity classification for U.S. federal and applicable state and local income Tax purposes since November 19, 2018.

(v) All transactions or arrangements made by the Group Companies with related parties have been made on arm’s length terms, in accordance with applicable transfer pricing principles.

(w) None of the assets of each Group Company is property that such entity is required to treat as being owned by any other person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended.

5.22 Certain Payments.

(a) Each Group Company in compliance with all applicable foreign, federal, state and local anti-bribery, anticorruption and anti-money laundering Laws, including the U.S. Foreign Corrupt Practices Act, as amended. Neither any Group Company nor any owner or Representative thereof or any other Person authorized to act for or on behalf of a Group Company, has (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, public or private, regardless of form, whether in money, property or services (A) to obtain favorable treatment in securing business; (B) to pay for favorable treatment of business secured; (C) to obtain special concessions or for special concessions already obtained; or (D) in violation of any Law, or (ii) established or maintained any fund or asset that has not been recorded in the books and records of a Group Company.

(b) No (i) owner, officer, director, employee, appointee or official representative of a Governmental Authority, (ii) political party or party official, or (iii) candidate for political or judicial office has any legal, financial or beneficial interest in this Agreement or any of the Transaction Documents.

(c) Neither a Group Company nor any owner, director, officer, employee, or to the Company’s Knowledge, agent or other Representative thereof is a person with whom dealings are restricted or prohibited under the export control and economic sanctions laws of any jurisdictions.

(d) No Group Company has committed any violation nor has it been investigated by any Governmental Authority with respect to any potential or actual violation of applicable sanctions laws.

(e) No Group Company has engaged in a transaction or dealing with any Person with whom transactions or dealings are prohibited or restricted by the export control or sanctions laws of any jurisdiction.

5.23 Data Privacy and Security.

(a) Each Group Company has implemented appropriate and sufficient internal and external-facing policies relating to the collection, use, storage, processing, access, transfer, disclosure, and protection of personal data, including privacy policies and written information security policies (“Privacy Policies”) that ensure compliance with this Section 5.23 and Data Protection Laws. Except for as identified in Section 5.23(a) of the Disclosure Schedule, the Group Companies’ Data Handling (as defined below) practices, including with respect to personal data, are and have been in material compliance with: (i) all applicable Laws that relate to privacy, security, data use and collection, data protection and destruction, data breach notification, data transfer, direct marketing, advertising, text messaging, telemarketing, profiling and tracking (collectively “Data Protection Laws”); (ii) any and all applicable industry rules, requirements and guidelines that relate to privacy, security, data use and collection, data protection and destruction, data breach notification, data transfer, direct marketing, advertising, text messaging, telemarketing, profiling and tracking, and have binding effect on the Group Companies, which may include those of the Network Advertising Initiative, the Digital Advertising Alliance, Entertainment Software Ratings Board, Children’s Advertising Review Unit and the Payment Card Industry Data Security Standards; (iii) all Privacy Policies; and (iv) all contractual obligations of the Group Companies that are applicable to the collection, use, storage, processing, access, transfer, disclosure and protection of personal data, including direct marketing, advertising, text messaging, telemarketing, profiling and tracking involving personal data (“Privacy Contracts”). “Data Handling” means the collection, use, storage, processing, access, transfer, disclosure and securing of data. Each Privacy Policy accurately describes in all material respects each Group Company’s Data Handling practices and no such notices or disclosures have been inaccurate, misleading or deceptive. Neither the execution, delivery and performance of this Agreement, nor the Transactions, will cause, constitute, or result in a material breach or violation of any Privacy Policies or Data Protection Laws. Copies of all current Privacy Policies have been made available to Buyer and such copies are true, correct and complete.

(b) Each Group Company has all rights (whether contractually by Law or otherwise) necessary in all material respects to access or use all personal data accessed or used by such Group Company in connection with the use or operation of its products, services, and business. Each Group Company has made all disclosures to, and obtained all consents from, users, subscribers, employees, contractors and any other applicable Persons required by applicable Data Protection Laws and Privacy Contracts and consistent with all Privacy Policies. To the Company’s Knowledge, each Group Company abides by any privacy choices (including opt-out preferences) of individuals relating to personal data required to be offered by Data Protection Laws.

(c) Each Group Company has at all times used all efforts (including implementing and monitoring compliance with reasonable measures with respect to technical, administrative, organizational, and physical security) sufficient to protect its information technology systems, personal data, Intellectual Property, and other confidential or proprietary information against loss and against unauthorized access, acquisition, use, modification, disclosure or other misuse. Each Group Company has a policy of regularly training its employees and contractors on its permissible Data Handling practices.

(d) To the Company’s Knowledge, other than identified in Section 5.23(d) of the Disclosure Schedule, there has been no suspected or confirmed unauthorized access to, use, loss, modification, acquisition, disclosure of, or other misuse of any personal data maintained by or on behalf of any Group Company. To the Company’s Knowledge, other than identified in Section 5.23(d) of the Disclosure Schedule, there have been no breaches of the security of any information technology systems or facilities of any Group Company, and the Group Companies’ information technology systems have not experienced any unpermitted intrusions or been adversely affected by any denial of service attacks.

(e) The consummation of the Transactions will not: (i) cause the Group Companies to violate any Data Protection Laws, Privacy Polices, or Privacy Contracts; (ii) require a Group Company to provide any notice to, or seek any consent from, any user, employee, subscriber, supplier, service provider or other third party thereunder as it relates to personal data; or (iii) under applicable Data Protection Law or a Group Company’s Privacy Policies, restrict, impair, or limit the ability of Data Handling by a Group Company as existed immediately before the Closing.

(f) To the Knowledge of the Company (for clarity, including as knowledge is defined by any applicable Law), no Group Company has directed any online services to children under the age of 13. To the Knowledge of the Company, no Group Company has shared, transferred or disclosed, nor has any obligation to disclose, any video viewing history of individuals with any third parties.

(g) Other than as identified in Section 5.23(g) of the Disclosure Schedule, to the Knowledge of the Company, no written, oral or other complaint, notice, investigation or inquiry, or claims relating to the information privacy or data security practices of a Group Company has been made to any Group Company or has been reported by, or is being, or has been, conducted by, any Governmental Authority relating to the information privacy or data security practices of a Group Company. To the Company’s Knowledge, no Action has been asserted or commenced, or threatened in writing, against a Group Company alleging non-compliance with applicable Data Protection Laws, Privacy Policies or Privacy Contracts.

5.24 Transactions with Related Persons. Except as set forth in Section 5.24 of the Disclosure Schedule (the items so disclosed, the “Related Party Transactions and Relationships”), no Group Company, nor any Related Person of any Group Company:

(a) owns any direct or indirect interest of any kind in, or controls or has controlled, or is a manager, officer, director, equityholder, member or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, vendor, customer, franchisee, landlord, tenant, creditor or debtor of any Group Company;

(b) owns or has an interest in, directly or indirectly, any property, asset or right used by any Group Company;

(c) owes any money to or is owed any money by any Group Company (other than accrued compensation in the case of any employee of a Group Company);

(d) provides goods or services to any Group Company (other than as an employee of a Group Company);

(e) is a party to a Contract, or is involved in any business arrangement or other relationship, with any Group Company (whether written or oral);

(f) has pledged any assets, posted any letters of credit or guaranteed any obligations on behalf of any Group Company (nor has any Group Company pledged any assets, posted any letters of credit or guaranteed any obligations on behalf of any such Person); or

(g) has any claim or cause of action against any Group Company.

5.25 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions or any other transactions, whether past, present or future, based upon arrangements made by or on behalf of any Group Company.

5.26 Franchise Matters.

(a) Except for (i) the individual U.S. restaurant franchises and area development franchises set forth on Section 5.26(a) of the Disclosure Schedule and (ii) the individual international restaurant franchises, area development franchises, master franchises, international franchises and other forms of international franchise relationships set forth on Section 5.26(a) of the Disclosure Schedule (collectively, the “Franchises”), no Group Company is currently a party to any Franchise Document with a Person (with respect to a restaurant franchise, a “Franchisee”) that would be defined as a “franchise” under the FTC Trade Regulation Rule entitled “Disclosure Requirements and Prohibitions Concerning Franchising,” or any other applicable federal, state, local or foreign constitution, statute, law, ordinance, rule, authorization or regulation promulgated or issued by a Governmental Authority that governs, regulates or otherwise affects the offer or sale of franchises (“Franchise Laws”). Section 5.26(a) of the Disclosure Schedule sets forth a true, correct and complete list of all Franchise Documents (and all amendments thereto and all side letters affecting the obligations of any party thereunder) to which any Group Company is a party or by which any of their respective properties or assets are bound and any understandings, commitments and agreements to enter into any of the foregoing. Section 5.26(a) of the Disclosure Schedule sets forth the name, address and telephone number of each and every current Franchisee, including the city, state and country location of the restaurant, area development, master franchise or other franchise relationship.

(b) All franchise disclosure documents and franchise offering circulars that were issued or otherwise used by any Group Company since December 31, 2016, and which may have been required to be furnished to prospective Franchisees pursuant to Franchise Laws in connection with the offer and sale of a franchise or an investment in a franchise to own or operate a restaurant of any Group Company (the “Company Disclosure Documents”), were prepared in material compliance with applicable Franchise Laws. The Company Disclosure Documents were true, accurate and complete in all material respects as of the date of their issuance and during the entire period in which they were used in connection with the offer or sale of the franchises and investments described above (the terms pursuant to which such offers or sales were made, the “Franchise Rights”) and, as of their issuance and use dates, did not misstate or omit any information material to a reasonable prospective purchaser of Franchise Rights. Each Franchise Document entered into was, with the exception of such modifications that may have been negotiated with such Franchisee, substantially similar to the form of Franchise Document incorporated into the respective Company Disclosure Document that, if required by Franchise Laws, was delivered to the Franchisee prior to the sale of the Franchise Rights.

(c) Since November 19, 2018, all offers and sales of franchises by the Group Companies have been made in material compliance with all applicable Franchise Laws in effect at the time of such offer or sale. The Group Companies have had, and continue to have, appropriate procedures in place to obtain executed and dated receipts thereof in material compliance with all applicable Franchise Laws.

(d) Since November 19, 2018, except as set forth in Section 5.26(d) of the Disclosure Schedule, the Group Companies have not (i) used independent sales representatives, contractors, brokers or consultants which were authorized to sell or promote Franchise Rights on behalf of the Group Companies or (ii) agreed to rebate or share with any third party amounts receivable under any Franchise Document.

(e) No Group Company has offered for sale, or sold, now or in the past, franchises or business opportunities for any brand other a brand of the Group Companies (which such brand name, from time to time, may have been modified by a prefix or a suffix or translated in international foreign language jurisdictions).

(f) The Company has delivered or made available to Buyer copies of all of the Franchise Documents. All such copies are true, correct, complete and authentic reproductions of the original Franchise Documents they purport to represent. Each such Franchise Document has been duly executed by the applicable Group Company, and, to the Knowledge of the Company, the Franchisee, and constitutes the valid and binding agreement of each party thereto, and is in full force and effect and is enforceable against each party thereto in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law). Except as set forth on Section 5.26(f) of the Disclosure Schedule, no Group Company is in material default under any Franchise Documents, and, to the Knowledge of the Company, the other party to each of the Franchise Documents is not in material default thereunder. The Company has delivered or made available to Buyer true, correct and complete copies of all Company Disclosure Documents used by the Group Companies in connection with the offer of Franchise Rights in any jurisdiction at any time since November 19, 2018.

(g) Since November 19, 2018, the Group Companies have complied in all material respects with all Franchise Laws and no Group Company has received any written notice from any Governmental Authority (other than routine comment letters from franchise regulators received in connection with registering or exempting the Company Disclosure Documents), with respect to any violation or alleged violation of any Franchise Laws, which non-compliance with or violation or alleged violation of a Franchise Law would reasonably be anticipated to be material to the Group Companies. Section 5.26(g) of the Disclosure Schedule sets forth a true, correct and complete list of all currently effective state franchise registrations, state franchise registration exemption filings, state business opportunity law exemption filings and all foreign franchise (or similar) registration filings obtained by the Group Companies.

(h) Except as set forth in Section 5.26(h) of the Disclosure Schedule, no Group Company is (i) currently a party to an agreement pursuant to which it is or would become directly or contingently liable (as a guarantor, co-signor or otherwise) for the obligations of any Franchisee and (ii) currently a party to any financing arrangement with any Franchisee.

(i) The transactions contemplated by this Agreement will not require the consent or approval by any Franchisee. Neither the execution of this Agreement nor the consummation of the Transactions will result in a violation of or a default under any Franchise Document.

(j) Except as set forth in Section 5.26(j) of the Disclosure Schedule, all of the Group Companies’ ownership interests in the rights of the franchisor under the Franchise Documents are free and clear of any Encumbrances other than Permitted Encumbrances. Except as set forth in the Franchise Documents, there is no contractual limitation on the right of any Group Company to expand the business and operations of the Group Companies, including the operation or franchising of restaurants of the Group Companies as currently conducted or currently proposed to be conducted into any geographic location in the United States.

(k) The Group Companies have not in any material respect engaged in any fraudulent or deceptive action, error, omission, misrepresentation or similar occurrence with respect to the offer or sale of any Franchise Rights, or in the filing, registration, execution or delivery of any Franchise Document, the Company Disclosure Documents or other franchise disclosure document, franchise offering circular or related instrument for which the applicable statutory limitations period has not expired.

(l) Except as permitted by the Franchise Laws, no Group Company has authorized its officers, directors, employees or representatives to furnish, and, to the Knowledge of the Company, none of its officers, directors, employees or representatives has furnished, any materials or information which is in any material respect inconsistent with any “financial performance representation” information or “earnings claim” information set forth in the Company Disclosure Documents, as those terms are defined by the Franchise Laws, or which would otherwise constitute a “financial performance representation” or “earnings claim”, as so defined.

(m) Except as set forth in Section 5.26(m) of the Disclosure Schedule, there are no agreements currently in effect with respect to the subordination of any Franchise Document or the waiver, alteration or modification of any rights of any Group Company under any such Franchise Document, including the waiver of any fees, costs or expenses due to any Group Company under any Franchise Document. Except as set forth in Section 5.26(m) of the Disclosure Schedule, no right of rescission, set-off, counterclaim or defense with respect to any Franchise Document has been asserted or threatened in writing.

(n) To the extent any Group Company granted any Franchisee a protected territory, exclusive territory, right of first refusal or area development rights (collectively, the “Territorial Rights”), (a) no Franchisee’s Territorial Rights conflict with the Territorial Rights of any other Franchisee and (b) the Group Companies have complied with and not violated such Territorial Rights. Except as set forth in the Franchise Documents, no Group Company has a written policy or procedure which in any way restricts or limits the right of the Group Companies to own or operate, or license others to own or operate, any business in any geographic location, including locations in close proximity to existing restaurants of the Group Companies, wherever located.

(o) There are no agreements with any Franchisee other than as set forth in the Franchise Documents and, to the Knowledge of the Company, there are no oral agreements granting the right for any Person to establish and operate a business under any Group Company brand.

(p) Since December 31, 2016 no administrative actions, subpoenas, requests for information, letters of inquiry, investigation or the like, formal or informal, have been issued to any Group Company in writing by any Governmental Authority relating to the Group Companies’ offer and sale of Franchise Rights (other than routine comment letters from franchise regulators received in connection with registering or exempting the Company Disclosure Documents) or which has had or may have a material effect on its rights and interests in any Franchise Document. Except as set forth in Section 5.26(p) of the Disclosure Schedule, since December 31, 2016, no Group Company has received a stop order, revocation or withdrawal of approval or exemption to offer and sell Franchise Rights in any jurisdiction (other than routine comment letters from franchise regulators received in connection with registering or exempting the Company Disclosure Documents).

(q) No Group Company has offered any existing Franchisee rescission as would be required under applicable Franchise Law arising from possible violations of such Franchise Law, and no existing Franchisee has asserted or exercised any statutory right of rescission arising from a violation of applicable Franchise Law.

(r) No Group Company has waived enforcement of any non-competition covenant or similar restriction under an existing Franchise Document. Notwithstanding the foregoing, Buyer acknowledges the limitations of enforcement of non-competition covenants under California law and agrees that any such limitations on enforcement with respect to California franchisees will not be deemed a violation of this representation.

(s) Except as set forth in Section 5.26(s) of the Disclosure Schedule, no Franchisee has provided written notice to any Group Company that it plans to (i) close its restaurant; (ii) terminate its Franchise Documents; (iii) sell its restaurant; (iv) not renew its Franchise Documents (when due or otherwise); or (v) cease to operate, leave or abandon its restaurant.

(t) No Franchisees or franchisee associations having Franchisees as members have brought legal claims against any Group Company that are still pending, and no franchisee associations having Franchisees as members have provided to any Group Company a written objection to the policies of the Group Companies.

5.27 Food Safety Matters. Each Group Company is, and for the past three (3) years has been, in material compliance with all applicable Food Safety Laws. For the past three (3) years there has not been a product recall by the Company or any Governmental Authority with respect to any food product produced, distributed, or sold by any Group Company. Company food products are and have been have been, to the extent applicable and required by Law, manufactured and held in a facility registered at all times with the US Food and Drug Administration (FDA), operating under a grant of inspection from USDA’s Food Safety and Inspection Service (as applicable), and otherwise appropriately licensed with all comparable Governmental Authorities, including state and local health authorities. No Group Company has received any written, or to the Knowledge of the Company oral, notice relating to any non-compliance with Food Safety Laws, or any Action, investigation, seizure or recall involving any food product produced or sold by any Group Company resulting from an alleged adulteration, misbranding, violation of Food Safety Laws, food poisoning or other adverse health effects (including allergic reactions). “Food Safety Laws” means the Federal Food, Drug, and Cosmetic Act, the Federal Trade Commission Act, applicable statutes and regulations of the United States Department of Agriculture, and analogous Laws of any Governmental Authority and their respective implementing regulations in each case which impose standards with respect to the quality and safety of food products intended for human consumption, including any such Laws relating to the handling, preparation, manufacturing, storage, distribution, marketing or sale of such products.

5.28 Inventory. The Inventory of each Group Company is in good and marketable condition, fit for the purpose for which it was procured or manufactured, and consists of a quality and quantity usable and salable in the Ordinary Course of Business. The Inventory on the Interim Balance Sheet and the Inventory arising after the Interim Balance Sheet Date and reflected on the books and records of each Group Company are stated thereon in accordance with GAAP, on a lower of cost or market basis, consistently applied. Reserves for markdowns, shortage, salvage, lower of cost or market, obsolete, excess, damaged or otherwise unsalable and unusable Inventory have been reflected on the Interim Balance Sheet in accordance with GAAP. All Inventory is owned by the Group Companies, free and clear of all Encumbrances other than Permitted Encumbrances, and no inventory is held on a consignment basis.

5.29 Corporate Names; Discontinued Operations; Business Locations.

(a) During the past five (5) years, no Group Company has been known as or used any fictitious or trade names except as set forth in Section 5.29(a) of the Disclosure Schedule.

(b) No Group Company is the surviving corporation of a merger or consolidation during the past five (5) years.

(c) Section 5.29(c) of the Disclosure Schedule accurately describes any commercial activity and/or legal entities that have been dissolved, discontinued, sold, transferred or otherwise disposed of by any Group Company in the past five (5) years.

(d) During the past five (5) years, no Group Company has had an office or place of business other than as set forth on Section 5.29(d) of the Disclosure Schedule.

5.30 Dataroom; Documents; Certificates.

(a) The Company has permitted Buyer to obtain, in electronic format, the true, accurate and complete contents of the Dataroom as such contents were posted therein five (5) Business Days prior to the date hereof.

(b) The Company has made available to Buyer a true and complete copy of each document (including all modifications, amendments and supplements thereto) referenced in this Article 5 or in the Disclosure Schedule.

(c) All certificates delivered by the Company at or in connection with Closing will be true and correct when delivered and as of the Closing.

5.31 Disclaimer of Certain Representations and Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE 4 AND ARTICLE 5 (AS QUALIFIED BY THE DISCLOSURE SCHEDULE), EACH OF THE SELLER AND THE COMPANY HAVE NOT MADE AND DO NOT MAKE, AND THE SELLER AND THE COMPANY HEREBY DISCLAIM, ANY AND ALL OTHER EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES, WHETHER WRITTEN OR ORAL, WITH RESPECT TO THE COMPANY, THE SHARES, THE GROUP COMPANIES, THE ASSETS OR LIABILITIES OR RESULTS OF OPERATIONS OF THE COMPANY OR THE GROUP COMPANIES OR ANY PART OF THE FOREGOING, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. FOR THE AVOIDANCE OF DOUBT, NOTHING IN THIS SECTION 5.31 SHALL RELEASE SELLER OR THE COMPANY FROM ANY LIABILITY FOR ANY CLAIM BASED ON FRAUD.

ARTICLE 6
Representations and warranties of buyer

Buyer represents and warrants to the Company and Seller that the statements contained in this Article 6 are true and correct as of the date hereof and shall be true and correct on the Closing Date as if made on the date thereon.

6.1 Organization. Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the state of Delaware. Buyer has full corporate power and authority to enter into this Agreement and the Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the Transactions.

6.2 Authority; Binding. Buyer has full power and authority to enter into and perform its obligations under this Agreement and the Transaction Documents to which it is a party and to consummate the Transactions. The execution, delivery and performance by Buyer of this Agreement and the Transaction Documents to which it is a party and the consummation by Buyer of the Transactions have been duly authorized by all requisite action on the part of Buyer and no other proceedings on the part of Buyer are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Transactions. This Agreement has been duly executed and delivered by Buyer, and, assuming due authorization, execution and delivery by the other parties, this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each Transaction Document has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by the other parties), such Transaction Document will constitute a legal, valid and binding obligation of Buyer enforceable against it in accordance with its terms.

6.3 No Conflicts; Consents. Assuming the accuracy of the representations and warranties of Seller and the Company contained herein, the execution and delivery by Buyer of this Agreement and each Transaction Document to which it is a party, and the performance by it of any actions contemplated hereunder or thereunder, does not and will not, directly or indirectly (with or without notice or lapse of time) (a) conflict with or violate any provision of the Governing Documents of Buyer or (b) conflict with, violate, result in a breach of, result in the acceleration of material obligations, loss of a benefit or increase in Liabilities or fees under, create in any Person the right to terminate, cancel or modify, or cause a default under or give rise to any rights or penalties under any provision of any Governmental Order or material Law to which Buyer is subject, except for such filings as may be required under the HSR Act.

6.4 Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened, against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the Transactions.

6.5 Brokers. Except for Duff & Phelps Securities, LLC (“D&P”), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

6.6 Buyer Shares. Upon issuance, the Buyer Shares issued as the Aggregate Buyer Share Payment Amount will be, when issued, duly authorized, validly issued, fully paid and non-assessable, and will not be subject to any option, call, preemptive, subscription or similar rights or Encumbrances, other than Permitted Encumbrances and as provided herein, and restrictions on transfer imposed by state and federal securities Laws. As of the date hereof, the authorized capital of Buyer consists of: (a) 4,900,000 shares designated as 8-1/4% Series B Cumulative Preferred Stock, 1,643,272 of which are issued and outstanding immediately prior to the execution of this Agreement, (b) 100,000 shares designated as Series A Preferred Stock of Buyer, 80,000 of which are issued and outstanding immediately prior to the execution of this Agreement, and (c) 25,000,000 shares of Common Stock of Buyer, 12,459,428 of which are issued and outstanding immediately prior to the execution of this Agreement.

6.7 Securities Laws.

(a) Accurate and complete copies of each report, registration statement, prospectus, schedule, form, statement, and definitive proxy statement that Buyer has filed with the SEC in the 12-month period preceding the Closing Date (collectively, the “SEC Reports”) have been filed through the SEC EDGAR system. As of the time it was filed with the SEC by Buyer, or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing: (i) each SEC Report complied in all material respects with the applicable requirements of the Securities Act and the rules and regulations promulgated thereunder or the Exchange Act and the rules and regulations promulgated thereunder (as the case may be), and (ii) none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b) No order, ruling or decision granted by any securities commission, stock exchange, court of competent jurisdiction or regulatory or administrative body or other Governmental Authority having jurisdiction is in effect, pending or, to the Knowledge of Buyer, contemplated or threatened, that restricts, prevents or suspends any trades in any securities of Buyer and, to the Knowledge of Buyer, no facts or circumstances exist which could reasonably be expected to give rise to any such order, ruling or decision or other similar claims or investigations.

(c) All of the issuer information contemplated by Rule 144(c) under the Securities Act in order to permit resale of the Buyer Shares issued as the Aggregate Buyer Share Payment Amount in compliance with Rule 144 under the Securities Act has been filed or furnished by Buyer during the twelve (12) months prior to the date of this Agreement. Buyer is not and has not been a “shell company” as defined under Rule 405 of the Securities Act and Rule 12b-2 under the Exchange Act.

(d) The issuance of the Buyer Shares to be issued as the Aggregate Buyer Share Payment Amount, as contemplated by this Agreement and the other documents or agreements ancillary hereto, will not, when issued, violate or conflict with any provisions of applicable U.S. federal or state Law or the rules, regulations and policies of the Exchange or any other applicable stock exchange or securities regulatory authority.

6.8 No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 6, BUYER HEREBY SPECIFICALLY AND EXPRESSLY DISCLAIMS AND DOES NOT MAKE ANY REPRESENTATION OR WARRANTY WITH RESPECT TO (A) THE ASSETS OR LIABILITIES OF BUYER, ANY GOVERNMENTAL APPROVALS, OR ANY OTHER MATTER RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT; (B) ANY FINANCIAL PROJECTION OR FORECAST RELATING TO THE BUSINESSES OF BUYER AND ITS SUBSIDIARIES; (C) MERCHANTABILITY OR RELATING TO TITLE; (D) NON-INFRINGEMENT, POSSESSION, OR QUIET ENJOYMENT OR THE LIKE; (E) FITNESS FOR ANY PARTICULAR PURPOSE; (F) THE VIABILITY OR LIKELIHOOD OF SUCCESS OF THE BUSINESSES OF BUYER AND ITS SUBSIDIARIES; OR (G) ANY OTHER INFORMATION MADE AVAILABLE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR OTHERWISE, BY OVERSIGHT OR OTHERWISE (ORALLY OR IN WRITING), WHETHER PURSUANT TO ANY PRESENTATION MADE BY OR ON BEHALF OF BUYER (INCLUDING ITS AFFILIATES AND REPRESENTATIVES), PURSUANT TO ANY ELECTRONIC OR PHYSICAL DELIVERY OF DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY OPINION, PROJECTION, STATEMENT, OR ADVICE), OR OTHERWISE, TO SELLER, ITS AFFILIATES AND REPRESENTATIVES.

6.9 Independent Investigation and Non-Reliance. Buyer acknowledges (for itself and on behalf of its Affiliates and Representatives) that it has conducted and completed its own investigation, analysis, and evaluation of the Group Companies, and that in making its decision to enter into this Agreement and to consummate the Transactions it has relied exclusively on its own investigation, analysis, and evaluation of the Group Companies and the representations and warranties expressly set forth in this Agreement and the other Transaction Documents. Buyer acknowledges and agrees (for itself and on behalf of its Affiliates and Representatives) that, except for the representations and warranties expressly set forth in ARTICLE 4 and ARTICLE 5 (as qualified by the Disclosure Schedule) and the other Transaction Documents, (a) neither Seller, the Group Companies, nor any of their respective Representatives or Affiliates (or any other person) makes, or has made, any representation or warranty relating to Seller, the Group Companies, or any of the Group Companies’ assets, properties, businesses, or operations or otherwise in connection with this Agreement or the Transactions, and neither Buyer nor any of its Affiliates or Representatives has relied or will rely upon any representation or warranty except for those expressly set forth in ARTICLE 4 and ARTICLE 5 (as qualified by the Disclosure Schedule) and in the other Transaction Documents; (b) no person has been authorized by Seller, the Group Companies, or any of their respective Representatives or Affiliates to make any representation or warranty relating to Seller or the Group Companies, or any of the Group Companies’ assets, properties, businesses, or operations or otherwise in connection with this Agreement or the Transactions, and if made, such representation or warranty must not and will not be relied upon by Buyer or any of its Affiliates or Representatives as having been authorized by Seller, the Group Companies, or any of their Representatives or Affiliates (or any other person); and (c) any estimate, projection, prediction, data, financial information, memorandum, presentation, or any other materials or information provided or addressed to Buyer or any of its Affiliates or Representatives, including any materials or information made available in connection with presentations by Seller, the Group Companies, or their Representatives or Affiliates, are uncertain and are not and will not be deemed to be or include representations or warranties unless and to the extent any such materials or information is the subject of any express representation or warranty set forth in ARTICLE 4 and ARTICLE 5 (as qualified by the Disclosure Schedule). For the avoidance of doubt, nothing in this Section 6.9 shall release Seller or the Company from any Liability for any claim based on Fraud.

ARTICLE 7
Pre-Closing Covenants

7.1 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), the Company shall, and shall cause each other Group Company to, (a) conduct its business in the Ordinary Course of Business and in substantially the same manner in which it has been regularly conducted, including, but not limited to, proceeding with the refranchising efforts in place as of the date hereof; (b) use commercially reasonable efforts to maintain its business, assets, relationships with employees, customers, supplier and franchisees, and operations as an ongoing business in accordance with past custom and practice; and (c) not engage in any practice, take any action, or enter into any transaction which, if engaged in, taken or entered into at any time between April 30, 2021 and the date hereof would be required to be set forth in Section 5.7 of the Disclosure Schedule. Without limiting the foregoing, from the date hereof until the Closing Date, the Company shall, and shall cause each other Group Company to:

(a) preserve and maintain its Permits;

(b) pay its debts, Taxes and other obligations when due;

(c) not accelerate any Accounts Receivable, accept a discount on any Accounts Receivable or delay paying any payables, or agree to any of the foregoing;

(d) not cancel or waive rights of substantial value, or agree to the foregoing;

(e) maintain the properties and assets owned, operated or used by it in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(f) continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(g) defend and protect its properties and assets from infringement or usurpation;

(h) perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;

(i) maintain its books and records in accordance with past practice; and

(j) comply in all material respects with all applicable Laws.

The Company shall not, nor shall it permit any other Group Company to, distribute, pay or otherwise use any cash on the Closing Date other than for payment of ordinary course payables in the Ordinary Course of Business.

Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (i) nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the business operations of any Group Company prior to the Closing and (ii) prior to the Closing, each Group Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the operations of its business.

7.2 Access to Information.

(a) From the date hereof until the Closing, the Company shall (a) afford Buyer and its Representatives full and free access, during regular business hours and upon reasonable notice, to and the right to inspect all of the properties, assets, premises, books and records, Contracts and other documents and data related to any Group Company; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to any Company as Buyer or any of its Representatives may reasonably request (including for Buyer to make a determination as to whether the conditions to Closing have been satisfied); and (c) instruct the Representatives of each Group Company to reasonably cooperate with Buyer in its investigation of each Group Company. In each case, Buyer or its Representatives being provided access shall make reasonable efforts to ensure that they do not unreasonably interfere with any of the business or operations of the Group Company providing such access. In the event that such Group Company is advised in by legal counsel that providing such access could violate any applicable Law or Contract to which it is a party, or waive any attorney-client privilege, then the parties shall use commercially reasonable efforts to permit such access in a manner that avoids any such violation or waiver.

(b) No investigation by Buyer or other information received by Buyer pursuant to this Section 7.2 or otherwise shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller or the Company in this Agreement.

(c) From the date hereof until the Closing, the Company shall furnish Buyer monthly financial statements and information of the type and detail currently prepared by any Group Company and such other financial, operating and other data and information related to any Group Company as Buyer or any of its Representatives may reasonably request. Additionally, Seller agrees to furnish such additional information as may be reasonably requested by Buyer to assure compliance with applicable federal and state securities Laws in connection with the purchase and sale of the Buyer Shares.

(d) Following execution of this Agreement and prior to the Closing Date, neither Buyer nor any of its Affiliates or Representatives shall contact any vendor, supplier and/or current or former franchisee of any Group Company without first obtaining the Company’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). The Company and Seller shall be entitled to receive at least one (1) Business Day prior written notice of the intended contact and to have a representative present when Buyer and/or its Affiliates or Representatives have any such contact with any such vendor, supplier, current franchisee and/or former franchisee.

7.3 No Solicitation of Other Bids.

(a) From the date hereof until the Closing, the Company and Seller shall not, and shall not authorize or permit any of its or their respective Affiliates or Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning an Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Company and Seller shall immediately cease and cause to be terminated, and shall cause each of their respective Affiliates and Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (A) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving any Group Company; (B) the issuance or acquisition of Shares or other Equity Interests of any Group Company; or (C) the sale, lease, exchange or other disposition of any significant portion of any Group Company’s properties or assets.

(b) The Company and Seller agrees that the rights and remedies for noncompliance with this Section 7.3 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

7.4 Approvals and Consents.

(a) From the date hereof until the Closing, the Company shall (i) use commercially reasonable efforts to file, make or obtain, as applicable, all registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers listed on Schedule 7.4 and (ii) make any payments required to accomplish the foregoing (and to the extent such payments are not made prior to the Closing, they shall be Closing Group Company Transaction Expenses).

(b) On or prior to the date hereof, the parties have filed a Notification and Report Form and documentary materials in respect of the Transactions that substantially comply with the provisions of the HSR Act, and the rules thereunder, with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice (and following the date hereof, the parties shall file as soon as practicable any form or report required by any other Governmental Authority relating to antitrust matters). Each of the parties shall (i) respond as promptly as practicable to any inquiries or requests received from any Governmental Authority for additional information or documentation, (ii) not extend any waiting period under the HSR Act or other antitrust Laws or enter into any agreement with any Governmental Authority not to consummate the Transactions, except with the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed, (iii) use reasonable best efforts to obtain an early termination of the applicable waiting period under the HSR Act, (iv) make any further filings or information submissions pursuant thereto that may be reasonably necessary or advisable and (v) promptly make any filings or submissions required under applicable antitrust Laws. Subject to Section 7.4(d), each of the parties shall use reasonable best efforts to obtain any clearance under the HSR Act or other antitrust Laws or to resolve any objections that may be asserted by the applicable Governmental Authority, in each case as promptly as practicable. Each of Buyer and the Company shall (A) promptly notify the other parties of any written communication to that party or its Affiliates from any Governmental Authority and, subject to applicable Law, permit outside antitrust counsel for the other parties to review in advance any proposed written communication to any of the foregoing, (B) not agree to participate, or to permit its Affiliates to participate, in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning the Transactions unless it consults with outside antitrust counsel for the other parties in advance and, to the extent permitted by such Governmental Authority, gives outside antitrust counsel for the other parties the opportunity to attend and participate thereat, and (C) to the extent permitted under applicable Law, furnish outside antitrust counsel for the other parties with copies of all correspondence, filings, and written communications between such party and its Affiliates and their respective representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions; provided however that such materials may be redacted in order to avoid (1) violating the provisions of any applicable Law or any confidentiality agreement; (2) causing the loss of the attorney-client privilege with respect thereto; or (3) disclosing highly sensitive business information not material to antitrust matters (such as deal valuation).

(c) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of a party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between a party and Governmental Authorities in the Ordinary Course of Business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to outside antitrust counsel for the other party in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide outside antitrust counsel for the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(d) In furtherance of, and not in limitation of the foregoing, the parties shall use reasonable best efforts to take or cause to be taken all actions necessary, proper, or advisable to, as soon as reasonably practicable, cause the expiration or termination of any applicable waiting period and obtain any consent, waiver, approval or authorization relating to the HSR Act or any other applicable antitrust or competition laws that are required for the consummation of the transactions contemplated by this Agreement, which efforts shall include, without limitation, in the case of Buyer to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer, the Company or any of their respective Affiliates, or (ii) change or restrict the operations of any such assets, businesses or interests; unless any such action under clause (i) or (ii) could in the good faith determination of Buyer reasonably be expected to (x) result in any material and adverse impact to the Group Companies as a whole or the economic or business benefits to Buyer of the Transaction, or (y) jeopardize the ability of Buyer to secure the Financing, in which case Buyer and its Affiliates shall not be required to take such action. In the event that any Governmental Authority requires the divestiture or the holding separate by Buyer of any of the assets relating to the Company in accordance with the preceding sentence, no adjustment shall be made to the Purchase Price and Buyer shall be required to hold such assets separate, or to divest them, as the case may be, following the Closing.

7.5 Cooperation with Financing. From the date hereof until the Closing, Seller shall, and shall cause the Group Companies to, use their respective commercially reasonable efforts to, and to cause their Representatives and accountants to use their commercially reasonable efforts to provide all cooperation that is reasonably necessary and requested by Buyer in connection with the Financing. The Group Companies hereby consent to the reasonable use of the Group Companies’ trademarks, service marks and logos solely in connection with the Financing; provided, that such trademarks, service marks and logos are used in a manner that does not violate any existing material contractual obligation of the Group Companies and is not intended to or reasonably likely to harm or disparage the Group Companies. The provisions under this Section 7.5 shall apply equally to any alternative financing (including any new financing commitments) contemplated hereby. In addition to the foregoing, the Group Companies hereby agree to deliver to Buyer on or prior to the Closing Date the unaudited consolidated balance sheets and related statements of income and cash flows of the Group Companies as of and for each fiscal quarter (other than the fourth fiscal quarter of any fiscal year) completed after December 31, 2020 and at least 45 days prior to the Closing Date. Notwithstanding the foregoing, it understood and agreed that Buyer shall have sole responsibility for the ultimate accuracy and completeness of any information provided to third parties in connection with its Financing or any alternative financing (including any new financing commitments), including the manner in which the Required Information is included therein, and neither the Group Companies nor any of their respective Affiliates or Representatives shall be liable, including but not limited to liability under Section 10 or Section 12 of the Securities Act, for the ultimate accuracy and completeness of the disclosures provided to prospective lenders and/or investors in connection with the Financing or any alternative financing (including any new financing commitments). Buyer further agrees that all projections and forward-looking statements included in any information provided to third parties in connection with its Financing or any alternative financing shall be included by Buyer in good faith and with reasonable basis after due consideration by Buyer of the underlying assumptions, estimates and other applicable facts and circumstances used by the Group Companies in any information provided by them to Buyer.

7.6 Closing Conditions. From the date hereof until the Closing, Seller shall, and shall cause the Company to, use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article 10 that are in such party’s reasonable control.

7.7 Non-Retained Employees. No later than ten (10) days prior to Closing, Buyer will deliver to Seller a list of all employees of the Group Companies that it does not desire for the Group Companies to continue retain following the Closing (the “Non-Retained Employees”), which employees will be terminated by the Group Companies effective as of immediately prior to the Closing. For the avoidance of doubt, neither Seller nor any Group Company shall be required to deliver a notice of termination to any Non-Retained Employees prior to the Closing but shall do so upon the Closing and deliver evidence thereto to Buyer.

7.8 Benefit Plans. Effective as of the day immediately preceding the Closing Date, the Company shall terminate or cause to be terminated each Benefit Plan of the Company designated on Schedule 7.8, unless Buyer provides written notice to the Company at least fifteen (15) days prior to the Closing Date that such Benefit Plans shall not be terminated.

7.9 Insurance. At its cost, Seller shall cause the Company to have in effect at the Closing “tail” insurance policies (each, a “Tail Policy”) with a claims period of six (6) years from and after the Closing Date with respect to each insurance policy of any Group Company set forth on Schedule 7.9 covering such Group Company on terms (as to coverage and amount) no less advantageous in the aggregate than under such current policies.

7.10 [*].

(a) [*].

(b) [*].

(c) [*].

(d) During the Lock-Up Period (as defined below), Seller shall be permitted to assign any and all of the Buyer Shares to one or more of the Owners, provided that prior to such assignment (i) Seller notifies Buyer in writing of the number and class of Buyer Shares being so assigned and the name and address of the Owner to whom the assignment is made and (ii) such Owner delivers to Buyer an agreement to be bound by the Lock-Up Period as if a party to this Agreement (a “Permitted Transferee”).

7.11 Registration Statement.

(a) Buyer shall prepare and file or cause to be prepared and filed with the SEC, as soon as reasonably practicable following the Closing, a Registration Statement for an offering to be made on a delayed or continuous basis, pursuant to Rule 415 of the Securities Act or any successor thereto (the “Resale Shelf Registration Statement”), registering the resale from time to time by Seller and any Permitted Transferees (each a “Holder” and collectively, the “Holders”) all of the Buyer Common Shares held by the Holders that (x) have not already been sold pursuant to an effective registration statement, (y) have not been distributed to the public pursuant to Rule 144 and (z) are still outstanding (such Buyer Common Shares, the “Registrable Shares”). The Resale Shelf Registration Statement shall be on Form S-3 (or, if Form S-3 is not available to be used by Buyer at such time, on Form S-1 or another appropriate form permitting Registration of such Buyer Shares for resale in accordance with any reasonable method of distribution elected by the Holders). Buyer shall use commercially reasonable efforts to cause the Resale Shelf Registration Statement to be declared effective as soon as reasonably practicable after filing but no later than the earlier of (i) 60 days following the Closing Date and (ii) the tenth Business Day after the date Buyer is notified (orally or in writing, whichever is earlier) by the SEC that the Resale Shelf Registration Statement will not be “reviewed” or will not be subject to further review and shall provide prompt notice to the Holders of such effectiveness; provided, however, that Buyer’s obligations to include the Registrable Shares held by a Holder in the Resale Shelf Registration Statement are contingent upon such Holder timely furnishing in writing to Buyer such information regarding such Holder, the Registrable Shares held by such Holder and the intended method of disposition of the Registrable Shares as shall be reasonably requested by Buyer to effect the registration of the Registrable Shares, and such Holder Buyer shall execute such documents in connection with such registration as Buyer may reasonably request that are customary of a selling stockholder in similar situations.

(b) Seller shall cause each Holder to comply with all applicable federal and state securities Laws in connection with the resale of Registrable Shares pursuant to the Resale Shelf Registration Statement. Buyer shall notify each Holder promptly upon discovery that the Resale Shelf Registration Statement or any supplement to any prospectus forming a part of the Resale Shelf Registration Statement contains a Material Misstatement and shall use commercially reasonable efforts to supplement or amend such prospectus as promptly as practicable so that such prospectus will not contain such Material Misstatement and shall provide a copy of such supplemented or amended prospectus to each Holder as promptly as practicable, but no later than one (1) Business Day following the filing thereof with the SEC. Upon being notified by Buyer of any Material Misstatement, Seller shall cause each Holder shall refrain from selling any Registrable Shares pursuant to the Resale Shelf Registration Statement until such holders receive from Buyer copies of a supplemented or amended prospectus prepared and filed by Buyer, or until Buyer notifies such holders in writing that the then current prospectus may be used.

(c) Following declaration of the effectiveness of the Resale Shelf Registration Statement, Buyer shall use commercially reasonable efforts to cause the Resale Shelf Registration Statement to be continuously effective until earlier of (i) six years after the date hereof and (ii) such time as there are no longer any Registrable Shares (such period, the “Registration Period”). If the Resale Shelf Registration Statement ceases to be effective under the Securities Act for any reason at any time during the Registration Period, the Buyer shall use its commercially reasonable efforts to promptly cause such Resale Shelf Registration Statement to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Resale Shelf Registration Statement), and in any event shall within thirty (30) days of such cessation of effectiveness, amend such Resale Shelf Registration Statement in a manner reasonably expected to obtain the withdrawal of any order suspending the effectiveness of such Resale Shelf Registration Statement or, file an additional registration statement for an offering to be made on a delayed or continuous basis pursuant to Rule 415 of the Securities Act registering the resale from time to time by Holders thereof of all securities that are Registrable Shares as of the time of such filing. If such an additional registration statement is filed, the Company shall use its reasonable efforts to (a) cause such additional registration statement to become effective under the Securities Act as promptly as is reasonably practicable after such filing, and (b) keep such additional registration statement (or another additional registration statement) continuously effective until the end of the Registration Period. The Buyer shall supplement and amend any Resale Shelf Registration Statement or additional registration statement contemplated hereunder if required by the rules, regulations or instructions applicable to the registration form used by the Buyer for such registration statement if required by the Securities Act or as reasonably requested by the Holders covered by such registration statement.

(d) From the date of this Agreement until the end of the Registration Period, Buyer shall use commercially reasonable efforts to make and keep public all of the issuer information contemplated by Rule 144 under the Securities Act, and file with the SEC in a timely manner all reports and other documents required to be filed by Buyer under the Securities Act and the Exchange Act, in each case in order to permit resale of the Buyer Shares issued as the Aggregate Buyer Share Payment Amount in compliance with Rule 144 under the Securities Act.

(e) The Holders of a majority of the Registrable Shares may on up to six (6) occasions after the Resale Shelf Registration Statement becomes effective deliver a written notice to the Buyer specifying that the sale of some or all of the Registrable Shares subject to the Resale Shelf Registration Statement or a subsequent registration statement is intended to be conducted through an underwritten offering so long as (i) the anticipated gross proceeds of such underwritten offering is not less than five million dollars ($5,000,000) (unless the Holders are proposing to sell all of their remaining Registerable Shares) (the “Underwritten Offering”). The Holders shall select the managing underwriter or underwriters to administer the Underwritten Offering, which underwriter or underwriters shall be reasonably acceptable to the Buyer. Notwithstanding any other provision of this Section 7.11, if the managing underwriter or underwriters of a proposed Underwritten Offering advises the board of the Buyer that in its or their opinion the number of Registrable Shares requested to be included in such Underwritten Offering exceeds the number which can be sold in such Underwritten Offering in light of market conditions, the Registrable Shares shall be included on a pro rata basis upon the number of securities that each Holder shall have requested to be included in such offering. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Buyer and the managing underwriter or underwriters.

(f) Subject to the other applicable provisions of this Section 7.11, at any time that any Resale Shelf Registration Statement is effective, if a Holder delivers a notice to the Buyer (a “Take-Down Notice”) stating that it intends to effect a sale or distribution of all or part of its Registrable Shares included by it on any Resale Shelf Registration Statement (a “Shelf Offering”) and stating the number of Registrable Shares to be included in such Shelf Offering, then, subject to the other applicable provisions of this Section 7.11, the Buyer shall as promptly as is reasonably practicable (and in any event within thirty (30) days following delivery of the Take-Down Notice to the Buyer) amend or supplement the Resale Shelf Registration Statement as may be necessary in order to enable such Registrable Shares to be sold and distributed pursuant to the Shelf Offering. In such event, Buyer will: (i) furnish to the Holders participating in such registration and to their legal counsel copies of the prospectus supplement to the Resale Shelf Registration Statement proposed to be filed, and provide such Holders and their legal counsel the reasonable opportunity to review and comment on such prospectus supplement; (ii) furnish to the Holders participating in such offering and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, preliminary prospectus and final prospectus as such underwriters may reasonably request in order to facilitate the public offering of such securities; (iii) use commercially reasonable efforts to register and qualify the securities covered by such prospectus supplement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided, however, that the Buyer shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions; (iv) in the event that the Registrable Shares are being offered in an underwritten public offering, enter into and perform its obligations under an underwriting agreement in accordance with the applicable provisions of this Agreement; (v) in connection with an underwritten public offering, cause its officers to use their commercially reasonable efforts to support the marketing of the Registrable Shares covered by such offering (including participation in “road shows” or other similar marketing efforts); (vi) use commercially reasonable efforts to furnish, on the date that such Registrable Shares are delivered to the underwriters for sale, if such securities are being sold through underwriters, (x) an opinion, dated as of such date, of the legal counsel representing the Buyer for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (y) a letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters; (vii) use commercially reasonable efforts to list the Registrable Shares covered by such prospectus supplement with any securities exchange on which the Buyer Shares are then listed; and (viii) make available upon reasonable notice at reasonable times and for reasonable periods for inspection by each Holder included in any registration, by any lead underwriter or underwriters participating in any disposition to be effected pursuant to such prospectus supplement, and by any attorney, accountant or other agent retained by any Holder included in such offering or any lead underwriter, all pertinent financial and other records, pertinent corporate documents and properties of the Buyer, and use its commercially reasonable efforts to cause all of Buyer’s officers, directors and employees and the independent public accountants who have certified Buyer’s financial statements to make themselves reasonably available to discuss the business of the Buyer and to supply all information reasonably requested by any such Holders, lead underwriters, attorneys, accountants or agents in connection with such prospectus supplement as shall be necessary to enable them to exercise their due diligence responsibility (subject to entry by each party referred to in this clause (viii) into customary confidentiality agreements in a form reasonably acceptable to the Buyer).

(g) (i) All reasonable and documented fees and expenses incident to the performance of or compliance with this Section 7.11, including, without limitation, all registration, qualification, listing and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Buyer, fees and disbursements of all independent certified public accountants, blue sky fees and expenses, expenses of the Buyer incurred in connection with any road show and the expense of any special audits incident to or required by any such registration; and (ii) the fees and expenses of any counsel to the Holders incurred in connection with any registration pursuant to this Section 7.11 shall be borne by the Buyer. Notwithstanding the foregoing, all underwriting discounts, selling commissions and stock transfer taxes applicable to the securities registered by the Holders relating to securities registered on behalf of the Holders shall be borne by the Holders of the registered securities included in such registration.

7.12 Lock-Up Period.

(a) Each Holder hereby irrevocably agrees that, subject to the exceptions set forth herein, without the prior written consent of Buyer, such Holder will not, during the period commencing upon the Closing and ending on the date that is nine (9) months after the Closing Date (the “Lock-Up Period”):

(i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Buyer Preferred Shares or any securities convertible into or exercisable or exchangeable for Buyer Preferred Shares that are currently or hereafter owned by such Holder (collectively, the “Lock-Up Shares”), or publicly disclose the intention to make any such offer, sale, pledge, grant, transfer or disposition;

(ii) enter into any swap, short sale, hedge or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Lock-Up Shares regardless of whether any such transaction described in clause (a) above or this clause (b) is to be settled by delivery of Buyer Preferred Shares or other securities, in cash or otherwise; or

(iii) make any demand for, or exercise any right with respect to, the registration of any shares of Buyer Preferred Shares or any security convertible into or exercisable or exchangeable for Buyer Preferred Shares.

(b) The restrictions and obligations contemplated by this Section 7.12 shall not apply to transfers made to Permitted Transferees.

7.13 Required Business Financial Statements. If Buyer determines that it is required to file the financial statements of the Group Companies with the SEC pursuant to Rule 3-05 or Rule 8-04 of Regulation S-X, Seller will provide such reasonable cooperation and assistance as may be requested by Buyer in connection with preparing such financial statements, and shall consent to and use commercially reasonable efforts to make available the Independent Auditor to provide any required audit reports on and consents with respect to such financial statements, and shall provide authorizations and representation letters consistent with the past practices of the Group Companies to the extent reasonably required by the Independent Auditor, and any other information required by SEC rules or regulations.

7.14 Letters of Credit. Seller shall, and shall cause each Group Company to, provide such assistance to Buyer prior to the Closing as Buyer reasonably requests in order to replace at the Closing (or as soon thereafter as reasonably practicable) any and all letters of credit issued on behalf of any Group Company.

ARTICLE 8
Post-Closing Covenants

8.1 Confidentiality. From and after the Closing, Seller shall, and shall cause its respective Affiliates and Representatives to, hold all of the Confidential Information in the strictest confidence, refrain from using any of the Confidential Information, and upon the Buyer’s written request, deliver promptly to Buyer or destroy, at the option of Seller, all tangible embodiments (and all copies) of the Confidential Information which are in the possession of Seller or any of its Affiliates or Representatives. If Seller or any of its Affiliates is ever requested or required (by oral question or request for information or documents in any Action) to disclose any Confidential Information, then Seller shall notify Buyer promptly of the request or requirement so that Buyer may seek, at Buyer’s sole cost and expense, an appropriate protective order or waive compliance with this Section 8.1. If, in the absence of a protective order or the receipt of a waiver hereunder, such Person, on the advice of counsel, is compelled to disclose any Confidential Information to any Governmental Authority or else stand liable for contempt, then such Person may disclose the Confidential Information (and only such portion of the Confidential Information as is required to be disclosed) to the Governmental Authority; provided, however, that Buyer may, at its expense, seek to obtain, at the request and expense of Buyer, an order or other assurance (as Buyer may designate) that confidential treatment will be given to such portion of the Confidential Information required to be disclosed.

8.2 Non-solicitation.

(a) For a period of five (5) years (the “Restricted Period”) following the Closing, Seller shall not, nor shall it permit any Affiliate thereof (Seller and such Affiliates, a “Restricted Party”) to, directly or indirectly through any Person or contractual arrangement:

(i) induce or attempt to induce any executive employee of any Group Company to leave the employ thereof, or hire any such person, provided that the foregoing shall not prohibit a Restricted Party from (A) engaging in general solicitations of employment (including, but not limited to, by professional search firms), and hiring any person who responds thereto or (B) the solicitation or hiring of any person whose employment with a Group Company (x) was terminated by such Group Company, or (y) in the case of voluntary separation from employment, ended at least six (6) months prior to such solicitation or hiring; or

(ii) induce or attempt to induce any franchisee, supplier, licensee, consultant or other Person to cease doing business with any Group Company or otherwise interfere with any Group Company’s relationship with any such Person; provided that the foregoing shall not prohibit a Restricted Party from engaging in any ordinary course commercial practice so long as such practice is not taken with intent to induce such Person to cease doing business with a Group Company and/or with intent to otherwise interfere with any Group Company’s relationship with such Person (it being understood, for the avoidance of doubt, that this proviso does not apply to the activities restricted by subclause (iii) below); or

(iii) induce or attempt to induce any franchisee of any Group Company to (x) at any of their then-current location(s) where they operate as a franchisee of any Group Company, conduct or engage in any business operations other than as a franchisee of a Group Company or (y) at any other location(s), conduct or engage in any restaurant operation (whether as a franchisee or otherwise) whose principal menu items overlap or otherwise compete in any material respects with the principal menu items of such franchisee’s operations as a franchisee of a Group Company.

(b) None of the Seller, Buyer or any of their respective Affiliates shall disparage any of the foregoing parties in any way that could adversely affect the goodwill, reputation or business relationships of such parties with the public generally, or with any of their franchisees, customers, suppliers or employees.

(c) It is the desire and intent of the parties that the provisions of this Section 8.2 shall be enforced to the fullest extent permissible under the applicable Laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provision of this Section 8.2 is adjudicated to be invalid or unenforceable and cannot be otherwise modified or amended to make it valid and enforceable, then this Section 8.2 shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable; such amendment to apply only with respect to the operation of this Section 8.2 in the particular jurisdiction in which such adjudication is made.

(d) The parties recognize that the performance of the obligations under this Section 8.2 by the Restricted Parties is special, unique and extraordinary in character. Each Restricted Party acknowledges and agrees that irreparable injury will result to Buyer, the Group Companies and their business in the event of a breach of any of the provisions of this Section 8.2 and that Buyer, the Group Companies and their business will have no adequate remedy at law with respect thereto. Accordingly, in the event of the breach by a Restricted Party of the terms and conditions of this Section 8.2, in addition to any other legal or equitable remedy that Buyer may have, (i) Buyer shall be entitled to obtain damages for any breach of this Section 8.2 and (ii) without having to demonstrate (1) the inadequacy of money damages, (2) the likelihood of success on the merits, (3) damages, (4) irreparable harm, or (5) that the harm from not issuing the injunction outweighs the harm from issuing the injunction, and (to the extent permitted by applicable Law) without posting a bond or other security, Buyer shall be entitled to (A) enforce the specific performance of each provision of this Section 8.2 by the Restricted Parties or (B) enjoin the Restricted Parties from violating the terms of this Section 8.2, including through entry of a preliminary injunction or a permanent injunction by a court of competent jurisdiction. Each Restricted Party agrees, on behalf of itself and its Affiliates, to submit to the jurisdiction of such court in any such Action.

(e) If a Restricted Party violates any provision of this Section 8.2, then the Restricted Period shall be automatically tolled to account for the period of violation (including until all appeals, if any) are resolved.

8.3 Litigation Support. Following the Closing, in the event and for so long as Buyer or any Group Company is actively contesting or defending against any Action in connection with any fact, situation, circumstance, action, failure to act, or transaction on or prior to the Closing Date involving any Group Company, Seller will (and will cause its Affiliates to) reasonably cooperate with it and its counsel in the contest or defense and provide such testimony and access to Seller’s or its Affiliates’ books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of Buyer or the applicable Group Company (unless Buyer is entitled to indemnification therefor hereunder).

8.4 Franchisees, Customers, and other Business Relationships. After the Closing, Seller shall use commercially reasonable efforts to assist Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of each Group Company existing prior to the Closing, including relationships with franchisees, customers, suppliers, employees, regulatory authorities, licensors, and other business relations. After the Closing, Seller will, and will cause its Affiliates to, refer to Buyer all inquiries relating to any Group Company.

8.5 Indemnification.

(a) From and after the Closing Date, Buyer shall cause the Group Companies to honor all rights to indemnification and advancement of expenses existing in favor of each present and former director, manager and officer and of the Group Companies (the “D&O Indemnitees”) provided for in their respective Governing Documents in effect as of the date hereof and/or the indemnification agreements set forth on Schedule 8.5 in effect as of the date hereof (collectively, the “Indemnification Rights”). Buyer also agrees that all Indemnification Rights shall continue in full force and effect for a period of not less than six (6) years after the Closing and shall not be amended, repealed or otherwise modified prior to such date in any manner that would adversely affect the rights of the D&O Indemnitees thereunder, in each case, except as required by applicable Law.

(b) From and after the Closing Date, Buyer shall assume and be liable for, and shall cause each Group Company and its Subsidiaries to honor, each of the covenants in this Section 8.5. Notwithstanding anything contained in this Agreement to the contrary, this Section 8.5 shall survive the Closing for six (6) years. Buyer shall maintain the Tail Policy with respect to D&O coverage in full force and effect for six (6) years following the Closing Date. In the event that Buyer or any of the Group Companies or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or transfers or conveys all of substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Buyer or applicable Group Company, as the case may be, shall succeed to the obligations set forth in this Section 8.5.

(c) Each D&O Indemnitee to whom this Section 8.5 applies shall be an express third party beneficiary of this Section 8.5.

8.6 Securities Matters. Buyer shall remain in compliance in all material respects with the applicable rules, regulations and policies of the SEC and the Exchange, including the filing or furnishing all documents and information required to be filed or furnished by it in accordance with applicable securities laws and under applicable rules and regulations of the SEC and the Exchange.

8.7 Release of PPP Escrow Amount. If all or any portion of the PPP Loan is forgiven after Closing (any such forgiven amounts, a “Forgiven Amount”), Buyer shall provide Seller with written notice of such Forgiven Amount and, to the extent permitted under the PPP Escrow Agreement, instruct the PPP Escrow Agent to disburse all such Forgiven Amount (or such amount that would be considered forgiven under the PPP Escrow Agreement) from the PPP Escrow Amount to Seller in accordance with the terms of the PPP Escrow Agreement. For purposes of this Section 8.7 the Forgiven Amount shall be deemed forgiven only after: (i) the PPP Lender has completed its review of the PPP Loan Forgiveness Application, determined that the applicable Group Company is entitled to forgiveness of the PPP Loan under all applicable PPP Laws and reported such decision to the SBA in writing and (ii) the SBA has remitted the applicable Forgiven Amount to the PPP Lender. If all or any portion of the PPP Loan, including any accrued interest, is not forgiven by the PPP Lender or by the SBA (including as a result of the SBA not remitting any portion of the PPP Loan to the PPP Lender by the end of the SBA’s 90-day review period after the PPP Lender has submitted its forgiveness decision to the SBA) (the “Unforgiven Amount”), then Seller agrees and acknowledges that such Unforgiven Amounts (including any interest deemed accrued thereon and any other fees and costs that the PPP Lender is entitled to receive under the PPP Loan Documentation) shall be disbursed to the PPP Lender and that Seller shall have no further claim to such Unforgiven Amounts. Seller hereby agrees and acknowledges that if all or any portion of the PPP Escrow Amount is not released or paid to Seller for any reason, none of Buyer or any of its Affiliates shall be liable to Seller or any other Person for any additional consideration under this Agreement or under the PPP Escrow Agreement as a result of the Seller or such other Person not receiving any portion of the PPP Escrow Amount.

8.8 Specified Sale Agreements. Buyer acknowledges that The Round Table Development Corporation (“Round Table”), a California corporation and a Group Company, has entered into an (1) Agreement of Sale and Purchase of Assets, dated June 25, 2020, by and between Round Table and Wais Asefi, an individual and his heirs and assigns (the “Franchisee Purchaser”), and (2) Agreement of Sale and Purchase of Assets, dated August 7, 2020, by and among Round Table, Round Table Pizza Nevada, LLC, a Nevada limited liability company, and the Franchisee Purchaser (as the same may be amended, modified, supplemented or restated from time to time prior to the Closing (or thereafter with the written consent of Seller and Buyer), the “Specified Sale Agreements”), pursuant to which Franchisee Purchaser has agreed to purchase all assets of eleven Round Table Pizza restaurants from Round Table for an aggregate purchase price of Five Million Four Hundred Twenty-Six Thousand Dollars ($5,426,000). Following the Closing, (a) Buyer shall cause Round Table not to agree to amend, supplement or otherwise modify the Specified Sale Agreements without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed) and (b) to the extent the transactions contemplated by the Specified Sale Agreements are completed after the Closing and Round Table actually receives cash consideration in respect thereof, Buyer shall cause Round Table to promptly remit to Seller such cash consideration, net of any out-of-pocket costs incurred by Round Table, Buyer or another Group Company in connection with such transactions. For the avoidance of doubt, subject to Buyer’s compliance with this Section 8.8, neither Buyer not any Group Company shall have any obligation or Liability to Seller or any of its Affiliates in connection with the Specified Sale Agreements or any of the transactions contemplated thereby.

ARTICLE 9
Tax matters

9.1 Cooperation and Exchange of Information. Seller and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article 9 or in connection with any audit or other Action in respect of Taxes of the Group Companies. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Seller and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Group Companies for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Group Companies for any taxable period beginning before the Closing Date, Seller or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

9.2 Transfer Taxes. Notwithstanding anything herein to the contrary, all transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid one-half (1/2) by Buyer and one-half (1/2) by Seller when due. The party required to do so by applicable Law shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and the non-filing party shall cooperate with respect thereto as necessary).

9.3 Tax Returns. Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Group Companies after the Closing Date with respect to a “taxable period” ending on or before the Closing Date and, with respect to any taxable period beginning on or before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date (“Pre-Closing Tax Period”).

9.4 Termination of Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Group Companies shall be terminated as of the Closing Date. After such date none the Group Companies, Seller, Seller’s Affiliates, Buyer nor any of Buyers’ Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

9.5 Straddle Periods. For purposes of this Agreement, in the case of Taxes that are payable with respect to a taxable period that begins on or before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Taxes of the Group Companies for any Pre-Closing Tax Period shall be:

(a) in the case of Taxes based upon, or related to, income or receipts or other Taxes not described in Section 9.5(b), deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b) in the case of ad valorem or property Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

ARTICLE 10
Conditions to closing

10.1 Conditions to Obligations of all Parties. The obligations of each party to consummate the Transactions shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making any of the Transactions illegal, otherwise restraining or prohibiting consummation of any of the Transactions or causing any of the Transactions to be rescinded following completion thereof.

(b) No Action shall have been commenced against Buyer, Seller or any Group Company or any other Person which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any Transactions.

(c) The filings of Buyer and the Group Companies pursuant to the HSR Act and any other applicable antitrust Laws shall have been made and the applicable waiting periods and any extensions thereof shall have expired or been terminated.

10.2 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Transactions shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the Fundamental Representations of Seller and the Group Companies, the representations and warranties of Seller and the Group Companies contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by a Materiality Qualifier) or in all material respects (in the case of any representation or warranty not qualified by a Materiality Qualifier) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects) except where such failure to be true and correct taken individually or together has not and is not reasonably expected to result in a Material Adverse Effect. The Fundamental Representations of Seller and the Group Companies shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), other than inaccuracies that individually or in the aggregate are of a de minimis nature.

(b) The Group Companies and Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by a Materiality Qualifier, the Group Companies and Seller shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c) All registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers listed on Schedule 10.2(c) shall have been filed, made or obtained, as applicable.

(d) From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(e) The Company and Seller shall have delivered each of the closing deliverables set forth in Sections 2.2 and 2.3.

(f) The form and substance of all certificates, instruments, opinions and other documents delivered to Buyer under this Agreement shall be satisfactory in all reasonable respects to Buyer and its counsel.

(g) Buyer shall have received a title policy with respect to the Owned Real Property that confirms that the representations and warranties set forth in Section 5.9(a)(i) are true and correct.

(h) Buyer shall have received true, correct and complete copies of each Franchise Documents with respect to each franchise agreement pursuant to which any Group Company has received more than One Hundred Thousand Dollars ($100,000) in the last 12 months.

(i) The Group Companies and Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the Transactions.

10.3 Conditions to Obligations of the Group Companies and Seller. The obligations of the Group Companies and Seller to consummate the Transactions shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the Fundamental Representations of Buyer, the representations and warranties of Buyer contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by a Materiality Qualifier) or in all material respects (in the case of any representation or warranty not qualified by a Materiality Qualifier) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The Fundamental Representations of Buyer shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c) Buyer shall have delivered each of the closing deliverables set forth in Section 2.4.

ARTICLE 11
Indemnification

11.1 Survival. The representations and warranties of the parties contained in this Agreement (other than the Fundamental Representations), shall terminate at the Closing. Subject to the limitations and other provisions of this Agreement, each of the representations and warranties in Sections 4.1 (Organization and Capacity), 4.2 (Authority and Enforceability), 4.3 (Ownership of Shares), 4.4(a), (b)(i), (b)(ii) and (c) (No Conflict), 4.8 (Brokers), Sections 5.1 (Organization and Qualification), 5.2 (Authority; Approval), 5.3(a), (b)(i), (b)(ii) and (c) (No Conflicts), 5.4 (Capitalization) other than clause (k) thereof, 5.24 (Transactions with Related Persons) and 5.25 (Brokers), and Sections 6.1 (Organization), 6.2 (Authority; Binding), 6.5 (Brokers) and 6.6 (Buyer Shares) (collectively, the “Fundamental Representations”) shall survive the Closing until the later of (i) six (6) years following the Closing Date and (ii) the 60th day following the expiration of the applicable underlying statute of limitations for a breach of such representation. The survival limitations in this Section 11.1 shall not apply in respect of Fraud. All covenants, agreements and obligations of the parties contained herein shall survive the Closing until the later of (i) the date on which the applicable covenant, agreement or obligation is fully performed in accordance with its terms and (ii) the 60th day following the expiration of the applicable underlying statute of limitations for a breach of such covenant, agreement or obligation.

11.2 Indemnification by Seller. Subject to the other terms and conditions of this Article 11, from and after the Closing, Seller shall indemnify and defend Buyer and its Affiliates (including after the Closing, each Group Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses that is or may be incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) a breach of or inaccuracy in any Fundamental Representation of Seller or the Company, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the breach of which will be determined with reference to such specified date);

(b) a breach of any covenant, agreement or obligation to be performed by Seller or the Company pursuant to this Agreement or the Put/Call Agreement;

(c) the Group Company Transaction Expenses and the Closing Indebtedness (to the extent not included in the Estimated Adjustment Amount or the Adjustment Amount and thereby resulting in a Purchase Price reduction);

(d) all Liabilities arising from the application for the PPP Loan, the use of the PPP Loan proceeds and the PPP Loan forgiveness application process;

(e) any Fraud by Seller or the Company as determined by Final Adjudication;

(f) any (i) breach of or inaccuracy in any representation or warranty of a Group Company, any breach of any covenant, agreement or obligation of a Group Company, or any indemnification obligation of a Group Company; in each case contained in any Specified Sale Agreement or (ii) any Fraud by a Group Company as determined by Final Adjudication (provided that for purposes of the definition of Fraud the reference therein to “this Agreement” shall refer instated to any Specified Sale Agreement);

11.3 Indemnification by Buyer. Subject to the other terms and conditions of this Article 12, from and after the Closing, Buyer shall indemnify and defend Seller and its Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) a breach of or inaccuracy in any Fundamental Representation of Buyer, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the breach of which will be determined with reference to such specified date); or

(b) a breach of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or the Put/Call Agreement.

11.4 Certain Limitations. The indemnification provided for in Section 11.2 and Section 11.3 shall be subject to the following limitations:

(a) Each party’s liability with respect to Losses pursuant to Section 11.2 and Section 11.3 shall be limited in the aggregate to an amount equal to the Purchase Price. Notwithstanding the foregoing, Losses arising from claims based upon Fraud shall not capped.

(b) No Buyer Indemnitee will be entitled to indemnification under this Agreement for any Loss arising from a breach of any representation or warranty set forth in this Agreement (and the amount of any Loss incurred in respect of such breach will not be included in the calculation of any limitation on indemnification set forth in this Agreement) to the extent that such Loss or Liability (A) is accurately and specifically accrued, provided or reserved for, or otherwise reflected or taken into account in the Interim Financial Statements (but only to the extent of such accrual or reserve); (B) arises from any item or matter that is included or otherwise taken into account in or was specifically raised as part of the settlement of items of the Adjustment Statement (including, for the avoidance of doubt, those items set forth in the balance sheet included therewith delivered pursuant to Section 3.2(a)); or (C) arises out of changes in accounting principles or applicable Laws, rules, or regulations or interpretations thereof announced after the Closing Date.

(c) Seller will not be required to indemnify any Buyer Indemnitee to the extent of any Losses that are determined by Final Adjudication to have resulted from the Fraud of a Buyer Indemnitee.

(d) Seller will not be required to indemnify any Buyer Indemnitee to the extent any Loss is contingent, unless and until such contingent Loss becomes an actual Loss of such Buyer Indemnitee that is due and payable; provided that, the foregoing shall not release Seller from its obligation under Article 11 (subject in all respects to the terms, conditions and limitations of this Article 11) to indemnify Buyer for the cost of defending any Third Party Claims with respect to contingent Losses which are brought and noticed in accordance with the requirements of this Article 11 prior to the expiration of the applicable survival period, and Buyer Indemnitees shall have the right to make a claim for indemnification with respect to a contingent Loss prior to the expiration of the applicable survival period set forth in Section 11.1, and if and to the extent such claim is duly noticed and the applicable Buyer Indemnitee states and advances the substance of the underlying claim (but not, for the avoidance of doubt, the amount of Losses, if the Losses remain contingent at such time) pursuant to the indemnification procedures set forth in this Article 11 prior to the expiration of the applicable survival period, Buyer Indemnitee shall be entitled to indemnification in respect of actual Loss incurred in respect of such claim following the expiration of the applicable survival period, subject in all respects to the other terms of Article 11, notwithstanding the expiration of the applicable survival period. No Buyer Indemnitee will have the right to assert and (A) claim for indemnification of a Loss or (B) claim with respect to which such person has taken action (or caused action to be taken) to accelerate the time period in which such matter is asserted or payable.

11.5 Indemnification Procedures. The party making a claim under this Article 11 is referred to as the “Indemnified Person”, and the party against whom such claims are asserted under this Article 11 is referred to as the “Indemnifying Person”.

(a) Third Party Claims.

(i) Notice. If any Indemnified Person receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party or an Affiliate of a party or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Person with respect to which the Indemnifying Person is obligated to provide indemnification under this Agreement, the Indemnified Person shall give the Indemnifying Person reasonably prompt written notice thereof, but in any event not later than thirty (30) days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Person of its indemnification obligations, except to the extent that such failure (i) materially and adversely affects the ability of the Indemnifying Person to defend such claim or (ii) increases the amount of indemnification which the Indemnifying Person is obligated to pay hereunder, and in the event clause (ii) of this sentence applies, the amount of any indemnification which the Indemnified Person shall be entitled to receive with respect to any given Third Party Claim shall be reduced to an amount which the Indemnified Person would have been entitled to receive had such notice been timely given. Such notice by the Indemnified Person shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount of the Loss that has been or may be sustained by the Indemnified Person.

(ii) Right to Defend. Subject to the terms of this Agreement, upon receipt of the notice, the Indemnifying Person will have the right to defend the Indemnified Person against the Third Party Claim with counsel reasonably satisfactory to the Indemnified Person, provided, that (i) within thirty (30) days after the Indemnified Person has given notice of the Third Party Claim the Indemnifying Person acknowledges in writing to the Indemnified Person its unqualified obligation to indemnify the Indemnified Person as provided hereunder (with regard to any limitations set forth in this Article 11), (ii) the Indemnifying Person provides the Indemnified Person with evidence reasonably acceptable to the Indemnified Person that the Indemnifying Person will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages, and does not seek statutory, enhanced or treble damages or an injunction or other equitable relief, (iv) Losses are reasonably expected not to exceed the amount for which the Indemnifying Person is liable hereunder, (v) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Person, likely to establish a precedential custom or practice adverse to the continuing business interests or the reputation of the Indemnified Person or have a material adverse effect on the Indemnified Person, (vi) the Third Party Claim does not involve a supplier, franchisee, customer, distributor, licensor, licensee, lessor or insurer of the Company or any Affiliate thereof or a Governmental Authority, (vii) the Third Party Claim does not involve a class action lawsuit and (viii) the Indemnifying Person conducts the defense of the Third Party Claim actively and diligently. The Indemnifying Person will keep the Indemnified Person apprised of all material developments, including settlement offers, with respect to the Third Party Claim and permit the Indemnified Person to participate in the defense of the Third Party Claim with counsel selected by it subject to the Indemnifying Person’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Person, provided, that if in the reasonable opinion of counsel to the Indemnified Person, (1) there are legal defenses available to an Indemnified Person that are different from or additional to those available to the Indemnifying Person; or (2) there exists a conflict of interest between the Indemnifying Person and the Indemnified Person that cannot be waived, the Indemnifying Person shall be liable for the reasonable fees and expenses of counsel to the Indemnified Person in each jurisdiction for which the Indemnified Person determines counsel is required. If the Indemnifying Person elects not to or is not entitled to defend such Third Party Claim, fails to promptly notify the Indemnified Person in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Person may, subject to this Section 11.5, pay, compromise, or defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim.

(iii) Cooperation. With respect to any Third Party Claim, both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third Party Claim and any related Actions at all stages thereof where such Person is not represented by its own counsel. The parties agree to provide reasonable access to the other parties to such documents and information as may be reasonably requested in connection with the defense, negotiation or settlement of any such Third Party Claim; provided, however, that the parties shall cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges of the other party. In connection therewith, each party agrees that: (i) it will use commercially reasonable efforts, in respect of any Third Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable Law and rules of procedure); and (ii) all communications between any party and counsel responsible for or participating in the defense of any Third Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

(iv) Settlement. The Indemnifying Person shall not enter into settlement or compromise of any Third Party Claim, or permit a default or consent to entry of any judgment or admit any liability with respect thereto, if it is not defending such Third Party Claim. If the Indemnifying Person is defending such Third Party Claim, it shall not enter into settlement or compromise of any Third Party Claim or permit a default or consent to entry of any judgment or admit any liability with respect thereto without the prior written consent of the Indemnified Person unless such settlement, compromise or judgment (A) does not involve liability or the creation of a financial or other obligation on the part of any Indemnified Person, does not involve any finding or admission of any violation of Law or any violation of the rights of any Person or the admission of wrongdoing and would not have any adverse effect on other claims that may have been made against the Indemnified Person, (B) does not involve any relief other than monetary damages that are paid in full by the Indemnifying Person, and (C) provides for the complete, final and unconditional release of each Indemnified Person and its Affiliates from all liabilities and obligations in connection with such Third Party Claim and would not otherwise adversely affect the Indemnified Person.

(b) Direct Claims. Any Action by an Indemnified Person on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Person giving the Indemnifying Person reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Person becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Person of its indemnification obligations, except to the extent that such failure (i) materially and adversely affects the ability of the Indemnifying Person to defend such claim or (ii) increases the amount of indemnification which the Indemnifying Person is obligated to pay hereunder, and in the event clause (ii) of this sentence applies, the amount of any indemnification which the Indemnified Person shall be entitled to receive with respect to any given Direct Claim shall be reduced to an amount which the Indemnified Person would have been entitled to receive had such notice been timely given. Such notice by the Indemnified Person shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount of the Loss that has been or may be sustained by the Indemnified Person. The Indemnifying Person shall have forty five (45) days after its receipt of such notice to respond in writing to such Direct Claim; provided, however, that the failure to respond in such a time frame shall not be deemed an admission of any indemnification obligations, except and only to the extent that the Indemnified Person is materially and adversely prejudiced by such failure. The Indemnified Person shall allow the Indemnifying Person and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Person shall assist the Indemnifying Person’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Person or any of its professional advisors may reasonably request.

11.6 Separate Bases for Claim. If any party has breached any representation, warranty or covenant, agreement or obligation contained herein in any respect, the fact that there exists another representation, warranty, covenant, agreement or obligation relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached shall not detract from or mitigate the fact that such party is in breach of the first representation, warranty, covenant, agreement or obligation; provided however that the non-breaching party shall not be entitled to recover for the same Loss under more than one representation, warranty, covenant, agreement or obligation (with the intent of such proviso being solely to avoid duplication or “double counting” of the same Loss).

11.7 Materiality. For purposes of Sections 11.2 and 11.3, in determining where there has been a breach of any representation, warranty, covenant, agreement or obligation, and in calculating the amount of any Loss with respect to any such breach, any qualifications in such representation, warranty, covenant, agreement or obligation referencing the terms “substantial”, “material,” “materiality,” “Material Adverse Effect,” “in all material respects” or words of similar import (“Materiality Qualifiers”) shall be disregarded.

11.8 Effect of Investigation and Waiver. Each party hereby agrees that its representations, warranties, covenants, agreements and obligations (and any related conditions to Closing) shall not be affected or deemed waived by reason of the fact that any other party knew or should have known that such representations, warranties, covenants, agreements and obligations is or may have been breached, unless the other party expressly agreed in a writing delivered prior to Closing to waive such breach.

11.9 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated for Tax purposes by the parties as an adjustment to the Purchase Price, unless otherwise required by Law.

11.10 Payments. Once a Loss is agreed to by the Indemnifying Person or determined by Final Adjudication to be payable pursuant to this Article 11, the Indemnifying Person shall satisfy its obligations within fifteen (15) Business Days thereof by wire transfer of immediately available funds and, should it fail to do so, interest (payable on demand) shall begin accruing on the amount owed at the rate of ten percent per annum.

11.11 No Contribution. Anything to the contrary herein notwithstanding, Seller shall not have any right to seek any indemnification or contribution from or remedy against any Group Company whether arising prior to or after the Closing Date in respect of any breach of any representation or warranty by the Group Companies or the failure of the Group Companies to comply with any covenant, agreement or obligation to be performed by the Group Companies on or prior to the Closing Date, and Seller hereby waive any such claim they may have against the Group Companies with respect thereto whether at law, in equity or otherwise.

11.12 Exclusive Remedies. Other than claims arising from Fraud on the part of a party and other than claims seeking specific performance, injunctive relief or similar equitable remedies, the parties acknowledge and agree that their exclusive remedy with respect to any and all claims for any breach of any provision set forth herein shall be pursuant to the indemnification provisions set forth in this Article 12. Notwithstanding anything in this Agreement to the contrary (including the survival periods, limitations, statements of non-reliance or other disclaimers set forth herein), nothing in this Agreement shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s Fraud. If for any reason the indemnification for Losses provided for in this Agreement is unenforceable, unavailable to any Indemnified Person, or insufficient to hold such Indemnified Person harmless in full, then the Indemnifying Person shall make the maximum contribution to the payment and satisfaction of such Losses which is permissible under applicable Law.

ARTICLE 12
Termination

12.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Seller and Buyer;

(b) by Buyer by written notice to Seller if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a breach of any representation, warranty, covenant, agreement or obligation made by Seller or the Company in this Agreement that would give rise to the failure of any of the conditions specified in Article 10 and such breach has not been cured within ten (10) days of Seller’s receipt of written notice of such breach from Buyer;

(ii) any of the conditions set forth in Section 10.1 or Section 10.2 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the 120th day after the date hereof (the “Outside Date”), unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or obligations hereof to be performed or complied with by it prior to the Closing; or

(iii) (A) all of the conditions set forth in Article 10 have been satisfied (other than those conditions that by their nature would be satisfied at the Closing, but subject to such conditions being satisfied assuming a Closing would occur), and (B) the Closing has not been consummated on or prior to the date that is five (5) Business Days after the date required pursuant to Section 2.1 (and in any case prior to the Outside Date), in each case, due to the failure of all, or any portion of, the Financing being obtained for any reason; or

(c) by Seller by written notice to Buyer if:

(i) neither Seller nor the Company is then in material breach of any provision of this Agreement and there has been a breach of any representation, warranty, covenant, agreement or obligation made by Buyer in this Agreement that would give rise to the failure of any of the conditions specified in Article 10 and such breach has not been cured within ten (10) days of Buyer’s receipt of written notice of such breach from Seller; or

(ii) any of the conditions set forth in Section 10.1 or Section 10.3 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Outside Date, unless such failure shall be due to the failure of Seller or the Company to perform or comply with any of the covenants, agreements or obligations hereof to be performed or complied with by it prior to the Closing; or

(iii) (A) all of the conditions set forth in Article 10 have been satisfied (other than those conditions that by their nature would be satisfied at the Closing, but subject to such conditions being satisfied assuming a Closing would occur), (B) neither Seller nor the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement and (C) the Closing has not been consummated on or prior to the date that is five (5) Business Days after the date required pursuant to Section 2.1 (and in any case prior to the Outside Date) due to the failure of all, or any portion of, the Financing being obtained for any reason; or

(d) by Buyer or Seller in the event that (i) there shall be any Law that makes consummation of any of the Transactions illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining any of the Transactions, and such Governmental Order shall have become final and non-appealable.

12.2 Reverse Termination Fee.

(a) If this Agreement is terminated by Buyer pursuant to Section 12.1(b)(iii) or by Seller pursuant to Section 12.1(c)(iii), then Buyer shall pay, or cause to be paid, to Seller an aggregate amount equal to two percent (2.0%) of the Base Purchase Price (the “Reverse Termination Fee”) not later than the fifth (5th) Business Day following such termination.

(b) Notwithstanding anything to the contrary set forth in this Agreement, (i) the parties agree that in no event shall Buyer be required to pay the Reverse Termination Fee on more than one occasion; and (ii) the parties agree that the Reverse Termination Fee shall be reduced by any amounts as may be required to be deducted or withheld therefrom under applicable Law.

(c) Notwithstanding anything to the contrary set forth in this Agreement, Seller’s right to receive payment of the Reverse Termination Fee pursuant to Section 12.2(a) shall constitute the sole and exclusive remedy of Seller and the Company against Buyer and any of its former, current or future direct or indirect general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates, or assignees (collectively, the “Buyer Related Parties”) for any and all Losses suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated under the circumstances described in Section 12.2(a) or any other breach or failure to perform hereunder, and upon payment of such amount, none of the Buyer Related Parties shall have any further Liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement. The Buyer Related Parties are third party beneficiaries of this Section 12.2.

(d) Each of the parties acknowledges that (i) the agreements contained in this Section 12.2 are an integral part of the transactions contemplated by this Agreement, (ii) the Reverse Termination Fee is not a penalty, but constitutes liquidated damages, in a reasonable amount that will compensate Seller in the circumstances in which such amount is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision, and (iii) without these agreements, the parties would not enter into this Agreement.

(e) For the avoidance of doubt, under no circumstances shall Seller or the Company be permitted or entitled to receive both an equitable remedy and the Reverse Termination Fee.

12.3 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article 12, this Agreement shall forthwith become void and there shall be no liability on the part of any party except (a) for this Article 12 and Article 13, which provisions shall survive the termination of this Agreement and (b) that nothing herein shall relieve any party from liability for any Willful Breach of any provision hereof.

ARTICLE 13
Miscellaneous

13.1 Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated herein, or any other announcement or communication (whether public or private) shall be issued or made without the joint approval of the Buyer and Seller, unless required by Law, or required or advisable pursuant to the rules of any stock exchange, including any requirement to file this Agreement or the documents delivered in connection herewith with the SEC, in which case Buyer and Seller shall have the right to review and reasonably comment on such press release, announcement or filing prior to publication or submission. For the avoidance of doubt, each party may make announcements to its respective employees or other business relations that are not inconsistent in any material respects with the parties’ prior public disclosures regarding the transactions contemplated by this Agreement. Nothing contained herein shall prevent disclosures to a party’s Representatives on a need-to-know basis.

13.2 Expenses. Except as otherwise expressly provided herein, including the definition of Group Company Transaction Expenses, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

13.3 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 13.3):

If to Seller or the Company (prior to the Closing):	555 Glenridge Connector, Suite 850 Atlanta, GA 30342 Attention: Sam Gorman Email: [*]

with a copy (which shall not constitute notice) to:	Bryan Cave Leighton Paisner LLP 1920 Main Street, Suite 1000 Irvine, CA 92614 Attention: Amit Parekh Email: [*]

If to Buyer:	FAT Brands Inc. 9720 Wilshire Blvd., Suite 500 Beverly Hills, CA 90212 Attention: Andrew A. Wiederhorn Email: [*] Attention: Allen Sussman Email: [*]

with a copy (which shall not constitute notice) to:	Sheppard, Mullin, Richter & Hampton LLP 333 South Hope St., 43rd Floor Los Angeles CA, 90071 Attention: Lawrence M. Braun, Esq. Email: [*] Attention: Jeffrey A. Kaye, Esq. Email: [*]

13.4 Construction.

(a) Unless the express context otherwise requires:

(i) the words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(ii) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(iii) the terms “Dollars” and “$” mean United States Dollars;

(iv) references herein to a specific Article, Section, clause, Schedule or Exhibit shall refer, respectively, to the Articles, Sections and clauses of, and Schedules and Exhibits to, this Agreement;

(v) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(vi) any reference to the masculine, feminine or neuter gender shall include each other gender;

(vii) when reference is made herein to “the business of” a Person, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such Person;

(viii) all accounting and financial terms shall be deemed to have the meanings assigned thereto under GAAP unless expressly stated otherwise;

(ix) an item related to the subject matter of a specific representation or warranty contained in this Agreement shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty if (A) there is a reserve, accrual or the like underlying a number on such balance sheet or financial statements for such item, (B) such item is otherwise specifically set forth on such balance sheet or financial statements, or (C) such item is reflected on such balance sheet or financial statements and is specifically set forth in the notes thereto;

(x) when this Agreement states that the Company has “made available,” “delivered” or “provided” (or terms of similar import) a particular document or other item, it shall mean that the Company has made a true, correct and complete copy of such document or item (together with all amendments, supplements or other modifications thereto or waivers thereof) available for viewing in the electronic datarooms for “Project GFG-FAT” run by Box and for “LS Global Franchise L.P.” run by Bryan Cave Leighton Paisner LLP (collectively, the “Dataroom”), as such materials were posted to the Dataroom at least two (2) Business Days prior to the date hereof and not removed on or prior to the date hereof;

(xi) “breach” means any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure;

(xii) any reference to any applicable Law in this Agreement refers to such applicable Law as in effect at the date of this Agreement and the Closing Date;

(xiii) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and if the last day of any such period is not a Business Day, such period will end on the next Business Day;

(xiv) when calculating the period of time “within” which or “following” which any act or event is required or permitted to be done, notice given or steps taken, the date which is the reference date in calculating such period is to be excluded from the calculation and if the last day of any such period is not a Business Day, such period will end on the next Business Day;

(xv) the provision of a table of contents and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement;

(xvi) references to “day” means calendar days unless Business Days are expressly specified;

(xvii) references to any Person includes such Person’s predecessors, successors and assigns to the extent, in the case of successors and assigns, such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(xviii) references to a party means a party to this Agreement;

(xix) references to a document, instrument, or agreement also refers to all addenda, exhibits, or schedules thereto, and all amendments thereto;

(xx) a reference to a “copy” or “copies” of any document, instrument, or agreement means a copy or copies that are complete and correct;

(xxi) a reference to a list, or any like compilation (whether in the Schedules to this Agreement or elsewhere), means that the item referred to is complete and correct; and

(xxii) a reference herein to an agreement of the parties means a written agreement of the parties.

(b) All Exhibits and Schedules annexed hereto or referred to herein are incorporated in and made a part of this Agreement as if set forth in full herein.

(c) The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any applicable Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party or parties drafting such agreement or document. Unless expressly provided otherwise, any approval or consent required to be given by a party in this Agreement shall be given or withheld by such party in its sole discretion.

(d) The fact that any representation and warranty may be more specific than any other representation and warranty shall not be construed so as to limit or restrict the scope, applicability or meaning of any other representation and warranty contained herein.

13.5 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible.

13.6 Entire Agreement. This Agreement and the Transaction Documents contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous oral or written agreements, negotiations, understandings, statements or proposals with respect to the subject matter hereof and thereof.

13.7 Confidentiality Agreement. The terms of that certain Confidentiality Agreement, dated as of March 24, 2021, by and between Buyer and GFG Holding, Inc. (the “Confidentiality Agreement”) are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time the Confidentiality Agreement and the obligations of Buyer and its Affiliates thereunder shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, then the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

13.8 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. No party may assign its rights or delegate any of its obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed; provided, that Buyer shall be entitled to assign or delegate this Agreement or all or any part of its rights or obligations hereunder (a) to any one or more Affiliates of Buyer, (b) in connection with the sale of all or any substantial portion of the assets of Buyer or one or more Affiliates of Buyer or (c) for collateral security purposes to any lender providing financing to Buyer. No assignment or delegation shall relieve the assigning party of any of its obligations hereunder.

13.9 No Third Party Beneficiaries. Except as expressly provided herein and for the rights of the Indemnified Persons hereunder and the D&O Indemnitees in Section 8.5, this Agreement is for the sole benefit of the parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

13.10 No Recourse Against Non-Parties. All Actions (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are those solely of) the Persons that are expressly identified as parties to this Agreement (the “Contracting Parties”). No Person that is not a Contracting Party, including without limitation any Affiliate of any Contracting Party (other than a Contracting Party) or any Representative of any Contracting Party or any Affiliate thereof (in each case, other than a Contracting Party) (such Persons, collectively, “Non-parties”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any Losses arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach; and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such Losses against any such Non-parties. Without limiting the foregoing, to the maximum extent permitted by Law, (a) each Contracting Party hereby waives and releases any and all Actions that may otherwise be available at Law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Non-parties, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any Non-parties with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

13.11 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

13.12 Governing Law. This Agreement and any Action arising under, in connection with or related to this Agreement, will be governed by and construed in accordance with the internal Laws of the state of Delaware applicable to a contract made and performed in that state, without regard to choice of law or conflict of law principles that would require the application of the laws of any other jurisdiction.

13.13 Arbitration. Except as otherwise set forth herein, all Actions arising under or in connection with this Agreement, whether sounding in contract or tort, including arbitrability and any claim that this Agreement was induced by fraud (the “Covered Claims”) shall be resolved by binding arbitration in Los Angeles, California in accordance with the following terms and conditions:

(a) Administrator. The arbitration of all Covered Claims will be administered by the Judicial Arbitration and Mediation Service (the “Arbitration Administrator”) in accordance with the JAMS Comprehensive Arbitration Rules and Procedures then in effect excluding its optional Arbitration Appeal procedures, except as set forth in this Section 13.13.

(b) Procedural Law. Except as otherwise provided herein, the arbitration of all Covered Claims will be governed by procedural law of Delaware as if the Covered Claims had been brought in a state court of Delaware; provided, however, that (i) the parties waive any right to jury; (ii) there shall be no interlocutory appellate relief (such as writs) available; and (iii) discovery will be conducted in accordance with the JAMS Comprehensive Arbitration Rules and Procedures then in effect.

(c) Arbitrator. The arbitration shall take place in the Los Angeles, California office of the Arbitration Administrator and be conducted by a single, neutral arbitrator (“Arbitrator”), to be selected as follows: within seven (7) Business Days from service of an arbitration complaint, the parties will either agree upon an Arbitrator or, failing such agreement, shall proceed in accordance with the then prevailing rules of the Arbitration Administrator regarding arbitrator selection.

(d) Emergency or Injunctive Relief. This Section 13.13 shall not preclude the parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction, including but not limited to temporary or preliminary injunctive relief, and each of the parties irrevocably submits to the jurisdiction of any state or federal court in Los Angeles, California (the “Designated Jurisdiction”), in conjunction with an application for a provisional remedy; provided, however, that all issues of final relief shall continue to be decided through arbitration, and the pursuit of temporary or preliminary injunctive relief shall not constitute a waiver of the parties’ agreement to arbitrate.

(e) Excluded Claims. “Covered Claims” as used in this Agreement does not include compulsory or permissive cross-claims between or among the parties that arise in a legal action brought by or against a non-signatory hereto (“Non-Signatory Action”). However, a party that has the right to assert a permissive cross-claim against another party in a Non-Signatory Action may choose to treat that claim as a Covered Claim and assert it in accordance with the terms of this Agreement.

(f) No Class Action. The parties shall not pursue any claims arising under this Agreement on a class or other representative basis and will not seek to coordinate or consolidate any arbitration hereunder with any other Action.

(g) Record and Proceedings. A full stenographic or electronic record of all proceedings in the arbitration shall be maintained, and the Arbitrator shall issue rulings, a statement of decision and a judgment as if the Arbitrator were a sitting judge of the state court of the Designated Jurisdiction, with all of the powers (including with respect to remedies) vested in such a judge.

(h) Res Judicata, Collateral Estoppel and Law of the Case. A decision of the Arbitrator shall have the same force and effect with respect to collateral estoppel, res judicata and law of the case that such decision would have been entitled to if decided in a court of law, but in no event shall such a decision be used by or against a party to this Agreement in a Non-Signatory Action.

(i) Jurisdiction/Venue/Enforcement of Award. The parties consent and submit to the exclusive personal jurisdiction and venue of any state or federal court located in the Designated Jurisdiction, to confirm any arbitration award granted pursuant to this Agreement, including any award granting equitable relief, and to otherwise enforce this Agreement and carry out the intentions of the parties to resolve all Covered Claims through arbitration. This Section 13.13 does not prevent the parties from enforcing the award of the arbitrator in the court of any other state, to the extent permitted by law, (for example, if property that is the subject of the award is located in another state).

(j) Confidentiality. All arbitration proceedings, including, but not limited to any appellate proceedings, will be closed to the public and confidential, and all records relating thereto will be permanently sealed, except as necessary to obtain court confirmation of the judgment of the Arbitrator, and except as necessary to give effect to res judicata and collateral estoppel (e.g., in a dispute between the parties that is not a Covered Claim), in which case all filings with any court shall be sealed to the extent permissible by the court. A party (including such party’s counsel or other representatives) may disclose to the media only the fact and generic nature of a Covered Claim that is being, or has been, arbitrated pursuant to this Agreement. Nothing in this Section 13.13(j) is intended to, or shall, preclude a party from communicating with, or making disclosures to, its lawyers, tax advisors, auditors and insurers, as necessary and appropriate or from making such other disclosures as may be required by law.

(k) Fees and Costs. The parties shall share equally the fees of the Arbitrator and the administrative costs of the arbitration; provided, however, that the prevailing party in the arbitration shall be awarded such fees and costs.

(l) No Appeal. To the maximum extent permitted by Law, the decision of the arbitrator shall be final and binding and not be subject to appeal.

13.14 Jurisdiction; Venue. The parties agree that if arbitration is unavailable (other than with respect to a matter that this Agreement expressly provides is not to be settled by arbitration pursuant to Section 13.13) or if equitable relief is being sought outside of arbitration, then all Actions arising in connection with this Agreement shall be initiated and tried exclusively in courts located in the Designated Jurisdiction. The aforementioned choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of this Agreement in any jurisdiction other than that specified in this Section 13.14. Each party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any Action brought in accordance with this paragraph, and stipulates that the state and federal courts located in the Designated Jurisdiction, shall have in personam jurisdiction and venue over each of them for the purposes of litigating any Action arising out of or related to this Agreement. Each party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this Section 13.14 by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in this Agreement, or in the manner set forth in Section 13.2 for the giving of notice. Any final judgment rendered against a party in any Action shall be conclusive as to the subject of such final judgment and may be enforced in other jurisdictions in any manner provided by applicable Law. TO THE EXTENT PERMITTED BY LAW, EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY ACTIONS.

13.15 Attorneys’ Fees. If any Action is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable and documented attorneys’ fees and other costs incurred in that Action, in addition to any other relief to which it may be entitled.

13.16 Enforcement of Agreement. The Company and Seller acknowledge and agree that Buyer would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by the Company or Seller could not be adequately compensated by monetary damages alone. Accordingly, in the event of a breach of this Agreement by the Company or Seller of any provision of this Agreement, in addition to any other legal or equitable remedy that Buyer may have, (a) Buyer shall be entitled to obtain damages for any such breach and (b) without having to demonstrate (i) the inadequacy of money damages, (ii) the likelihood of success on the merits, (iii) damages, (iv) irreparable harm, or (v) that the harm from not issuing the injunction outweighs the harm from issuing the injunction, and (to the extent permitted by applicable Law) without posting a bond or other security, Buyer shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement. Further, the Company and Seller hereby waive any claim or defense that there is an adequate remedy at law for such breaches or threatened breaches. Seeking specific performance or temporary, preliminary or permanent injunctive relief shall not be an election of remedies and shall not limit the obligation of the party breaching or threatening breach to indemnify under this Agreement.

13.17 Further Assurances. Each of the parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to confirm the representations and warranties contained herein or carry out the provisions hereof and give effect to the Transactions.

13.18 Counterparts; Effectiveness. This Agreement may be executed in several counterparts (including counterparts by email, facsimile, portable document format (pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (including DocuSign)), each of which shall be deemed an original and all of which shall together constitute one and the same instrument. This Agreement shall become effective when each party shall have received a counterpart hereof signed by all of the other parties. Until and unless each party has received a counterpart hereof signed by the other parties, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

13.19 Provision Respecting Legal Representations. Each of the parties hereby agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, that Bryan Cave Leighton Paisner LLP has served as counsel to each and any of Seller and its respective Affiliates (other than the Group Companies) (individually and collectively, “Seller Parties”) and the Group Companies in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the Transactions. Each of the parties hereby irrevocably acknowledges and agrees that all communications prior to the Closing between the Group Companies and the Seller Parties, on the one hand, and Bryan Cave Leighton Paisner LLP, on the other hand, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or proceeding arising out of or relating to, this Agreement, any agreements contemplated by this Agreement or the Transactions or thereby, are privileged communications between the Group Companies and Seller Parties and Bryan Cave Leighton Paisner LLP (collectively, the “Privileged Communications”) and thereby property of the Seller Parties, and from and after the Closing none of Group Companies or any person purporting to act on behalf of or through the Group Companies, will seek to obtain such Privileged Communications, whether by seeking a waiver of the attorney-client privilege or through any other means. For the avoidance of doubt, any communications of the Company or any of its Subsidiaries involving attorney-client privileged communications that are not related to this Agreement or the Transactions shall continue to be the property of (and shall be controlled by) the Company and its Subsidiaries, and only the Company or its Subsidiaries may waive or modify such rights.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each party has duly executed and delivered this Agreement as of the date first above written.

“BUYER”

FAT BRANDS INC.

By:	/s/ Andrew A. Wiederhorn
Name:	Andrew A. Wiederhorn
Title:	Chief Executive Officer

[Signature Page to Stock Purchase Agreement]

“COMPANY”

LS GFG Holdings Inc.

By:	/s/ Michael Serruya
Name:	Michael Serruya
Title:	Director

“SELLER”

LS GLOBAL FRANCHISE L.P.

By:	/s/ Michael Serruya
Name:	Michael Serruya
Title:	Chief Executive Officer

[Signature Page to Stock Purchase Agreement]

ANNEX A

DEFINITIONS

In this Annex, and in the Agreement and the other Exhibits, Schedules and Annexes thereto, unless the context otherwise requires, the following terms shall have the meanings assigned below and the terms listed in the chart below shall have the meanings assigned to them in the Section set forth opposite to such term (unless otherwise specified, section references in this Annex are to Sections of this Agreement):

Term:	Section:

Accounting Expert	3.3(d)
Accounting Principles	3.1(a)
Acquisition Proposal	7.3(a)
Adjustment Amount	3.3(f)
Adjustment Amount Notice of Disagreement	3.3(b)
Adjustment Amount Resolution Period	3.3(c)
Adjustment Amount Review Period	3.3(b)
Adjustment Amount	3.3(f)
Adjustment Statement	3.3(a)
Agreement	Preamble
Amended and Restated Certificate of Incorporation.	7.10(a)
Arbitration Administrator	13.13(a)
Arbitrator	13.13(c)
Base Purchase Price	1.2
Benefit Plan	5.19(a)
Buyer	Preamble
Buyer Common Shares	1.2(c)
Buyer Indemnitees	11.2
Buyer Preferred Shares	1.2(b)
Buyer Related Parties	12.2(c)
Buyer Shares	1.2(c)
Cash Consideration	1.2(a)
CERCLA. 5.18(a)(i)	5.18(a)(i)
Class A Common Stock. 7.10(a)	7.10(a)
Class B Common Stock. 7.10(a)	7.10(a)
Closing	2.1
Closing Date	2.1
Closing Group Company Transaction Expenses	3.1(b)
Closing Indebtedness	3.1(c)
Closing Working Capital	3.1(d)
Closing	2.1
Common Stock	Recitals
Company	Preamble
Company Disclosure Documents	5.26(b)
Company Intellectual Property	5.12(a)(i)

Annex A

Term:	Section:

Company IP Agreements	5.12(a)(ii)
Company IP Registrations	5.12(a)(iii)
Company Other Intellectual Property	5.12(d)
Confidentiality Agreement	13.7
Contingent Workers	5.20(c)
Contracting Parties	13.10
Covered Claims	13.13
D&P	6.5
Data Handling	5.23
Data Protection Laws	5.23(a)
Dataroom	13.4(a)(x)
Designated Jurisdiction	13.13(d)
Direct Claim	11.5(b)
Effective Time	2.1
Environmental Claim	5.18(a)(ii)
Environmental Law	5.18(a)(iii)
Environmental Notice	5.18(a)(iv)
Environmental Permit	5.18(a)(v)
ERISA	5.19(a)
ERISA Affiliate	5.19(d)
Escrow Agent	1.3
Escrow Agreement	1.3
Estimated Adjustment Amount	3.2(b)
Estimated Closing Group Company Transaction Expenses	3.2(a)(i)
Estimated Closing Indebtedness	3.2(a)(ii)
Estimated Closing Working Capital	3.2(a)(iii)
Financial Statements	5.5(a)
Food Safety Laws	5.27
Forgiven Amount	8.7
Franchise Laws	5.26(a)
Franchise Rights	5.26(b)
Franchisee Purchaser	8.8
Franchisee	5.26(a)
Franchises	5.26(a)
Fundamental Representations	11.1
Group Company Transaction Expenses	3.1(e)
Group Company	5.18(b)(i)
Hazardous Materials	5.18(a)(vi)
Holder	7.11(a)
Holders	7.11(a)
Income Tax Liability Accrual	3.1(f)
Indebtedness	3.1(g)
Indemnification Rights	8.5(a)
Indemnified Person	11.5
Indemnifying Person	11.5

Annex A

Term:	Section:

Insurance Policies	5.15
Intellectual Property	5.12(a)(iv)
Interim Balance Sheet	5.5(a)
Interim Balance Sheet Date	5.5(a)
Interim Balance Sheet	5.5(a)
Interim Financial Statements	5.5(a)
Leased Real Property	5.9(b)
Lock-Up Period	7.12(a)
Lock-Up Shares	7.12(a)(ii)
Marketing Funds	3.1(h)
Mass Market IP Contract	5.12(a)(ii)
Material Contracts	5.8(a)
Material Suppliers	5.14(b)
Materiality Qualifiers	11.7
Neutral Accounting Firm	3.3(d)
Non-parties	13.10
Non-Retained Employees	7.7
Non-Signatory Action	13.13(e)
Open Source Software	5.12(l)
Outside Date	12.1(b)(ii)
Overpayment	3.3(i)
Owned Real Property	5.9(a)
Owned Software	5.12(b)
Permitted Transferee	7.10(d)
PPP Borrower	1.4
PPP Escrow Agent	1.4
PPP Escrow Agreement	1.4
PPP Escrow Amount	1.4
Pre-Closing Forgiveness Condition	1.4
Pre-Closing Tax Period	9.3
Privacy Contracts	5.23(a)
Privacy Policies	5.23(a)
Privileged Communications	13.19
Purchase Price	1.2
Purchased Shares	Recitals
Put/Call Agreement	2.2(g)
[*]	7.10(a)
Registrable Shares	7.11(a)
Registration Period	7.11(c)
Related Party Transactions and Relationships	5.24
Release	5.18(a)(vii)
Resale Shelf Registration Statement	7.11(a)
Restricted Cash	3.1(i)
Restricted Party	8.2(a)
Restricted Period	8.2(a)

Annex A

Term:	Section:

Reverse Termination Fee	12.2(a)
SEC Reports	6.7(a)
Securities Act	5.5(c)
Seller	Preamble
Seller Indemnitees	11.3
Seller Indemnitees	11.3
Severance Amount	3.1(e)
Shares	Recitals
Shelf Offering	7.11(f)
Software	5.12(a)(v)
Specified Sale Agreements	8.8
Stimulus Benefits	5.6(c)
Straddle Period	9.5(b)
Tail Policy	7.9
Take-Down Notice	7.11(f)
Target Working Capital	3.1(j)
Territorial Rights	5.26(n)
Third Party Claim	11.5(a)(i)
Underwritten Offering	7.11(e)
Unforgiven Amount	8.7
Union	5.20(d)
WARN Act	5.20(f)
Working Capital	3.1(k)
Year-End Balance Sheet	5.5(a)
Year-End Financial Statements	5.5(a)

“Accounts Receivable” of a Person means (a) all billed and unbilled trade accounts receivable and other rights to payment from franchisees or customers of such Person and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered, (b) all other accounts or notes receivable relating to such Person and the full benefit of all security for such accounts or notes and (c) any claim, remedy or other right related to any of the foregoing.

“Action” means any action, suit, litigation, claim, complaint, demand, charge, dispute, controversy, arbitration or proceeding (including any civil, criminal, administrative, investigative, enforcement, regulatory or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving any court or other Governmental Authority or any arbitrator.

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including, with correlative meanings, the terms “under common control with” and “controlled by”), as used in the preceding sentence, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

Annex A

“Aggregate Buyer Share Payment Amount” means the aggregate dollar value of all Buyer Preferred Shares and Buyer Common Shares issuable pursuant to Section 1.2, which the parties acknowledge and agree is $67.5 million and $25.0 million, respectively (as adjusted pursuant to Section 7.10(b) or (c), as applicable).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in the state of California are authorized or required by Law to be closed for business.

“CARES Act” means the U.S. Coronavirus Aid, Relief, and Economic Security Act, as revised by the Paycheck Protection Flexibility Act of 2020.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning provided in the recitals.

“Confidential Information” means all nonpublic information (whether in paper or electronic form, or contained in a person’s memory, or otherwise stored or recorded) relating to or arising from any Group Company’s business, including, trade secrets used, developed or acquired by any Group Company in connection with its business. Without limiting the generality of the foregoing, “Confidential Information” shall specifically include: all nonpublic information concerning the manner and details of any Group Company’s operation, organization and management; business production methods and manufacturing processes; financial information or documents and nonpublic policies, procedures and other printed, written or electronic material generated or used in connection with any Group Company’s business; any Group Company’s business plans and strategies; the identities of and contact information for any Group Company’s customers or franchisees and the specific individual customer or franchisee representatives with whom any Group Company works; the details of any Group Company’s relationship with such customers or franchisees and customer or franchisee representatives; the identities and contact information for distributors, contractors and vendors utilized in any Group Company’s business; the details of any Group Company’s relationships with such distributors, contractors and vendors; the nature of fees and charges made to any Group Company’s customers or franchisee; nonpublic forms, contracts and other documents used in any Group Company’s business; all information concerning any Group Company’s directors, managers, employees, agents and contractors, including such persons’ compensation, benefits, skills, abilities, experience, knowledge and shortcomings, if any; the nature and content of computer software used in any Group Company’s business, whether proprietary to the Company or used by the Group Company under license from a third party; and all other nonpublic information concerning a Group Company’s concepts, prospects, franchisees, customers, employees, agents, contractors, earnings, products, services, equipment, systems, or prospective and executed contracts and other business arrangements.

“Contracts” of a Person means any contract, agreement, deed, mortgage, lease, license, commitment, undertaking, arrangement or understanding, written or oral, or other document or instrument to which or by which such Person is a party or otherwise subject or bound or to which or by which any asset, property or right of such Person is subject or bound.

Annex A

“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19 (and all related strains and sequences), including any intensification, resurgence or any evolutions or mutations thereof, or related or associated epidemics, pandemics, disease outbreaks or public health emergencies.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Action, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including, but not limited to, the CARES Act.

“Disclosure Schedule” means that certain document identified as the Disclosure Schedule, dated as of the date hereof, delivered by the Company and Seller to Buyer in connection with this Agreement. Each Section in the Disclosure Schedule shall be deemed to qualify only (i) the corresponding Section of this Agreement, (ii) any other Section of this Agreement to which such disclosure makes express reference or (iii) any other Section of this Agreement to the extent the relevance of the information disclosed in such Section in the Disclosure Schedule to such other Section is reasonably apparent on its face, without further inquiry or knowledge of the contents of any document disclosed in the Disclosure Schedules that the matter is required to be included. Notwithstanding anything to the contrary contained herein, no disclosure in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made by any party unless the disclosure identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item in the Disclosure Schedule shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself).

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership. For purposes of this Agreement, a Person will be deemed to own a property or asset subject to an Encumbrance if it holds such property or asset subject to the interest of a vendor or a lessor under any conditional sale agreement, capital lease, or other title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property or asset.

“Equity Interest” means, in respect of any Person, (i) any share, capital stock, security, partnership, equity, participation, ownership, member, limited liability company or similar interest (however designated) in such Person, and (ii) any security that is directly or indirectly convertible, exercisable, or exchangeable into an Equity Interest, including any option, subscription, warrant, instrument, Contract, right or security (including debt securities) which gives a counterparty the right to acquire Equity Interests.

Annex A

“Exchange” means the NASDAQ Stock Market (or such other exchange as the Buyer Preferred Shares or Buyer Common Shares may, at the applicable time, be trading).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Family” means, with respect to a particular individual, (a) the individual, (b) the individual’s spouse and former spouse(s), (c) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (d) any other natural person who resides with such individual.

“Final Adjudication” means final adjudication by a court of competent jurisdiction or applicable arbitral body.

“Financing” means the Rule 144A placement of notes by Buyer (or a special purpose subsidiary of Buyer), or any applicable note offering used to finance the Transactions.

“Franchise Document” means all franchise agreements, license agreements, co-branding agreements, development agreements, master franchise agreements, sub-franchise agreements and any other agreements which directly or indirectly grant a franchise to a Franchisee or grant the right for a Person to establish and operate a business under the brand of any Group Company, and any agreements ancillary thereto, including any addendum, appendix, exhibit, amendment, extension or renewal thereof, rights of first refusal and options.

“Fraud” means with respect to any Person, an actual and intentional fraud by such Person with respect to the making of representations and warranties contained in this Agreement by such Person and not with respect to any other matters; provided that, such actual and intentional fraud of such Person hereto specifically excludes any statement, representation or omission made negligently or recklessly and shall only be deemed to exist if (i) such Person had knowledge that the representations and warranties made by such Person were inaccurate when made, (ii) that such representations and warranties were made with the express intent to induce the other Person to rely thereon and that such Person would take action or inaction to such other Person’s detriment, (iii) such reliance and subsequent action or inaction by such other Person was justifiable, and (iv) such action or inaction resulted in actual material Loss to such other Person. Fraud by a Person shall not be imputed to any other Person.

“Fully-Diluted Basis” means, as to an entity as of any date of determination, all issued and outstanding Equity Interests of such entity and all Equity Interests of such entity issuable upon the exercise or conversion of any outstanding Equity Interests as of such date (whether or not such Equity Interest is at the time exercisable or convertible or in-the-money).

“GAAP” means Generally Accepted Accounting Principles in the United States as consistently applied by the Company in accordance with past practices.

Annex A

“Governing Documents” means with respect to any Person: (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization or certificate of formation and operating agreement or limited liability company agreement; (e) if a trust, the instrument governing the trust, (f) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (g) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (h) any amendment or supplement to any of the foregoing.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Group Companies” means the Company and each of its Subsidiaries.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Independent Auditor” means BDO.

“Inventory” means inventory, finished goods, raw materials, work in progress and packaging.

“Knowledge of Buyer” means the actual knowledge of the executive officers of Buyer, as defined in Rule 3b-7 of the Exchange Act, within the scope of their employment responsibilities and without independent inquiry or investigation.

“Knowledge of the Company” or “Company’s Knowledge” or any other similar knowledge qualification, means the knowledge of any of the following persons: Paul Damico, Chief Executive Officer; Jenn Johnston, President; Sam Patterson, Chief Financial Officer; David Prado, General Counsel; Raphael Tomlin, Head of Manufacturing; and James English, Vice President of Human Resources. Any such person shall be deemed to have “knowledge” of a particular fact or other matter if such person is actually aware of such fact or other matter (and shall in no event encompass constructive, imputed or similar concepts of knowledge), including following reasonable due inquiry of each of such person’s respective direct reports, and none of whom, for the sake of clarity and avoidance of doubt, shall have any personal liability or obligations regarding such knowledge.

Annex A

“Law” means (a) any federal, state, local, municipal, foreign, international, multinational or other administrative law, constitution, common law principle, ordinance, code, statute, judgment, injunction, decree, order, rule, statute or governmental regulation, or “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation, (b) any binding judicial or administrative interpretation of any of the foregoing, (c) the terms and conditions of any agreement relating to any Group Company with a Governmental Authority, (d) the terms and conditions of any certification relating to any Group Company to any Governmental Authority, (e) any governmental requirements or restrictions of any kind, or any rule, regulation or order promulgated thereunder, (f) any rules, regulations, orders, decrees, consents, or judgments of any regulatory agency, stock exchange or similar self-regulatory organization, court or other Person, (g) any applicable requirements associated with any Permits or (h) any industry self-regulatory principles.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

“Losses” means any monetary loss, damage, injury, Liability, settlement, Governmental Order, award, fine, penalty, Tax, fee (including reasonable fees and expenses of attorneys, accountants, financial advisors and other experts and other reasonable expenses of litigation), charge or cost (including cost of investigation) or expense of any nature. For avoidance of doubt, Losses of a Person are not limited to matters asserted by third parties, but include Losses incurred or sustained by such Person in the absence of claims by third parties. Losses shall not include any punitive or exemplary damages except and only to the extent awarded by a court of competent jurisdiction or applicable arbitral body as a result of a Third Party Claim.

“Material Adverse Effect” means any change, effect, development, event, occurrence, fact, or condition that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise), assets or prospects of any Group Company; (b) the ability of Seller to consummate the Transactions on a timely basis; or (c) the validity or enforceability of the Transaction Documents or the rights or remedies of Buyer thereunder; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial or securities markets in general; or (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; provided further, however, that any change, effect, development, event, occurrence, fact, or condition (by itself or when aggregated or taken together with any and all other changes, effects, developments, events, occurrences, facts, or conditions) referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such change, effect, development, event, occurrence, fact, or condition (A) has a disproportionate effect on the Company compared to other participants in the industries in which the Company operates or (B) is a result of COVID-19 or a COVID-19 Measure.

“Material Misstatement” means, with respect to any Resale Shelf Registration Statement, an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made.

Annex A

“Ordinary Course of Business” of a Person means an action taken by such Person if that action (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; (b) does not require authorization by the board of directors or equityholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and (c) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person. No violation of Law or Contracts shall be deemed in the Ordinary Course of Business.

“Owner” means each of (a) Lion Capital Fund IV, L.P., an English limited partnership, (b) Lion Capital Fund IV-A, L.P., an English limited partnership, (c) Lion Capital Fund IV SBS, L.P., a Scottish limited partnership, (d) Lion Capital Fund IV (USD), L.P., an English limited partnership, (e) Lion Capital Fund IV-A (USD), L.P., an English limited partnership, (f) Lion Capital Fund IV SBS (USD), L.P., a Scottish limited partnership, (g) S5 Enterprises Inc., an Ontario corporation and its individual owner, (h) Fruzer Inc., an Ontario corporation and its owner, (i) Indulge Inc., an Ontario corporation, and its individual owner and (j) Jackpot Inc., an Ontario corporation, and its individual owner.

“Payoff Letters” means those certain letters in a form reasonably acceptable to Buyer by all Persons to which any Closing Indebtedness is owed, that provide for or include, among other things, (A) the amounts required to pay off in full on the Closing Date the Closing Indebtedness owing to such Person (including the outstanding principal, accrued interest and all applicable prepayment penalties, “breakage costs,” redemption fees, costs, and expenses or premiums and other amounts owing pursuant to the instruments evidencing the Closing Indebtedness), (B) the release, discharge, removal, and termination of all Encumbrances arising under such Closing Indebtedness upon payment of the amounts set forth therein, as applicable, (C) UCC-3 termination statements evidencing the termination of any UCC-1 financing with respect to such Encumbrances and (D) applicable wire instructions.

“Payroll Tax Executive Order” means the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020 and including any administrative or other guidance published with respect thereto by any Governmental Authority.

“Permits” means all permits, certificates, licenses, approvals, governmental notifications, franchises, certificates, approvals, exemptions, classifications, registrations and other similar authorizations (and applications therefor) from Governmental Authorities.

“Permitted Encumbrances” means (a) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the Interim Balance Sheet; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the Ordinary Course of Business and that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company; (c) all easements, rights of way, zoning ordinances and other similar encumbrances affecting the Owned Real Property and the Leased Real Property which are not, individually or in the aggregate, material to the business of the Company; and (d) matters that are disclosed by an accurate ALTA/NSPS Land Title Survey with respect to the Owned Real Property performed prior to the date hereof and made available to Buyer, to the extent such matters would not reasonably be expected to adversely affect in any material respect the ability of the applicable Group Company to use the applicable asset.

Annex A

“Permitted Equity Encumbrances” means with respect to any equity securities of the Company, (a) the provisions of the organizational documents of the Company; (b) the restrictions on the sale, transfer, pledge, or other disposition of securities provided in the Securities Act and any state or “blue sky” securities Laws; and (c) any restrictions imposed by Buyer or this Agreement.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“PPP Laws” means the Paycheck Protection Program under the CARES Act, the CARES Act, the SBA’s interpretation of the CARES Act and of the Paycheck Protection Program Interim Final Rule, the Small Business Act, the rules and regulations issued by any Governmental Authority in respect of any of the foregoing, and any other Laws applicable to the PPP Loan.

“PPP Lender” means BMO Harris Bank National Association.

“PPP Loan” means that certain loan in the original principal amount of $1,188,000.00 obtained by the PPP Borrower from the PPP Lender on April 18, 2020, pursuant to the PPP Laws.

“PPP Loan Document” means any promissory note evidencing the PPP Loan, together with any application for a PPP Loan, and all other Contracts, instruments, documents and certificates executed and delivered to, or in favor of, any PPP Lender or the SBA in connection with any PPP Loan. Any reference to any PPP Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to such PPP Loan Document as the same may be in effect at any and all times such reference becomes operative.

“PPP Loan Forgiveness Application” means (i) the application required to be made and submitted to the PPP Lender in order to apply for forgiveness of the PPP Loan (which application shall be made on the form issued by the SBA) and (ii) all supporting documentation and additional materials required to be submitted to the PPP Lender under the PPP Laws and as required by the foregoing application.

“Profits Interests Amounts” means the amounts owed at Closing or otherwise in connection with the Transactions to (a) Jennifer Johnston and (b) Paul Damico, in each case, pursuant to Unit Grant Agreement between Seller and such Person.

“Related Person” means (a) with respect to an entity, (i) any Affiliate of such entity, (ii) each Person that serves as a director, officer, partner, member, manager, shareholder, equityholder, executor, or trustee (or in a similar capacity) of such entity, (iii) any Person with respect to which such entity serves as a general partner or a trustee (or in a similar capacity), and (iv) any Person that would be a Related Person of any individual described in clause (i) or (ii) pursuant to clause (b) of this definition or (b) with respect to an individual, (i) each other member of such individual’s Family, and (ii) any entity with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, member, manager, shareholder, equityholder, executor, or trustee (or in a similar capacity).

Annex A

“Remedies Exception” means, with respect to enforceability of a Contract against a Person, such Contract is enforceable against such Person in accordance with such Contract’s terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

“Representative” means, with respect to any Person, any and all directors, officers, managers, equityholders, employees, consultants, financial advisors, counsel, accountants and other agents of such Person, and their respective successors and assigns.

“Required Information” means (a) (i) the Interim Financial Statements, (ii) the Year-End Financial Statements, and (iii) as of any date of determination of whether such quarterly financial statements constitute Required Information hereunder, the unaudited consolidated balance sheets and related statements of income and cash flows of the Group Companies as of and for each fiscal quarter (other than the fourth fiscal quarter of any fiscal year) completed after December 31, 2020 and at least 45 days prior to such date of determination, and corresponding year-to-date interim period (with respect to the most recent of such fiscal quarters in such fiscal year), in each case, setting forth comparative figures for the comparable periods in the prior fiscal year, as the case may be, in each case prepared in accordance with GAAP (including footnotes thereto); provided that Buyer acknowledges receipt of the Interim Financial Statements and the Year-End Financial Statements, and (b) all other financial statements, business and other financial data, and other pertinent information regarding the Group Companies reasonably and timely requested in writing by Buyer and required to prepare a customary private placement of non-convertible high-yield debt securities pursuant to Rule 144A as contemplated by the Financing as of the date hereof, provided that Buyer acknowledges receipt, as of the date hereof, of any such information contemplated by clause (b) that it believes necessary to launch the Financing.

“SEC” means the Securities Exchange Commission.

“Subsidiary” means, with respect to any Person, any other Person of which (a) the accounts of which would be consolidated with and into those of the applicable Person in such Person’s consolidated financial statements if such statements were prepared in accordance with GAAP as of such date, (b) if a corporation, a majority of the total voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (c) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of membership, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more other Subsidiaries of that Person or a combination thereof and, for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation).

Annex A

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, escheat or unclaimed property, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Trading Day” means any day on which NASDAQ is open for trading; provided that a “Trading Day” only includes those days that have a scheduled closing time of 4:00pm New York City time.

“Transaction Deductions” means all Tax deductions available to any Group Company, to the extent permitted by applicable Law, as a result of or in connection with the repayment of Indebtedness, the payment of Group Company Transaction Expenses and payments of amounts that would have been Group Company Transaction Expenses but for the fact that they were paid prior to the Closing, and the payment of any fees or other costs and expenses associated with the transactions contemplated by this Agreement, in each case that are economically borne by Seller.

“Transaction Documents” means, with respect to a party, all agreements, certificates and other instruments to be delivered by such party in connection with this Agreement.

“Transactions” means the purchase and sale of the Purchased Shares and the other transactions contemplated by this Agreement to occur at the Closing.

“VWAP” means, for any Trading Day, (a) in the case of Buyer Preferred Shares, the volume-weighted average price per share of Buyer Preferred Share on NASDAQ (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Buyer and Representative) and (b) in the case of Buyer Common Shares, the volume-weighted average price per share of Buyer Common Shares on NASDAQ (as reported by Bloomberg L.P.).

“Willful Breach” by a party means an intentional act or omission by such party (i) that causes such party to be in material breach of this Agreement and (ii) where such party has the actual subjective awareness (without any duty of inquiry) at the time of such intentional act or omission that such action or omission constitutes a material breach of this Agreement.

Annex A

Exhibit A

OWNERS AGREEMENT

This OWNERS AGREEMENT (this “Agreement”), dated as of June 26, 2021, is entered into by and between FAT Brands Inc., a Delaware corporation (“Buyer”), on the one hand, and the “Lion Owners”, as identified on Schedule A hereto, and the “Serruya Owners”, as identified on Schedule B hereto, on the other hand.

RECITALS

WHEREAS, Buyer, LS Global Franchise L.P., a Delaware limited partnership (“Seller”), and LS GFG Holdings Inc., a Delaware corporation (the “Company”), are concurrently herewith entering into that certain Stock Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), on the terms and subject to the conditions of which Buyer will purchase from Seller all of the issued and outstanding shares of common stock of the Company at the closing thereunder;

WHEREAS, as the direct or indirect owners of Seller, the Lion Owners and the Serruya Owners (collectively, the “Owners”) will obtain significant benefits from the transactions contemplated by the Purchase Agreement; and

WHEREAS, as a condition to the willingness of Buyer to enter into the Purchase Agreement, Buyer has requested that the Owners, and the Owners are willing to, enter into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, agreements and obligations hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Defined Terms. All capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Purchase Agreement. An Owner’s “Related Owners” (a) when used with respect to a Lion Owner shall mean the other Lion Owners and (b) when used with respect to a Serruya Owner shall mean the other Serruya Owners.

2. Representations and Warranties of Owners. Each Owner hereby represents and warrants, jointly and severally with such Owner’s Related Owners and not jointly with any other Owners, to Buyer that the statements contained in this Section 2 are true and correct on the date hereof and shall be true and correct on the Closing Date as if made thereon:

2.1 Organization and Capacity. Such Owner is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated by this Agreement.

A-1

2.2 Authority and Enforceability. Such Owner has all requisite power and authority, and has taken all action necessary, to execute and deliver this Agreement and the Guaranty (as defined below), and to perform its obligations hereunder and thereunder. This Agreement has been duly authorized, executed and delivered by such Owner, and, assuming due authorization, execution and delivery by Buyer, this Agreement constitutes the legal, valid and binding obligations of such Owner, enforceable against such Owner in accordance with its terms, except as such enforceability may be limited by the Remedies Exception. Upon the Closing, the Guaranty to be delivered by such Owner shall have been duly authorized, executed and delivered by such Owner and shall constitute the legal, valid and binding obligations of such Owner, enforceable against such Owner in accordance with its terms, except as such enforceability may be limited by the Remedies Exception.

2.3 Ownership of Seller. Such Owner together with its Related Owners collectively own, directly or indirectly, fifty percent of the partnership interests of Seller.

2.4 No Conflict. Neither the execution and delivery of this Agreement or the Guaranty by such Owner, nor the performance by such Owner of its obligations hereunder or thereunder, conflict with or violate any provision of the Governing Documents of such Owner or constitute a default under any Contract to which such Owner or its properties are subject.

2.5 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions, based upon arrangements made by or on behalf of such Owner.

2.6 Investment Representations. If any Buyer Shares are assigned to such Owner, such Owner shall be deemed to make, upon the date of such assignment, each of the representations and warranties contained in Section 4.9 of the Purchase Agreement, mutatis mutandis (with (a) each reference therein to “this Agreement”, “Seller” or “Buyer Shares” to refer instead to this Owners Agreement, such Owner or the assigned Buyer Shares, respectively, (b) each reference therein to the type of entity of Seller, its jurisdiction of incorporation and the location of its principal office in such location to refer instead to the type of entity and location for such Owner as is set forth in Schedule A or B, hereto, as applicable and (c) any other logically necessary changes).

2.7 No Other Representations and Warranties. Except as otherwise expressly set forth in this Article 2, each Owner has not made and does not make, and each Owner hereby disclaims, any and all other express or implied representations or warranties, whether written or oral, with respect to such Owner, Seller, the Company, the Shares, the Group Companies, the assets or liabilities or results of operations of the Company or the Group Companies or any part of the foregoing, or the transactions contemplated by the Purchase Agreement. For the avoidance of doubt, nothing in this Section 2.7 shall release either Owner from any liability for any claim based on fraud.

3. Covenants of Owners.

3.1 Each Owner agrees to be bound by the following Sections of the Purchase Agreement as if each reference in such Sections to “Seller” refers instead to such Owner with respect to the obligations contained in such Sections: 7.3 (No Solicitation of Other Bids); 8.1 (Confidentiality); 8.2 (Non-solicitation); 8.3 (Litigation Support); and 8.4 (Franchisees, Customers, and other Business Relationships).

A-2

3.2 Each Owner to whom Buyer Shares are assigned agrees to be bound by the following Sections of the Purchase Agreement with respect to such Buyer Shares as if each reference in such Sections to “Seller” refers instead to such Owner with respect to the obligations contained in such Sections: [*]; 7.11 (Lockup); and 7.12 (Registration Statement).

3.3 Each Owner to whom Buyer Shares are assigned agrees to be bound by the Put/Call Agreement with respect to such Buyer Shares as if the references therein to “Seller” referred instead to such Owner with respect to the obligations contained therein.

4. Guaranty of Seller Indemnity Obligations. At the Closing, each Owner shall deliver to Buyer a guaranty (the “Guaranty”) in the form of Exhibit A hereto, duly executed under seal by such Owner, together with such Owner’s original signature page thereto. Each Owner agrees that each reference in such Owner’s Guaranty to the Specified Guarantors shall refer to such Owner’s Related Owners.

5. Miscellaneous. The following provisions of the Purchase Agreement are incorporated herein mutatis mutandis (with the references therein to “this Agreement” and the “parties” referring to this Owners Agreement and the parties hereto, respectively, and with any other logically necessary changes): 13.3 (Notices); 13.4 (Construction); 13.5 (Severability); 13.7 (Confidentiality Agreement); 13.8 (Successors and Assigns); 13.10 (No Recourse Against Non-Parties); 13.11 (Amendment and Modification; Waiver); 13.12 (Governing Law); 13.13 (Arbitration); 13.14 (Jurisdiction; Venue); 13.15 (Attorneys’ Fees); 13.16 (Enforcement of Agreement); 13.17 (Further Assurances); 13.18 (Counterparts; Effectiveness); and 13.19 (Provision Respecting Legal Representations). This Agreement and the Guaranties contains the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous oral or written agreements, negotiations, understandings, statements or proposals with respect to the subject matter hereof.

6. Survival. The representations and warranties of parties contained in this Agreement shall survive the execution and delivery of this Agreement until the later of (i) six (6) years following the date hereof and (a) the 60th day following the expiration of the applicable underlying statute of limitations for a breach of such representation. The survival limitations in this Section 6 shall not apply in respect of fraud. All covenants, agreements and obligations of the parties contained herein shall survive the execution and delivery of this Agreement until the later of (i) the date on which the applicable covenant, agreement or obligation is fully performed in accordance with its terms and (ii) the 60th day following the expiration of the applicable underlying statute of limitations for a breach of such covenant, agreement or obligation.

7. No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit, remedy of any nature whatsoever or by reason of this Agreement.

8. Termination. In the event of the termination of the Purchase Agreement, this Agreement shall become void and there shall be no liability on the part of any party.

[SIGNATURE PAGES FOLLOWS]

A-3

IN WITNESS WHEREOF, each party has duly executed and delivered this Agreement as of the date first above written.

“BUYER”

FAT BRANDS INC.

By:	/s/ Andrew A. Wiederhorn
Name:	Andrew A. Wiederhorn
Title:	Chief Executive Officer

A-4

“OWNERS”

S5 ENTERPRISES INC.

By:	/s/ Aaron Serruya
Name:	Aaron Serruya
Title:	Director

FRUZER INC.

By:	/s/ Aaron Serruya
Name:	Aaron Serruya
Title:	President

INDULGE INC.

By:	/s/ Simon Serruya
Name:	Simon Serruya
Title:	President

JACKPOT INC.

By:	/s/ Jacques Serruya
Name:	Jacques Serruya
Title:	President

A-5

“OWNERS”

LION CAPITAL FUND IV, L.P.
LION CAPITAL FUND IV-A, L.P.
LION CAPITAL FUND IV SBS, L.P.
LION CAPITAL FUND IV (USD), L.P.
LION CAPITAL FUND IV-A (USD), L.P.
LION CAPITAL FUND IV SBS (USD), L.P.

By:	Lion Capital IV GP Limited, as General Partner of each of the foregoing

By:	/s/ Simon Brown
Name:	Simon Brown
Title:	Director

A-6

Exhibit B

ESCROW AGREEMENT

B-1

Exhibit C

PUT/CALL AGREEMENT

This Put/Call Agreement (this “Agreement”), dated as of [  ], 2021, is entered into by and between FAT Brands, Inc., a Delaware corporation (“FAT Brands”), on the one hand, and LS Global Franchise L.P., a Delaware limited partnership (“Seller”).

RECITALS

WHEREAS, FAT Brands, Inc., Seller and LS GFG Holdings Inc., a Delaware corporation (the “Company”), have entered into that certain Stock Purchase Agreement, dated as of June 26, 2021 (the “Purchase Agreement”), on the terms and subject to the conditions of which FAT Brands will purchase from Seller all of the issued and outstanding shares of common stock of the Company at the closing thereunder the “Company Shares”);

WHEREAS, this Agreement is being entered into in connection with the Purchase Agreement, pursuant to which Seller will receive, as part of the consideration for the Company Shares, 3,089,245 newly-issued shares of 8-1/4% Series B Cumulative Preferred Stock of FAT Brands (subject to appropriate adjustment in the event of any stock dividend, stock split, combination, or other similar recapitalization with respect to such shares, if applicable) (the “Put/Call Shares”), pursuant to the terms and conditions set forth in the Purchase Agreement; and

WHEREAS, Seller desires to give FAT Brands the right to call the Put/Call Shares, and FAT Brands desires to give Seller the right to put the Put/Call Shares, on the terms and subject to the conditions hereinafter provided.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, agreements and obligations hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Defined Terms. All capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Purchase Agreement.

2. Call Right.

(a) At any time between the Closing Date and the close of business on [] , 2022 (the “Put/Call Period”), FAT Brands may purchase all (but not less than all) of the Put/Call Shares at a price equal to Sixty-Seven Million and Five Hundred Thousand Dollars ($67,500,000) plus any and all accrued but unpaid dividends through the date of the purchase and sale of the Put/Call Shares (the “Put/Call Price”), on the terms and subject to the conditions of this Section 2.

(b) FAT Brands shall give Seller at least 15 days’ prior written notice of its election to purchase the Put/Call Shares (the “Call Notice”), which Call Notice shall set forth the date and time of the Closing (which shall be a Business Day); provided, however, that by written notice delivered to Seller prior to then scheduled date of the closing, FAT Brands shall have the right on one or more occasions to defer then scheduled closing to a later date (which shall be a Business Day) but not beyond the last day of the Put/Call Period.

C-1

(c) The closing of the purchase and sale of the Put/Call Shares shall take place virtually via the exchange of executed documents and other deliverables by PDF or other means of electronic delivery and wire transfer of funds on the closing date; provided that if the purchase and sale is subject to regulatory approval or requires third party consents or waivers pursuant to any material contract to which FAT Brands is bound, the closing date shall be extended to the date that occurs five (5) Business Days after all such approvals, consents and waivers have been received (even if beyond the Put/Call Period).

(d) At the closing, Seller shall, and shall cause the Permitted Transferees to, (i) deliver to FAT Brands instrument(s) of transfer, in form and substance reasonably acceptable to FAT Brands, sufficient to transfer, free and clear of all Encumbrances (other than Permitted Equity Encumbrances), the Put/Call Shares, (ii) execute and deliver to FAT Brands a certificate in form and substance reasonably acceptable to FAT Brands containing customary representations and warranties with respect to title to and ownership of the Put/Call Shares, authorization, execution and delivery of relevant documents and enforceability of such documents and (iii) execute such other certificates and documents and take such other actions as may be reasonably requested by FAT Brands to consummate such transactions.

(e) FAT Brands shall, concurrently with the receipt of such instrument(s) of transfer, pay to Seller the Put/Call Price (it being agreed by Seller that it shall be responsible to disburse such amount among the Permitted Transferees who are selling Put/Call Shares). Payment, after deducting all tax and other required withholdings, shall be made by FAT Brands in cash by wire transfer of immediately available funds to an account designated by Seller at least two (2) Business Days prior to the closing.

(f) If FAT Brands makes available, at the time and place and in the amount and form provided herein, the consideration for the Put/Call Shares to be purchased in accordance with this Section 2, then from and after such time Seller and the Permitted Transferees shall no longer have any rights as holders of the Put/Call Shares (other than the right of Seller to receive payment of such consideration in accordance herewith) and the Put/Call Shares shall be deemed to have been purchased in accordance with the applicable provisions hereof, whether or not instrument(s) of transfer with respect thereto have been delivered as required hereby.

(g) FAT Brands may at any time withdraw its request to purchase Put/Call Shares without any liability to Seller and the Permitted Transferees, Seller’s Affiliates or any other Person and without prejudice to any future exercise of its rights under this Section 2 (but subject to the applicable time periods set forth herein).

3. Put Right.

(a) At any time during the Put/Call Period, Seller may require FAT Brands to purchase all (but not less than all) of the Put/Call Shares at the Put/Call Price, on the terms and subject to the conditions of this Section 3.

C-2

(b) Seller shall give FAT Brands at least 30 days’ prior written notice of its election to sell to FAT Brands the Put/Call Shares (the “Put Notice”), which Put Notice shall set forth the date and time of the closing (which shall be a Business Day); provided, however, that by written notice delivered to Seller prior to then scheduled date of the closing, FAT Brands shall have the right on one or more occasions to defer then scheduled closing to a later date (which shall be a Business Day) but not beyond the last day of the Put/Call Period except as provided in Section 3(f).

(c) The closing of the purchase and sale of the Put/Call Shares shall take place virtually via the exchange of executed documents and other deliverables by PDF or other means of electronic delivery and wire transfer of funds on the closing date; provided that if the purchase and sale is subject to regulatory approval or requires third party consents or waivers pursuant to any material contract to which FAT Brands is bound, the closing date shall be extended to the date that occurs five (5) Business Days after all such approvals, consents and waivers have been received (even if beyond the Put/Call Period).

(d) At the closing, Seller shall, and shall cause the Permitted Transferees to, (i) deliver to FAT Brands instrument(s) of transfer, in form and substance reasonably acceptable to FAT Brands, sufficient to transfer, free and clear of all Encumbrances (other than Permitted Equity Encumbrances), the Put/Call Shares, (ii) execute and deliver to FAT Brands a certificate in form and substance reasonably acceptable to FAT Brands containing customary representations and warranties with respect to title to and ownership of the Put/Call Shares, authorization, execution and delivery of relevant documents and enforceability of such documents and (iii) execute such other certificates and documents and take such other actions as may be reasonably requested by FAT Brands to consummate such transactions.

(e) FAT Brands shall, concurrently with the receipt of such instrument(s) of transfer, pay to Seller the Put/Call Price (it being agreed by Seller that it shall be responsible to disburse such amount among the Permitted Transferees who are selling Put/Call Shares). Payment, after deducting all tax and other required withholdings, shall be made by FAT Brands in cash by wire transfer of immediately available funds to an account designated by Seller at least two (2) Business Days prior to the closing.

(f) Notwithstanding Section 3(b), by written notice delivered to Seller prior to the end of the Put/Call Period, FAT Brands shall have the option to defer the closing until up to 120 days following the end of the Put/Call Period (and, for avoidance of doubt, Seller and the Permitted Transferees shall remain the owners of the Put/Call Shares until the closing). In such event, the Put/Call Price shall be deemed to accrue interest from the period between the end of the Put/Call Closing and the closing at the rate of 5.0% per annum, which interest shall be payable at the closing together with the Put/Call Price.

(g) If FAT Brands makes available, at the time and place and in the amount and form provided herein, the consideration for the Put/Call Shares to be purchased in accordance with this Section 3, then from and after such time Seller and the Permitted Transferees shall no longer have any rights as holders of the Put/Call Shares (other than the right of Seller to receive payment of such consideration in accordance herewith) and the Put/Call Shares shall be deemed to have been purchased in accordance with the applicable provisions hereof, whether or not instrument(s) of transfer with respect thereto have been delivered as required hereby.

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4. [Intentionally Omitted].

5. Board Seat Rights. In the event that, pursuant to the terms of Section 3(b) FAT Brands delivers written notice of deferral of the payment of the Put/Call Price, FAT Brands agrees that it shall, or shall cause, Seller to be granted, the right to appoint one (1) seat on the board of directors of FAT Brands (subject to such director executing customary confidentiality undertakings and subject to other customary restrictions on access and attendance relating to confidentiality and privilege), which right shall be effective from the date of delivery of such notice until such time as Seller (and/or their designee(s) or transferee(s), if applicable) receives the Put/Call Price.

6. Miscellaneous. The following provisions of the Purchase Agreement are incorporated herein mutatis mutandis (with the references therein to “this Agreement” and the “parties” referring to this Put/Call Agreement and the parties hereto, respectively, and with any other logically necessary changes): 13.3 (Notices); 13.4 (Construction); 13.5 (Severability); 13.7 (Confidentiality Agreement); 13.8 (Successors and Assigns); 13.10 (No Recourse Against Non-Parties); 13.11 (Amendment and Modification; Waiver); 13.12 (Governing Law); 13.13 (Arbitration); 13.14 (Jurisdiction; Venue); 13.15 (Attorneys’ Fees); 13.16 (Enforcement of Agreement); 13.17 (Further Assurances); 13.18 (Counterparts; Effectiveness); and 13.19 (Provision Respecting Legal Representations). This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous oral or written agreements, negotiations, understandings, statements or proposals with respect to the subject matter hereof.

7. No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit, remedy of any nature whatsoever or by reason of this Agreement.

8. Termination. In the event of the termination of the Purchase Agreement, this Agreement shall become void and there shall be no liability on the part of any party.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, each party has duly executed and delivered this Agreement as of the date first above written.

“FAT Brands”

FAT BRANDS, INC.

By:

Name:

Title:

“SELLER”

LS GLOBAL FRANCHISE L.P.

By:

Name:

Title:

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